Exhibit 10.5(b)

EXECUTION VERSION

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS AGREEMENT. THE REDACTIONS ARE INDICATED WITH THREE ASTERISKS (“***”). A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

NOBLE ENVIRONMENTAL POWER 2006 HOLD CO, LLC

a Delaware Limited Liability Company

Dated as of May 13, 2008

i

		Page

13.14	Further Assurances	97

13.15	Execution in Counterparts	97

EXHIBITS

Schedule 1	-	Noble Affiliates

Schedule 2		Disqualified Transferees

Schedule 3	-	Affiliate Agreements

Exhibit A	-	Form of Certificate of Interest

Exhibit B	-	Members & Capital Contributions

Exhibit C	-	Principal Project Documents

Exhibit D	-	Form of Array Loss Agreement

Exhibit E	-	Form of Assignment and Assumption Agreement

Exhibit F	-	Form of Tracking Model

Exhibit G	-	Form of Notice of Power Sales Agreement

Exhibit H	-	Initial Approved Budget

Exhibit I	-	Dexia/GE Sideletter

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EXECUTION VERSION

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
NOBLE ENVIRONMENTAL POWER 2006 HOLD CO, LLC
A DELAWARE LIMITED LIABILITY COMPANY

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) OF NOBLE ENVIRONMENTAL POWER 2006 HOLD CO, LLC (the “Company”), dated as of May 13, 2008 (the “Effective Date”), is adopted, executed and agreed to, for good and valuable consideration, by the Members.

RECITALS

1.             Following the formation of the Company on the Formation Date, Sponsor executed the Limited Liability Company Operating Agreement of Noble Environmental Power 2006 Hold Co, LLC, dated as of April 10, 2006, as amended by that certain Amendment to Limited Liability Company Operating Agreement, dated as of June 22 2007 (as amended, the “Original LLC Agreement”).  Sponsor subsequently contributed its interest in the Company to the Initial Member pursuant to that certain Membership Interests Power, dated June 22 2007.

2.             The Company, the Initial Member and the Class A Equity Investors are parties to that certain Membership Interest Purchase and Equity Capital Contribution Agreement, dated as of June 22, 2007 (the “Contribution Agreement”), pursuant to which, upon satisfaction of the conditions set forth therein the Company has agreed, among other things, to issue and sell to the Class A Equity Investors, and the Class A Equity Investors have agreed to acquire Class A Units from the Company, in exchange for their Equity Capital Contributions as set forth on Annex 1 thereto.  In addition, the Company, the Initial Member and the Class A Equity Investors are parties to the PAYG Agreement, pursuant to which the Class A Equity Investors have agreed to make Capital Contributions to the Company on the terms set forth therein.

3.             The conditions to the Class A Equity Investors’ obligation to purchase the Class A Units and the conditions to the Members’ obligations to make their respective Equity Capital Contributions have been satisfied or waived and, accordingly, the Initial Member and the Class A Equity Investors wish to adopt this Agreement with respect to various matters relating to the Company and the Members hereby amend and restate the Original LLC Agreement in its entirety to read as follows:

ARTICLE 1.
DEFINITIONS AND CONSTRUCTION

1.01        Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below.  Other terms defined in this Agreement have the meanings so given them in this Agreement.

“Act” means the Delaware Limited Liability Company Act, Del. Code Ann. tit. 6, §§18-101 et seq., as amended from time to time.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

(a)           Credit to such Capital Account any amounts that such Member is obligated to restore pursuant to Section 12.03 or deemed to be obligated to restore pursuant to the penultimate sentences in Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), and

(b)           Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Administrative Agent” means the Person acting in the capacity of “administrative agent,” or a similar capacity, under the Debt Financing Documents.

“Administrator” means Noble Management Services, LLC, a Delaware limited liability company in its capacity as administrator under the Management Services Agreements, its successors and permitted assigns.

“Advisors” has the meaning set forth in Section 3.06(a).

“Affected Wind Farms” means the Noble Clinton Wind Farm and the Noble Ellenburg Wind Farm, and each of the foregoing is an “Affected Wind Farm.”

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such specified Person.  For the avoidance of doubt, the Affiliates of the Initial Member include, without limitation, those Persons listed on Schedule 1, and all such Persons are Affiliates of each other and are Controlled by Sponsor.

“Affiliate Array Loss Agreement” means any agreement or arrangement entered into by or on behalf of any Project Company or the Company with respect to any wind-energy facility upwind from any of the Wind Farms developed, constructed or owned, directly or indirectly, or in whole or in part, by any Affiliate of Sponsor or the Class B Member, to compensate for array losses or wind turbulence effects suffered by any Wind Farm, which shall in each case be in substantially the form attached hereto as Exhibit D.

“Agreement” has the meaning set forth in the introductory paragraph.

“Allocation Year” means (a) the period commencing on the Effective Date and ending on the immediately succeeding December 31, (b) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (c) any portion of the period described in preceding clause (a) or (b) for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss, or deduction pursuant to Section 5.01 or Section 12.02(a).

“Ancillary Border Parcels” means parcels of land within a Wind Farm Site on which no improvements, roadways or transmission equipment comprising any portion of a Wind Farm are located and that are not required for a Wind Farm to comply with any set-back requirements or other Applicable Laws.

“Appeal Proceeding” means the appeal pending before the New York State Appellate Division, Third Department, filed on April 3, 2007, appealing the Decision and Order, dated March 8, 2007, issued by the Clinton County Supreme Court with respect to the matter encaptioned Neighbors for the Preservation of the North County, Inc. v. Town Board of the Town of Altona, Clinton County, et. al (Supreme Court, Clinton County, Index No. 2006-001035).

“Applicable Laws” means, as to any Person, any treaty, constitution, law, statute, ordinance, judgment, order, writ, injunction, decree, award, rule, regulation or other directive which is legally binding and has been enacted, issued or promulgated by any Governmental Authority, in each case, applicable to or binding upon such Person or any of its property, or to which such Person or any of its property is subject.

“Approved Budget” has the meaning set forth in Section 6.07.

“Approved Investor” means (a) an Institutional Investor whose long-term senior unsecured indebtedness is rated “A-” or higher by Standard & Poor’s Rating Services or “A3” or higher by Moody’s Investors Service, Inc.; (b) an Institutional Investor lacking such credit rating if, at such Institutional Investor’s option, (i) one of its Affiliates which has the minimum credit rating set forth above has provided an irrevocable and unconditional guarantee in favor of the Company of such Institutional Investor’s pro rata share (based on the Class A Units to be acquired by it) of the obligations under this Agreement, the Contribution Agreement and the PAYG Agreement on behalf of such Institutional Investor, or (ii) a letter of credit, or any other cash-collateralized financial instrument, has been provided to the Company by an entity with the minimum credit rating set forth above, (in each of the cases described in clauses (i) and (ii), in form and substance reasonably acceptable to the Company and, so long as the Company has any Debt Obligations, the Administrative Agent) on behalf of such Institutional Investor to secure its obligations described in preceding clause (i); or (c) an Institutional Investor that has deposited cash in escrow (on terms and conditions reasonably acceptable to the Company and, so long as the Company has any Debt Obligations, the Administrative Agent) to secure its obligations described in clause (i) of preceding clause (b).

“Assignee” means any Person that acquires a Membership Interest or any portion thereof through a Disposition or a Permitted Disposition; provided, an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Section 3.03(b)(ii).

“Bankruptcy” or “Bankrupt” means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Applicable Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in preceding clauses (i)–(iv); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or substantially all of such Person’s properties; or (b) a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Applicable Law has been commenced against such Person, and ninety (90) Days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or substantially all of such Person’s properties has been appointed and ninety (90) Days have expired without the appointment’s having been vacated or stayed, or ninety (90) Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

“Base Case Model” means the financial projections with respect to the Wind Farms attached as Annex 6 to the Contribution Agreement, as may be revised as required pursuant to the Contribution Agreement.

“Bona Fide Offer” means a good faith, written offer to purchase all, but not less than all, of the Units in the Company for cash or other immediately available funds, provided such offer is on commercially reasonable terms and conditions.

“Bona Fide Purchaser” means any Person (other than an Affiliate of any Member) who has delivered a Bona Fide Offer and has the requisite financial resources necessary to purchase and acquire all of the Units in the Company pursuant to a  Bona Fide Offer.

“Business Day” means any day (a) other than a Saturday, Sunday or other day on which banks are authorized to be closed in Paris, France or New York, New York and (b) which is also a day on which dealings in U.S. Dollar deposits are carried out in the London interbank market.

“Buyout Event” has the meaning set forth in Section 10.03(a).

“Buyout Member” has the meaning set forth in Section 10.03(a).

“Capital Account” means the account to be maintained by the Company for each Member in accordance with Section 4.05.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any Property (other than money) contributed to the Company with respect to such Member’s Membership Interest, including any capital contributions made by such Member pursuant to Sections 4.01 and 4.02 or by any Class A Member pursuant to the PAYG Agreement.  Any reference to the Capital Contribution of a Member shall include the Capital Contribution of its predecessors in interest.

“Cash Difference” has the meaning set forth in Section 5.06(b)(vi)(A).

“Cash Equivalents” means any of the following having a maturity of not greater than one year from the date of issuance thereof: (a) readily marketable direct obligations of the government of the United States of America or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the

United States of America, (b) insured certificates of deposit of, or time deposits with, any commercial bank that is a member of the Federal Reserve System, which issues (or the parent of which issues) commercial paper rated as described in clause (c), which is organized under the laws of the United States or any State thereof and which has combined capital and surplus of at least $1,000,000,000.00 or (c) commercial paper issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s Investor Service, Inc. (or any successor thereto) or “A-1” (or the then equivalent grade) by Standard & Poor’s Rating Group, a division of Standard & Poor’s Corporation (or any successor thereto).

“Cash Flows” has the meaning set forth in Section 5.06(b)(iii).

“Cash Trigger Amount” has the meaning set forth in Section 5.06(b)(v)(A).

“Cause” means the commission by the Tax Matters Member, acting in its capacity as Tax Matters Member, of fraud, willful misconduct or gross negligence or the breach of its respective material obligations under this Agreement, the Principal Project Documents or Applicable Laws.

“Certified Public Accountants” means a firm of independent public accountants selected from time to time by the Managing Member and approved by the Required Voting Percentage.  The initial Certified Public Accountants are Deloitte.

“Change of Member Control” means with respect to any Member, an event (such as a Disposition of voting securities) that causes such Member to cease to be Controlled by such Member’s Parent within the meaning of subsection (a) of the definition of “Control”; provided, an event that causes such Member’s Parent to be Controlled by another Person shall not constitute a Change of Member Control of such Member.

“Chateaugay/Bellmont Array Loss Agreement” means the Array Loss Agreement, dated as of June 22, 2007, by and among Noble Clinton, Noble Ellenburg, Noble Chateaugay and Noble Bellmont.

“Class A Equity Investors” means EFS Noble Holdings, and any successor or permitted assignee thereof under the Contribution Agreement.

“Class A Members” means Members that hold Class A Units; provided, if a Member holds both Class A Units and Class B Units, such Member is a Class A Member only to the extent of the Class A Units held by such Member.  Initially, the Class A Members means the Class A Equity Investors.

“Class A Membership Interest” means with respect to any Class A Member, (a) that Class A Member’s status as a Class A Member; (b) that Class A Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company with respect to Class A Units; (c) all other rights, benefits and privileges enjoyed by that Class A Member (under the Act, this Agreement, or otherwise) in its capacity as a Class A Member, including that Class A Member’s rights to vote, consent and approve and otherwise to participate in the management of the Company, to the extent provided in this Agreement; and (d) all obligations, duties and liabilities imposed on that Class A Member (under the Act, this

Agreement or otherwise) in its capacity as a Class A Member, including any obligations to make Capital Contributions.

“Class A Units” means Units representing Class A Membership Interests in the Company having the rights, preferences and designations provided for Class A Units herein.

“Class A Yield” means the after tax yield of the Class A Members on their investment directly or indirectly in the Company as set forth in the Base Case Model and calculated in accordance with the applicable provisions of this Agreement for a period of time from the Initial Equity Capital Contribution Date until the end of the period covered by the Base Case Model.

“Class B Member” means a Member that holds Class B Units; provided, if a Member holds both Class A Units and Class B Units, such Member is a Class B Member only to the extent of the Class B Units held by such Member.  Initially, “Class B Member” means the Initial Member.

“Class B Membership Interest” means with respect to any Class B Member, (a) that Class B Member’s status as a Class B Member; (b) that Class B Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company with respect to Class B Units; (c) all other rights, benefits and privileges enjoyed by that Class B Member (under the Act, this Agreement, or otherwise) in its capacity as a Class B Member, including that Class B Member’s rights to vote, consent and approve and otherwise to participate in the management of the Company, to the extent provided in this Agreement; and (d) all obligations, duties and liabilities imposed on that Class B Member (under the Act, this Agreement or otherwise) in its capacity as a Class B Member, including any obligations to make Capital Contributions.

“Class B Units” means Units representing Class B Membership Interests in the Company having the rights, preferences and designations provided for Class B Units herein.

“Code” means the Internal Revenue Code of 1986, as amended, modified, or supplemented from time to time (or any corresponding provision of succeeding law).

“Common Facilities Agreements” means (a) the Agreement Among Co-Tenants, dated as of June 22, 2007, by and among Noble Clinton, Noble Ellenburg and Noble Management Services, LLC, and (b) the Co-Tenancy Agreement, dated as of May 13, 2008, by and among Noble Clinton, Noble Ellenburg, Noble Management Services, LLC and Noble Wind Operations, LLC; and each of the agreements described in clauses (a)–(b) is a “Common Facilities Agreement.”

“Company” means Noble Environmental Power 2006 Hold Co, LLC, a Delaware limited liability company.

“Company Minimum Gain” has the same meaning as the term “partnership minimum gain” in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Consistent Return” has the meaning set forth in Section 7.01.

“Consumer Price Index” shall mean the Consumer Price Index for all Urban Consumers, Northeast Region, as published by the United States Department of Labor, Bureau of Labor Statistics, such successor index as may be published by the United States Government, or such substitute index as may be mutually agreed to by the Administrative Agent and the Company.

“Contribution Agreement” has the meaning set forth in second recital.

“Control,” “Controlled by” or “under common Control with” means, except as otherwise provided herein,  the possession, directly or indirectly, of either of the following:

(a)           (i) in the case of a corporation, more than 50% of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or joint venture, the right to more than 50% of the distributions (including liquidating distributions) therefrom; (iii) in the case of a trust or estate, including a business trust, more than 50% of the beneficial interest therein; and (iv) in the case of any other entity, more than 50% of the economic or beneficial interest therein; or

(b)           in the case of any entity, the power to direct or cause the direction of management and policies of such entity, whether through ownership of securities, partnership or other ownership interests, by contract or otherwise.

“Corps Permit Proceeding” has the meaning set forth in Section 6.11.

“Curative Flip Allocation” means the adjustment(s) described in Section 5.06(b)(vii).

“Cure” and “Cured” have the meanings set forth in Section 9.03(a).

“Day” means a calendar day; provided, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day.

“Debt Financing Documents” means the Financing Agreement, dated as of June 22, 2007, as amended, among the Company, Dexia Crédit Local, New York Branch, HSH Nordbank AG, New York Branch, and the other lenders parties thereto, together with all related intercreditor, security and collateral documents.

“Debt Obligations” means “Obligations” as defined in the Debt Financing Documents.

“Delaware Certificate” has the meaning set forth in Section 2.01.

“Depositary Agreement” means the Depositary Agreement dated as of June 22, 2007, by and among the Company, Dexia Crédit Local, New York Branch and The Bank of New York, a New York banking corporation.

“Depreciation” means for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Allocation Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis, provided, if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“Dexia/GE Sideletter” means the Letter Agreement, dated as of May 13, 2008, by and among EFS Noble Holdings, the Initial Member and Dexia Crédit Local, New York Branch, and attached hereto as Exhibit I.

“Dispose”, “Disposing” or “Disposition” means with respect to any asset (including any Unit or Membership Interest or any portion thereof), any sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Applicable Law, including the following:  (a) in the case of an asset owned by a natural person, a transfer of such asset upon the death of its owner, whether by will, intestate succession or otherwise; and (b) in the case of an asset owned by an entity, (i) a merger or consolidation of such entity (other than where such entity is the survivor thereof), (ii) a conversion of such entity into another type of entity to the extent that such conversion would be treated as a sale or exchange of such asset for federal income tax purposes, or (iii) a distribution of such asset, including in connection with the dissolution, liquidation, winding-up or termination of such entity (unless, in the case of dissolution, such entity’s business is continued without the commencement of liquidation or winding-up).

“Dispute” has the meaning set forth in Section 11.01.

“Disputing Member” has the meaning set forth in Section 11.01.

“Disqualified Transferee” means, in connection with any proposed Disposition, any Person, which is, or whose Affiliate is, then (a) a party adverse in any pending or threatened action, suit or proceeding to the Company, any Project Company, any Member or an Affiliate of any Member if such Affiliate is an Active Person or a Passive Investor (as defined herein), unless the Company, by the vote of the Required Voting Percentage, or such Member shall have consented (in its sole and absolute discretion) to the Disposition to such Person (provided that for purposes of this clause (a) an Affiliate of the Class A Member means General Electric Capital Corporation or any Person Controlled by General Electric Capital Corporation for so long as General Electric Capital Corporation is the Parent of the Class A Member), (b) a Related Party, (c) a Person listed on Schedule 2, or (d) with respect to any Disposition of a Class A Membership Interest, directly or indirectly engaged in managing, constructing, operating, maintaining or developing facilities for the production of electricity utilizing wind for sale to others (an “Active Person”), except for an Affiliate of an Active Person where such Affiliate of an Active Person is an entity regularly involved in making passive investments in such facilities (a “Passive Investor”) if such Passive Investor certifies in a manner reasonably acceptable to the Class B Member(s) that it has in place procedures to prevent its Affiliates which are Active Persons from acquiring confidential information relating to such passive investments; provided, for the avoidance of doubt, a Person will not be deemed to be an Active Person solely by virtue of owning an interest in a facility similar to the ownership interest of the Class A Members in the Company; provided further that if a Person listed on Schedule 2 is an Active Person at the time of a proposed Disposition, none of the Affiliates of such Person shall be deemed to be Passive Person.

“Dissolution Event” has the meaning set forth in Section 12.01.

“Distributable Cash” means as of any date, all cash, cash equivalents and liquid investments held by the Company as of such date which are distributable in accordance with the Company’s senior debt financing documents (including the Debt Financing Documents as long as such are in effect) less (a) all reasonable reserves that (i) were expressly included in the Approved Budget, (ii) are necessary to prevent or mitigate an emergency situation, (iii) are established with the prior written consent of the Required Voting Percentage, (iv) are necessary to allow the Company to meet expenses that are expected with reasonable certainty to become due, and which are not included in the Approved Budget or (v) are not otherwise described in preceding clauses (i)–(iv) and do not exceed at any time $500,000 per Project Company, for an aggregate total of $1,500,000 and (b) any Liquidation Proceeds.

“Distribution Date” means in respect of any month, the last Business Day of the following calendar month.

“Drag-Along Notice” has the meaning set forth in Section 3.03(e)(i).

“Effective Date” has the meaning set forth in the introductory paragraph.

“EFS Noble Holdings” means EFS Noble Holdings, LLC, a Delaware limited liability company.

“Encumber”, “Encumbering”, or “Encumbrance” means the creation, or the existence, of a lien (statutory or otherwise), mortgage, deed of trust, claim, option, lease, easement, charge, pledge, security interest, hypothecation, assignment, use restriction or other encumbrance of any kind or nature whatsoever, whether voluntary or involuntary, choate or inchoate (including any agreement to give any of the foregoing), and any conditional sale or other title retention agreement.

“EPC Contractor” means Noble Constructors, LLC, a Delaware limited liability company, its successors and permitted assigns.

“EPC Contracts” means (a) the Engineering, Procurement and Construction Agreement, dated as of June 22, 2007, by and between Noble Bliss and the EPC Contractor, (b) the Engineering, Procurement and Construction Agreement, dated as of June 22, 2007, by and between Noble Clinton and the EPC Contractor, (c) the Engineering, Procurement and Construction Agreement, dated as of June 22, 2007, by and between Noble Ellenburg and the EPC Contractor, (d) the Common Facilities Engineering, Procurement and Construction Agreement, dated as of June 22, 2007, by and between Noble Clinton, Noble Ellenberg and the EPC Contractor, and (e) the System Upgrade Facilities Engineering, Procurement and Construction Agreement, dated as of June 22, 2007, by and between Noble Clinton, Noble

Ellenberg, Noble Altona Windpark, LLC, a Delaware limited liability company, and the EPC Contractor; and each of the agreements described in clauses (a)–(e) is an “EPC Contract.”

“Equity Capital Contribution” has the meaning set forth in the Contribution Agreement.

“Equity Capital Contribution Date” has the meaning set forth in the Contribution Agreement.

“ERISA” has the meaning set forth in Section 3.02(a)(vi).

“Escrow” has the meaning set forth in Section 9.03(c).

“Escrow Agent” has the meaning set forth in Section 9.03(c).

“Escrowed Funds” has the meaning set forth in Section 9.03(c)(i).

“Estoppels Event” has the meaning set forth in Section 3.02(d)(i).

“Fair Market Value” means the price at which property would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell, and both having reasonable knowledge of the relevant facts; provided, Fair Market Value shall not take into account any discount for lack of marketability or minority interest.  The determination of Fair Market Value shall be determined in accordance with Section 3.03(e)(iii), Section 10.01(b), Section 10.02(c), or Section 10.03(c), as applicable.

“FERC” means the Federal Energy Regulatory Commission, and any successor thereto.

“Fiscal Year” means the annual accounting period of the Company ending December 31 of each calendar year.

“Fixed Tax Assumptions” has the meaning set forth in Section 5.06(b)(iv)(A).

“Flip Point” means the earlier of:

(a)           the later of (i) the tenth anniversary of the date that the Class A Member made its Capital Contribution pursuant to Section 2.01 of the Contribution Agreement and (ii) the point as of which the Class A Units are determined under the procedures set forth in Section 5.06 (“Calculation of Flip Point”) to first have realized the Flip Rate; and

(b)           the point as of which the Class A Units are determined under the procedures set forth in Section 5.06 to first have realized the Flip Rate and the obligations under the Debt Financing Agreement has been fully satisfied and/or the PAYG Agreement has been terminated.

“Flip Rate” means an Internal Rate of Return of *** % per annum from the Initial Equity Capital Contribution Date; provided, under the Contribution Agreement, such percentage shall be increased or decreased on the date which is two (2) Business Days prior to the Initial Equity Capital Contribution Date (the “Flip Rate Determination Date”) by *** basis point for each basis point increase or decrease, respectively, in the 10-year U.S. Dollar fixed interest rate swap (vs. 90-day LIBOR) as determined by the Bloomberg Screen IRSB18 (“Ask Rate”) closing value (currency identifier “USSW10”), or any replacement successor screen (the “Yield Rate”), in effect at 11:00am New York time on the Flip Rate Determination Date, as compared to such Yield Rate in effect at the closing of business on April 10, 2006, which was 5.50%.

“FPA” means the Federal Power Act, as amended, 16 U.S.C. §§ 791a et seq.

“Forbearance Agreement” means the Forbearance Agreement, dated as of June 22, 2007, by and among the Company, the Class A Members and the Administrative Agent.

“Formation Date” has the meaning set forth in Section 2.01.

“GAAP” means U.S. generally accepted accounting principles in effect on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.

“Governmental Approval” means all filings, certifications, determinations, permits, licenses, registrations, approvals, authorizations or waivers of any Governmental Authority.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including any zoning authority, FERC, the New York Public Service Commission, the Department of Treasury, IRS, the Securities and Exchange Commission, the FDIC, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority).

“Gross Asset Value” means with respect to any asset (other than money), the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)           The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as agreed to by the Required Voting Percentage; provided, the initial Gross Asset Values of the assets contributed to the Company pursuant to Section 4.01 shall be as set forth on Exhibit B;

(b)           The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as agreed to by the Required Voting Percentage, as of the following times:  (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; (iii) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity or by a new Member acting in a member capacity or in anticipation of becoming a Member; and

(iv) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); provided, any adjustment described in preceding clauses (i), (ii) and (iii) shall be made only if the Required Voting Percentage reasonably determine that such adjustment is necessary or appropriate to reflect the relative interests of the Members in the Company;

(c)           The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution, as agreed to by the Required Voting Percentage; and

(d)           The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and subsection (f) of the definition of Profits and Losses or Section 5.01(b)(vii); provided, Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that an adjustment pursuant to subsection (b) of this definition in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsection (a), (b), or (d) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

“Hedge Facility Agreement” means the ISDA Master Agreement (including related annexes, schedules and exhibits thereto), dated as of June 20, 2007, as amended, between the Hedge Facility Provider and the Company.

“Hedge Facility Documents” means the Hedge Facility Agreement and the Hedge Security Documents, collectively.

“Hedge Facility Provider” means Credit Suisse Energy, LLC, a Delaware limited liability company.

“Hedge Security Documents” means the documents which grant a security interest in any Project Company assets or otherwise in favor of the Hedge Facility Provider or its collateral agent, any letter of credit or guaranty issued pursuant to the Hedge Facility Agreement, and any other document representing any alternative “security” as may be in effect from time to time pursuant to the terms of the ISDA Credit Support Annex of the Hedge Facility Agreement.

“Immaterial Variance” has the meaning set forth in Section 6.07.

“Impasse” has the meaning set forth in Section 10.02(a).

“Indemnitees” has the meaning set forth in Section 13.02(a).

“Independent Engineer” means Garrad Hassan America, Inc. or such other Person as shall be approved by the Required Voting Percentage.

“Independent Expert” has the meaning set forth in Section 11.03.

“Initial Equity Capital Contribution Date” has the meaning set forth in the Contribution Agreement.

“Initial Member” means Noble Environmental 2006 Hold Co. Prime, LLC, a Delaware limited liability company.

“Institutional Investor” means an investor other than an individual.

“Intent Notice” has the meaning set forth in Section 10.01(b)(i).

“Interconnection Agreements” means (a) the Interconnection Agreement, dated as of March 19, 2008, by and among Noble Bliss, NYISO and the Village of Arcade, New York, (b) the Interconnection Agreement, dated as of April 2, 2008, by and among Noble Clinton, NYISO and the New York Power Authority, and (c) the Interconnection Agreement, dated as of March 5, 2008, by and among Noble Ellenburg, NYISO and the New York Power Authority; and each of the agreements described in clauses (a)–(c) is an “Interconnection Agreement.”

“Interested Member” has the meaning set forth in Section 6.03(c).

“Internal Rate of Return” means the annual effective discount rate (calculated on a daily basis and compounded daily) on the Effective Date which results in the sum of the net present values of the Cash Flows with respect to a Class A Unit discounted to the Effective Date to equal zero.

“Involuntary Bankruptcy” means, with respect to any Person, without such Person’s application, approval, consent or acquiescence, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Applicable Law has been commenced against such Person, such proceeding is being diligently contested by such Person, and ninety (90) Days have expired without dismissal thereof or with respect to which, a trustee, receiver, or liquidator of such Person or of all or substantially all of such Person’s properties has been appointed and ninety (90) Days have expired without the appointment’s having been vacated or stayed, or ninety (90) Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

“IRS” means the U.S. Internal Revenue Service or any successor agency.

“Knowledge” has the meaning set forth in the Contribution Agreement.

“Liabilities” has the meaning set forth in Section 13.02(a).

“Liquidation Date” means the date of the distribution of Liquidation Proceeds pursuant to Section 12.02(a)(vi).

“Liquidation Proceeds” means all cash, cash equivalents, liquid investments or other proceeds derived from or attributable to the disposition of Property pursuant to Section 12.02(a)(iii).

“Losses” has the meaning set forth in the definition of Profits and Losses.

“Maintenance Reserve” has the meaning set forth in Section 5.10.

“Majority of Class A Members” means Class A Members collectively holding at least 50.1% of the then outstanding Class A Units.

“Majority of all Members” means both (a) a Majority of Class A Members and (b) Members collectively holding at least 50.1% of all then outstanding Class B Units.

“Management Services Agreements” means (a) the Management Services Agreement, dated as of June 22, 2007, by and between Noble Bliss and the Administrator, (b) the Management Services Agreement, dated as of June 22, 2007, by and between Noble Clinton and the Administrator and (c) the Management Services Agreement, dated as of June 22, 2007, by and between Noble Ellenburg and the Administrator; and each of the agreements described in clauses (a)–(c) is a “Management Services Agreement.”

“Managing Member” means Noble Environmental Power 2006 Hold Co. Prime, LLC (on and as of the Effective Date) or any subsequent replacement or successor managing member of the Company in accordance with the terms of this Agreement.

“Material Action” has the meaning set forth in Section 6.04.

“Material Adverse Effect” means a material adverse effect on (a) the overall status of the Wind Farms, taken as a whole, (b) the PTCs attributable to any Wind Farm, if such effect has a material adverse effect on the Company and the Project Companies taken as a whole, (c) the assets, liabilities, results of operations, or business or financial condition of the Company and the Project Companies, taken as a whole, or (d) the ability of the Company or any Project Company to perform its obligations under any Principal Project Document or Debt Financing Document, if such effect has a material adverse effect on the Company and the Project Companies taken as a whole.  For the avoidance of doubt, for purposes of preceding clause (c) and without limiting such clause, any declared event of default under any Debt Financing Document resulting in the acceleration of the obligations thereunder (taking into account any waivers thereof) or a payment default (taking into account any waivers thereof) that is not cured within forty-five (45) Days thereof shall be deemed to have a material adverse effect on the financial condition of the Company and the Project Companies, taken as a whole.

“Member” means any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.  Exhibit B hereto sets forth certain particulars concerning the Members as of the Effective Date.  The Managing Member shall amend, or cause to be amended, Exhibit B from time to time to reflect changes in the information set forth thereon, including the admission or withdrawal of Members.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Treasury Regulation Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Membership Interest” means a Class A Membership Interest or a Class B Membership Interest. A Member may hold both Class A Membership Interests and Class B Membership Interests.

“Minority of Class A Members” means Members collectively holding at least 20% of the then outstanding Class A Units.

“Multi-Party Sideletter” means the Letter Agreement, dated as of June 22, 2007, by and among the Company, the Initial Member, EFS Noble Holdings and the other Class A Members parties thereto.

“MW” means megawatt.

“NEP Disposition” has the meaning set forth in Section 3.03(d)(ii).

“NEP Disposition Notice” has the meaning set forth in Section 3.03(d)(ii).

“Noble Bellmont” means Noble Bellmont Windpark, LLC, a Delaware limited liability company.

“Noble Bellmont Wind Farm” means the proposed wind-power electric energy generation project under development by Noble Bellmont in the vicinity of the Noble Ellenburg Wind Farm, as more specifically described in the Chateaugay/Bellmont Array Loss Agreement.

“Noble Bliss” means Noble Bliss Windpark, LLC, a Delaware limited liability company.

“Noble Bliss Wind Farm” means the wind-power electric energy generation facility owned by Noble Bliss and located in the City of Bliss, Wyoming County, New York and having up to sixty-seven (67) Wind Turbines with a total nominal capacity of up to one hundred and one-half (100.5) MW, and all related interconnection facilities and all other rights and assets necessary for the ownership and operation thereof and sale of power therefrom.

“Noble Chateaugay” means Noble Chateaugay Windpark, LLC, a Delaware limited liability company.

“Noble Chateaugay Wind Farm” means the proposed wind-power electric energy generation project under development by Noble Chateaugay in the vicinity of the Noble Clinton Wind Farm, as more specifically described in the Chateaugay/Bellmont Array Loss Agreement.

“Noble Clinton” means Noble Clinton Windpark I, LLC, a Delaware limited liability company.

“Noble Clinton Wind Farm” means the wind-power electric energy generation facility owned by Noble Clinton and located in the City of Clinton, Clinton County, New York and having up to sixty-seven (67) Wind Turbines with a total nominal capacity of up to one hundred and one-half (100.5) MW, and all related interconnection facilities and all other rights and assets necessary for the ownership and operation thereof and sale of power therefrom.

“Noble Ellenburg” means Noble Ellenburg Windpark, LLC, a Delaware limited liability company.

“Noble Ellenburg Wind Farm” means the wind-power electric energy generation facility owned by Noble Ellenburg and located in the City of Ellenburg, Clinton County, New York and having up to fifty-four (54) Wind Turbines with a total nominal capacity of up to eighty-one (81) MW, and all related interconnection facilities and all other rights and assets necessary for the ownership and operation thereof and sale of power therefrom.

“Non-Consenting Member” means a Class A Member voting against or failing to vote for a matter described in Section 10.01(c) or (d).

“Nonrecourse Deduction” has the meaning set forth in Treasury Regulation Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(3).

“NYISO” means the New York Independent System Operator, Inc., a New York not-for-profit corporation, and any successor thereto.

“NYSEG” means New York State Electric & Gas Corporation.

“NYSERDA” means the New York State Energy Research and Development Authority.

“O&M Agreements” means (a) the Operations and Maintenance Agreement for the Noble Bliss Wind Farm, dated as of June 22, 2007, by and between Noble Bliss and the Operator, (b) the Operations and Maintenance Agreement for the Noble Clinton Wind Farm, dated as of June 22, 2007, by and between Noble Clinton and the Operator, and (c) the Operations and Maintenance Agreement for the Noble Ellenburg Wind Farm, dated as of June 22, 2007, by and between Noble Ellenburg and the Operator; and each of the agreements described in clauses (a)–(c) is an “O&M Agreement.”

“Operator” means Noble Wind Operations, LLC, a Delaware limited liability company.

“Organic Transaction” means any transaction that results in a change of Control of Sponsor, including an initial public offering of equity securities of Sponsor or its Parent or a purchase, merger or consolidation of Sponsor or its Parent.

“Original LLC Agreement” has the meaning set forth in the first recital.

“Outside Activities” has the meaning set forth in Section 6.03.

“Parent” means, with respect to a Person, any other Person that directly or indirectly Controls such Person.

“Parent Ownership Change” has the meaning set forth in Section 3.03(d)(i).

“Parties” means the Members executing this Agreement, and any other Person that becomes a Member in accordance with the provisions hereof.

“PAYG Agreement” means the Pay-As-You-Go Capital Contribution Agreement, dated as of June 22, 2007, between the Class A Members, the Initial Member and the Company.

“Permitted Disposition” means a Disposition or Encumbrance of any Unit to or in favor of (a) an Affiliate of the transferring Member, or any other Member (or its Affiliate) holding Units of the same class as the Units Disposed of or Encumbered; provided, (i) if such Disposition or Encumbrance is made by the Initial Member to any of its Affiliates, the Sponsor Guaranty (or any replacement guaranty permitted thereby) if then required to be in effect, remains in effect, (ii) if such Disposition or Encumbrance is made by any other Member, any guaranty then required to be in effect remains in effect, or (iii) such Disposition or Encumbrance occurs subsequent to the date on which the Flip Point occurs, (b) any creditor of the Company or a Member, or any collateral agent for such creditor, to the extent that such Disposition or Encumbrance constitutes security for the indebtedness of the Company or a Member or its Affiliate to such creditor, and including the Disposition upon foreclosure of such Encumbrance or in lieu of such foreclosure, so long as such Encumbrance complies with the provisions of Section 3.03(c), and (c) any Member pursuant to Article 10; provided, any Disposition to, or Encumbrance in favor of, a Disqualified Transferee is not a Permitted Disposition, and (d) any transferee of the Class B Member pursuant to Section 3.03(b)(i)(B)(I).

“Permitted Encumbrances” means (a) Encumbrances for inchoate mechanics’ and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business for amounts not yet due or that are being contested in good faith by appropriate proceedings, (b) Encumbrances for Taxes not yet payable or that are being contested in good faith by appropriate proceedings, (c) the Encumbrances securing the Debt Obligations and/or obligations under the Hedge Facility Documents, (d) Encumbrances created by or pursuant to this Agreement, the Principal Project Documents or the IDA Documents (as defined in the Debt Financing Documents), (e) Encumbrances incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance, social security and other governmental rules and that do not in the aggregate materially impair the use of the property or assets encumbered thereby or the value of such property or assets for the purposes of such business, (f) Encumbrances arising out of judgments or awards so long as an appeal or proceeding for review is being contested in good faith by appropriate proceedings and for the payment of which cash reserves, bonds or other security reasonably acceptable to Administrative Agent, in its reasonable discretion, have been provided or are fully covered by insurance, (g) deposits or pledges to secure mandatory statutory obligations or performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or for purposes of like general nature in the ordinary course of its business, (h) zoning, entitlement, conservation restrictions and other land use and environmental regulations by Governmental Authorities that do not materially interfere with the operation and maintenance of the Wind Farms, (i) all Encumbrances that appear as exceptions on the Lender’s Title Policy (as defined in the Contribution Agreement), (j) any other Encumbrance approved by the Company and the Equity Investors acting together in their reasonable discretion, (k) any Encumbrance that is an exception to the Proforma Owner’s Policy delivered pursuant to the Contribution Agreement, (l) Encumbrances for purchase money obligations incurred in the ordinary course of business, (m) minor defects, easements, rights-of-way, restrictions, and other similar Encumbrances incurred in the ordinary course of business and Encumbrances, licenses, restrictions on the use of property or minor imperfections in title, in each case that do not materially interfere with the operation and maintenance of the Wind Farms, and that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (n) any other Encumbrances not in excess of $1,000,000 in the aggregate, and (o) any other Encumbrance that is a “Permitted Lien” under the Financing Agreement (as defined in the Contribution Agreement).

“Person” means any individual, partnership, joint venture, company, corporation, limited liability company, limited duration company, limited life company, association, trust or other entity or organization, including a Governmental Authority.

“Post-Contribution Order” has the meaning set forth in Section 6.11.

“Power Sales Agreement” means any agreement or arrangement between (a) any Project Company and (b) any third party that is not a Related Party providing for the sale by any Project Company of electric capacity, energy, or ancillary services (all as defined under the tariff of NYISO) to such third party or such third party’s Affiliate.

“Principal Project Documents” means those agreements listed as Principal Project Documents on Exhibit C hereto, any agreement entered into in replacement or substitution thereof and any other agreement entered into by the Company or any Project Company after the Effective Date having a term in excess of one (1) year, and providing for annual payments by, or revenues in excess of, $500,000 for any one Project Company or $1,500,000 for the Company which has, in each such case, received the prior written approval of the Required Voting Percentage.

“Profits” and “Losses” means, as applicable, for each Allocation Year, an amount equal to the Company’s taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)           Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses shall be added to such taxable income or loss;

(b)           Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses, shall be subtracted from such taxable income or loss;

(c)           In the event the Gross Asset Value of any Company asset is adjusted pursuant to subsections (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(d)           Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(e)           In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of Depreciation;

(f)            To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulation Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)           Notwithstanding any other provision of this definition of Profits and Losses, any items that are specially allocated pursuant to Section 5.01(b), Section 5.01(c), Section 5.01(d), or Section 12.02(a) shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 5.01(b), 5.01(c), 5.01(d), and 12.02(a) shall be determined by applying rules analogous to those set forth in subsections (a)–(f) of this definition.

“Project Companies” means Noble Bliss, Noble Clinton and Noble Ellenburg; and each of them is a “Project Company”.

“Property” means all real and personal property acquired by the Company, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“Pro Rata Share” means as to the holder of any class of Units, the number of Units of such class held by such Member divided by the total number of Units of such class outstanding.

“Prudent Operator Standard” means those practices, methods, equipment, specifications and standards of safety and performance, as the same may be changed from time to time, as are generally used in the construction, operation and maintenance of privately-owned wind generated electric power generation facilities similar to the Winds Farms by Persons that sell the power generated therefrom at market-based rates, which in the exercise of reasonable judgment and in light of the facts known at the time the decision was made are considered good, safe and prudent practice in connection with the construction, operation and maintenance of wind generation facilities similar to the Wind Farms, and as are in accordance with the applicable Governmental Approvals and generally accepted national standards of professional care, skill, diligence and competence applicable to construction, operation and maintenance practices in the wind generated electric power generation industry.

“PTC” means a renewable electricity production credit within the meaning of Code Section 45 or any successor to such section.

“PTC Period” means the period from the date that the first Wind Turbine that is a component of any Wind Farm has achieved Turbine Substantial Completion until the expiration of the period during which PTCs are available in connection with the sale of electricity from any Wind Turbine.

“Purchase Option Event” has the meaning set forth in Section 10.01(a).

“Purchase Price” has the meaning set forth in Section 10.03(c).

“Purchasing Members” has the meaning set forth in Section 10.03(b).

“Qualified Appraiser” means a nationally recognized third-party appraiser which shall (a) be qualified to appraise independent electric generating businesses, (b) have been engaged in the appraisal or business valuation and consulting business for a period of not less than five (5) years, and (c) not be associated with any Member or any Affiliate thereof.

“Real Property Documents” has the meaning set forth in the Contribution Agreement.

“REC Contract Security” means (a) REC Letter of Credit S904271 for $1,605,813, dated March 20, 2007, issued by Citizens Bank of Connecticut, on behalf of Noble Bliss (as Applicant) for NYSERDA (as Beneficiary), as amended by Amendment to REC Letter of Credit S904271, increasing the amount by $802,906.56, dated January 9, 2008, issued by Citizens Bank of Connecticut, on behalf of Noble Bliss (as Applicant) for NYSERDA (as Beneficiary); (b) REC Letter of Credit S904270 for $1,655,995, dated March 20, 2007, issued by Citizens Bank of Connecticut, on behalf of Noble Clinton (as Applicant) for NYSERDA (as Beneficiary), as amended by Amendment to REC Letter of Credit S904270, increasing the amount by $827,997.39, dated January 9, 2008, issued by Citizens Bank of Connecticut, on behalf of Noble

Clinton (as Applicant) for NYSERDA (as Beneficiary); and (c) REC Letter of Credit S904273 for $1,375,127, dated March 20, 2007, issued by Citizens Bank of Connecticut, on behalf of Noble Ellenburg (as Applicant) for NYSERDA (as Beneficiary), as amended by Amendment to REC Letter of Credit S904273, increasing the amount by $687,563.64, dated January 9, 2008, issued by Citizens Bank of Connecticut, on behalf of Noble Ellenburg (as Applicant) for NYSERDA (as Beneficiary).

“Regulated Holder” means any holder of the Company’s Securities that is (or that is a Subsidiary of a bank holding company that is) subject to the various provisions of Regulation Y of the Board of Governors of the Federal Reserve Systems, 12 C.F.R., Part 225 (or any successor to Regulation Y).

“Regulatory Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise.  Any Person shall be deemed a “Regulatory Affiliate” of any specified Person if such Person directly or indirectly owns or controls 5% or more of the voting securities of the specified Person, if the specified Person directly or indirectly owns or controls 5% or more of the voting securities of such Person, or if 5% or more of the voting securities of the specified Person and such Person are under common ownership or control, directly or indirectly.

“Regulatory Allocations” has the meaning set forth in Section 5.01(c).

“Regulatory Problem” means (a) any set of facts or circumstances wherein it has been asserted by any Governmental Authority (or a Member or the Managing Member reasonably believes based on advice of its counsel or regulators that there is a significant risk of such assertion) that such Person (or any bank holding company or other regulated bank entity that controls such Person) is not entitled to hold, or exercise any material right with respect to, all or any portion of the Securities of the Company which such Person holds or (b) such Person and its Regulatory Affiliates does or would own, control or have power (including voting rights) over a greater quantity of Securities of the Company than is permitted under any Applicable Law.

“Related Party” means at any time during the PTC Period, (a) any Person who is then purchasing electricity generated by any of the Wind Farms or (b) any Person related (within the meaning set forth in Code Section 45(e)(4) or any successor to such Section) to any Person who is then purchasing electricity generated by any of the Wind Farms; provided, any Person (or Person related to such Person) whose sole purchases of electricity generated by any of the Wind Farms are retail purchases from a Person other than the Company or any Project Company shall not be a “Related Party.”

“Relevant Damages” means, with respect to any specified Person, any damage, loss (including loss or disallowance of or failure to qualify for PTCs), cost or expense suffered or incurred by such Person, but excluding special, incidental, consequential and punitive damages.

“Renewable Energy Certificates” means Renewable Energy Certificates issued by NYSERDA as mandated by the New York State 2004 Renewable Portfolio Standard.

“Required Voting Percentage” means, prior to the Flip Point, the Majority of all Members and, after the Flip Point, Members collectively holding at least 50.1% of all then outstanding Class B Units, provided such term shall continue to mean the Majority of all Members with respect to the following actions:

(a)           a change in the U.S. federal tax classification of the Company or any Project Company from a partnership or disregarded entity, as applicable, to a corporation;

(b)           the sale, assignment, lease or other transfer of all or substantially all of the assets of the Company or any Project Company to any Person (other than to an Affiliate of the Sponsor or the Class B Member, which transaction (if any) shall be governed solely by Section 6.03) in any transaction or series of transactions; provided, the Consent of Class A Member shall not be required if (i) a Majority of Class A Members or the Class B Member request an appraisal of the Fair Market Value of such assets (which request shall be made within thirty (30) Days of receipt of notice of the proposed transaction), (ii) a Qualified Appraiser mutually agreed upon by the Class B Member and the Class A Members determines that the proposed sales price is within the range of the Fair Market Values of such assets, or if not within such range, the Qualified Appraiser determines the range of Fair Market Values of such assets (which determinations shall be made within fifteen (15) Days following the appointment of the Qualified Appraiser), and (iii) the purchaser agrees in writing to purchase such assets for an amount within the range of the Fair Market Values determined by the Qualified Appraiser; provided further, for the avoidance of doubt, the Consent of Class A Member shall not be required for (A) sales of energy, capacity or ancillary services, (B) the transfer of any related environmental credits or (C) the transfer of an asset that is worn out, obsolete, or no longer necessary or useful for the operation of the Wind Farms;

(c)           a recapitalization of the Company or any Project Company, or the Company or any Project Company (i) entering into a joint venture with, merging into or consolidating with any Person (other than with an Affiliate of the Sponsor or the Class B Member, which transaction (if any) shall be governed solely by Section 6.03), or (ii) acquiring all or substantially all of the assets or stock of any class of any Person (other than of an Affiliate of the Sponsor or the Class B Member, which transaction (if any) shall be governed solely by Section 6.03), but only if such recapitalization, joint venture, merger, consolidation or acquisition would have a disproportionate adverse effect on the Class A Members;

(d)           a change in the legal form of the Company or any Project Company, or the liquidation (including any transaction or series of related transactions resulting in a liquidation), wind-up or dissolution of the Company or any Project Company, in each case except as permitted under this Agreement;

(e)           the sale or issuance of any interest, or any option, warrant or similar right to acquire any interest, of any kind in the Company (other than issuances of additional

Units pursuant to Section 3.04) or any Project Company, but only if such sale or issuance would have a disproportionate adverse effect on the Class A Members;

(f)            the settlement of any claim or action, or the confession of any judgment, against the Company or any Project Company that includes any admission of criminal liability or for which the Class A Members are personally liable;

(g)           the amendment, modification, termination or expiration of any Governmental Approval not otherwise in the ordinary course of business required for the operation, ownership, management or maintenance of any of the Wind Farms or the sale or transmission of power therefrom in a manner that would have a Material Adverse Effect or puts the Wind Farms at risk of foreclosure under the Debt Financing Documents;

(h)           the Company or any Project Company taking or filing any action or instituting, or consenting to the institution of, any proceedings in Bankruptcy against the Company or a Project Company; and

(i)            the Company or any Project Company taking any actions or decisions that are reserved to the Class A Members after the Flip Point under the terms of this Agreement (unless directed to do so by the Members pursuant to this Agreement).

“SCADA” means supervisory control and data acquisition, as that term is applied to both equipment and operational practices under Appendix G to each Interconnection Agreement, and as referenced in the tariff of NYISO and that certain Order of FERC in Docket No. ER06-506 (March 17, 2006).

“Securities” means with respect to any Person, such Person’s capital stock or limited liability company interests or any options, warrants or other Securities which are directly or indirectly convertible into, or exercisable or exchangeable for, such Person’s capital stock or limited liability company interests (whether or not such derivative Securities are issued by the Company).  Whenever a reference herein to Securities refers to any derivative Securities, the rights of the Class A Equity Investors shall apply to such derivative Securities and all underlying Securities directly or indirectly issuable upon conversion, exchange or exercise of such derivative Securities.

“Special Event” has the meaning set forth in Section 9.01.

“Specified Revenues” has the meaning set forth in Section 5.09.

“Specified Vicinity” means, with respect to any Wind Farm, any area encompassed by a circle, the center of which is any Wind Turbine located on such Wind Farm and the radius of which is equal to twenty (20) times the diameter of the rotors of closest wind turbine which is part of any other wind-power generation facility.

“Sponsor” means Noble Environmental Power, LLC, a Delaware limited liability company.

“Sponsor Guaranty” means the guaranty, dated as of June 22, 2007, made by Sponsor in favor of each Class A Member with respect to the obligations of the Initial Member under this Agreement and the Contribution Agreement, or any replacement guaranty permitted thereby or other replacement credit support approved by the Majority of Class A Members.

“Subsidiary” means with respect to any Person, any other Person of which the securities having a majority of the ordinary voting power in electing the board of directors (or other governing body), at the time as of which any determination is being made, are owned by such first Person either directly or through one or more of its Subsidiaries.

“Tag-Along Notice” has the meaning set forth in Section 3.03(e)(ii).

“Tax Benefits” means those tax benefits contemplated by Section 5.06(b)(iv).

“Tax Cost/Benefit Trigger Amount” has the meaning set forth in Section 5.06(b)(v)(A).

“Tax Costs” means those tax costs contemplated by Section 5.06(b)(iv).

“Tax Exempt Person” means (a) the United States, any state or political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing, (b) any organization which is exempt from tax imposed by the Code, (c) any Person who is not a “United States person” within the meaning of Code Section 7701(a)(30), and (d) any Indian tribal government described in Code Section 7701(a)(40).

“Tax Matters Member” has the meaning set forth in Section 7.03(a).

“Tax Payment Date” has the meaning set forth in Section 5.06(b)(iv)(C).

“Tax Return” has the meaning set forth in Section 7.01.

“Term” has the meaning set forth in Section 2.06.

“Terminated Member” has the meaning set forth in Section 10.03(e).

“Tracking Account” has the meaning set forth in the Hedge Facility Agreement.

“Tracking Model” has the meaning set forth in Section 5.06(a)(ii).

“Transaction” has the meaning set forth in Section 3.06(f).

“Treasury Regulation” means the federal income tax regulation (including temporary regulations) promulgated under the Code, as such regulation may be amended from time to time (including corresponding provisions of successor Treasury Regulations).

“Trigger Percentage” has the meaning set forth in Section 5.06(b)(v)(A).

“Turbine Substantial Completion” means, with respect to each Wind Turbine, that (a) such Wind Turbine has been physically completed and all components of such Wind Turbine necessary for such Wind Turbine’s regular production and monitoring through the SCADA of electricity have been installed, except “Punch List” items that do not interfere with safe and proper operation and regular production of electricity, (b) such Wind Turbine has successfully achieved “Mechanical Completion” as defined in the applicable EPC Contract, and the EPC Contractor has issued, for such Wind Turbine, the “Mechanical Completion Certificate” as set forth in the applicable EPC Contract, and such certificate has been approved and countersigned by the Independent Engineer, (c) the EPC Contractor has issued a “Certificate for Readiness of Testing” (as defined in the applicable EPC Contract) for such Wind Turbine and such certificate has been approved and countersigned by the Independent Engineer, (d) such Wind Turbine has successfully passed the testing requirements described in the applicable EPC Contract (including the “Acceptance Tests” and “Reliability Tests” (each as defined in the applicable EPC Contract)), has been synchronized to the grid, and is ready to produce energy for sale in commercial quantities on a regular and continuous basis and in a safe and lawful manner and more specifically as per the applicable Turbine Supply Agreement, the “Commercial Operation Certificate” has been issued and countersigned by the Independent Engineer, (e) interconnection agreements are validly in force so as to permit such Wind Turbine (when combined with each other Wind Turbine that has achieved Turbine Substantial Completion) to deliver all energy from such Wind Turbine to the “point of interconnection” specified in the applicable Interconnection Agreement, and such that the “In-Service Date” under each applicable Interconnection Agreement has occurred, and (f) such Wind Turbine has successfully achieved “Substantial Completion” (as defined in the applicable EPC Contract), the EPC Contractor has issued for such Wind Turbine the “Substantial Completion Certificate” (as defined in the applicable EPC Contract), and such certificate has been approved and countersigned by the Independent Engineer.

“Turbine Supply Agreements” has the meaning set forth in the Contribution Agreement.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Units” means Class A Units and Class B Units.  Units shall be measured by reference to the Capital Accounts of each Member on the Effective Date, with each Member owning one Unit of the relevant class for each dollar in such Member’s Capital Account on the Effective Date.  Thereafter, the number of Units shall not change unless an additional Capital Contribution is made by any Member, whereupon such Member shall be entitled to one additional Unit for each additional dollar of capital so contributed; provided, however, no Class A Member shall be entitled to any additional Units for any Capital Contributions made by such Member pursuant to the PAYG Agreement.  Upon a Disposition by any Member in accordance with the provisions of this Agreement of any portion of such Member’s Membership Interest, the assignee shall receive from the Disposing Member a number of Units of the relevant class equal to the percentage of the Membership Interest so Disposed multiplied by the total number of Units owned by the Disposing Member immediately prior to the Disposition.

“Wind Farm Municipal Bonds” means (a) Financial Guarantee Bond No. 6417507, dated February 22, 2007, among Noble Bliss, Safeco Insurance Company of America and the Town of Eagle; (b) the bond, fund, or letter of credit required by Section 6 of the License Agreement, dated as of November 9, 2006, between the Town of Eagle and Noble Bliss; (c) the financial security required by Section X.E. of the Host Community Agreement, dated as of August 21, 2006, between the Town of Clinton and Noble Clinton; (d) Road Use Bond No. 6417479, dated as of November 21, 2006, among Noble Clinton, Safeco Insurance Company of America and the Town of Clinton; (e) the financial security required by Section X.E of the Host Community Agreement, dated as of August 21, 2006, between Noble Ellenburg and the Town of Ellenburg; and (f) Road Use Bond No. 6417480, dated as of November 21, 2006, among Noble Ellenburg, Safeco Insurance Company of America and the Town of Ellenburg.

“Wind Farms” means the Noble Bliss Wind Farm, the Noble Clinton Wind Farm, and the Noble Ellenburg Wind Farm; and each of them is a “Wind Farm.”

“Wind Farm Sites” has the meaning set forth in the Contribution Agreement.

“Wind Turbines” means the one hundred eighty-eight (188) General Electric 1.5 MW SLE wind turbine generators contemplated to be sold to the Company pursuant to the Turbine Supply Agreements and to be used in the construction of all of the Wind Farms; and each of them is a “Wind Turbine.”

1.02        Construction.  Unless the context requires otherwise:  (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (b) words used or defined in the singular include the plural and vice versa; (c) references to Articles and Sections refer to Articles and Sections of this Agreement; (d) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (e) references to Applicable Laws refer to such laws as they may be amended from time to time, and references to particular provisions of an Applicable Law include any corresponding provisions of any succeeding Applicable Law; (f) terms defined in this Agreement are used throughout this Agreement and in any Exhibits hereto as so defined; (g) references to any agreement, contract or document shall mean such agreement, contract or document as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement; (h) the words “herein”, “hereof” and “hereunder” shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement; and (i) references to money refer to legal currency of the United States of America.

ARTICLE 2.
ORGANIZATION

2.01        Formation.  The Initial Member formed the Company as a Delaware limited liability company by the filing of a Certificate of Formation of Noble Environmental Power 2006 Hold Co, LLC (the “Delaware Certificate”), dated February 13, 2006 (the “Formation Date”), with the Secretary of State of Delaware pursuant to the Act.  Pursuant to this Agreement, the Parties hereto hereby provide for the admission to the Company of the Class A Equity Investors, effective upon the execution and delivery of this Agreement by all Parties.

2.02        Name.  The name of the Company is “Noble Environmental Power 2006 Hold Co, LLC” and all Company business must be conducted in that name or such other names that comply with Applicable Law as the Managing Member may select; provided, in the event of a change in name, the Managing Member shall notify the Members of such name change promptly thereafter.

2.03        Registered Office; Registered Agent; Principal Office.  The address of the registered office of the Company required by the Act to be maintained in the State of Delaware shall be 1209 Orange Street, Wilmington, Delaware 19801 or such other office (which need not be a place of business of the Company) as the Managing Member may designate in the manner provided by Applicable Law.  The registered agent of the Company in the State of Delaware shall be The Corporation Trust Company or such other Person or Persons as the Managing Member may designate in the manner provided by Applicable Law.  The principal office of the Company in the United States shall be at such place as the Managing Member may designate, which need not be in the State of Delaware, and the Company shall maintain records there or in such other place as the Managing Member shall designate. The Managing Member shall give prompt notice to each Member of any election or change in the principal office of the Company.

2.04        Purposes.

(a)           The purposes of the Company are limited to (i) being the sole member of each of the Project Companies, (ii) owning or Disposing of membership interests in any of the Project Companies, (iii) entering into, complying with, performing its obligations and enforcing its rights under, this Agreement, each Principal Project Document to which it is a party, each Hedge Financing Document, each Debt Financing Document to which it is a party, and any other agreements or contracts it has entered into with respect to business of the Company, (iv) causing each Project Company to (A) engage in the acquisition, construction, lease, ownership and sale, and the operation, management, maintenance, financing and refinancing of its Wind Farm, and (B) enter, into, comply with, and perform its obligations and enforce its right under, each Principal Project Document to which it is a party, and any other agreements and contracts it has entered into with respect to business of the Project Companies, and to purchase, own, use, transmit, market and sell any electricity output therefrom at wholesale, or any input, output or right associated therewith for the purpose of generating a profit, and (iv) all actions incidental, necessary or appropriate with respect to the matters covered in preceding clauses (i)–(iv) that may be engaged in by a limited liability company formed under the Act.

(b)           The Company shall exist for the purposes and business specified in Section 2.04(a) and this Agreement shall not be deemed to create a partnership, company, joint venture or other arrangement among the Members with respect to any activities whatsoever other than the purposes and business specified in Section 2.04(a) and the activities related thereto.

2.05        Foreign Qualification.  Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Managing Member shall cause the Company to comply, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction.  At the request of the Managing Member, each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.06        Term.  The period of existence of the Company (the “Term”) commenced on the Formation Date and shall end fifty (50) years from such date unless the Company is earlier dissolved in accordance with either the provisions of this Agreement or the Act.

2.07        No State-Law Partnership.  The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than tax purposes, and this Agreement may not be construed to suggest otherwise.

2.08        Units; Certificates of Membership Interest; Applicability of Article 8 of UCC.  Membership Interests shall be represented by Units, divided into Class A Units (in the case of Class A Membership Interests) and Class B Units (in the case of Class B Membership Interests).  Each Unit shall represent a Capital Contribution in the amount of $1.  The Membership Interests represented by Class A Units and Class B Units shall have the respective rights, powers and preferences ascribed to Class A Units and Class B Units in this Agreement.  The class of Membership Interest of a Member shall be as provided in Exhibit B.  The Members hereby specify, acknowledge and agree that all Units (and the Membership Interests represented thereby) are securities governed by Article 8 and all other provisions of the Uniform Commercial Code, and pursuant to the terms of Section 8-103(c) of the Uniform Commercial Code, such interests shall be “securities” for all purposes under such Article 8 and under all other provisions of the Uniform Commercial Code.  All Units (and the Membership Interests represented thereby) shall be represented by certificates substantially in the form attached hereto as Exhibit A, shall be recorded in a register thereof maintained by the Company, and shall be subject to such rules for the issuance thereof in compliance with this Agreement, as the Managing Member may from time to time determine.

ARTICLE 3.
MEMBERSHIP; DISPOSITIONS OF INTERESTS

3.01        Members.  As of the date of this Agreement (a) the Class A Equity Investors listed on Exhibit B hereto are hereby admitted as Members of the Company, with the class designation and number of Units set forth on such Exhibit B; and (b) the Initial Member listed on Exhibit B hereto shall have the class designation and hold the Units set forth on such Exhibit B.

3.02        Representations, Warranties and Covenants.

(a)           Each Member severally but not jointly hereby represents and warrants and, with respect to Section 3.02(a)(iv), (v), (vii) and (viii), covenants to the Company and each other Member with respect to itself only, that the following statements are true and correct as of (x) with respect to the Class A Equity Investors and the Initial Member, the Effective Date, (y) with respect to any other Person hereafter admitted as a Member pursuant to this Agreement, the date such Person is so admitted as a Member, and (z) with respect to Sections 3.02(a)(iv), (v) and (vi), at all times that such Member is a Member:

(i)            such Member is duly incorporated, organized or formed (as applicable), validly existing, and (if applicable) in good standing under the Applicable Law of the jurisdiction of its incorporation, organization or formation;

if required by Applicable Law, such Member is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization or formation; and such Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by such Member have been duly taken;

(ii)           such Member has duly executed and delivered this Agreement and it constitutes the legal, valid and binding obligation of such Member enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency or similar Applicable Laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity);

(iii)          such Member’s authorization, execution, delivery, and performance of this Agreement does not and will not (A) conflict with, or result in a breach, default or violation of, the organizational documents of such Member; (B) violate in any material respect, result in a material breach of, constitute (with due notice or lapse of time or both) a material default or cause any material obligation, material penalty, material premium, or any right of termination to arise or accrue under, any Principal Project Document or other material contract or agreement to which such Member is a party or is otherwise subject; (C) conflict with, or result in a breach, default or violation of any material aspect of any Applicable Law, order, judgment, decree, writ, injunction or arbitral award to which such Member is subject; or (D) require any consent, approval or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied, except to the extent such failure to obtain such consent, approval or authorization could not reasonably be expected to cause a Material Adverse Effect;

(iv)          such Member (or if such Member is a disregarded entity, such Member’s owner) is and shall be a United States person not subject to withholding under Code Section 1446;

(v)           such Member is not and shall not be a Related Party;

(vi)          that either (i) no part of the aggregate Capital Contribution made by such Member and used by such Member to acquire any Units or Membership Interest, constitutes assets of any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or other “benefit plan investor” (as defined in U.S. Department of Labor Reg. §§2510.3-101 et seq., as modified by ERISA) or assets allocated to any insurance company separate account or general account in which any such employee benefit plan or benefit plan investor (or related trust) has any interest or (ii) the source of the funding used to pay the Capital Contribution made by such Member is an “insurance company general account” within the meaning of Department of Labor Prohibited Transaction Exemption 95-60, issued July 12, 1995, and there is no employee benefit plan, treating as a single plan all plans maintained by the same employer or employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan exceeds ten percent (10%) of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the National Association of Insurance Commissioners “Annual Statement” filed with such Member’s state of domicile;

(vii)         such Member shall provide the Managing Member with written notice not less than sixty (60) Business Days prior to the effective date of any proposed direct or indirect sale, assignment, transfer, conveyance, gift, exchange or other disposition of all or part of the Membership Interests held by such Member, whether such transaction is voluntary, involuntary or by operation of Applicable Law, including by means of upstream mergers or acquisitions.  Such notice shall identify the Member or Regulatory Affiliates of such Member seeking to directly or indirectly dispose of any or all of its Membership Interests, any Person that would directly or indirectly hold any Membership Interests as a result of the proposed transaction, and the total Membership Interests that shall be held directly or indirectly by such Person upon consummation of such proposed transaction.  Such notice shall include all the information necessary to file with FERC an application under Section 203 of the FPA in connection with such transaction, if such application were required.  Such Member, the Company and the Managing Member shall cooperate in order to make any filings with FERC that are reasonably necessary in order to ensure that the proposed transaction will not result in: (a) the Company or any Project Company being in violation of the FPA or any regulation or order of FERC under any of Sections 203, 204 or 205 thereof, or of the New York Public Service Law or any regulation or order of the New York Public Service Commission under Section 70 thereof, (b) the Company or any Project Company being in violation of the terms and conditions of its market-based rate authorization, or (c) the Company or any Project Company ceasing to be an “exempt wholesale generator” as defined in the Public Utility Holding Company Act of 2005 and FERC’s implementing regulations; and

(viii)        such Member shall provide written notice to the Managing Member promptly, and in any case, within fifteen (15) Days of such Member taking any action or becoming aware of any circumstance that would require any Project Company to make a report to FERC pursuant to 18 C.F.R. § 35.27.  Such Member, the Company, the Project Companies and the Managing Member shall cooperate in order to make any filings required under FERC’s rules and regulations to ensure that the Company and each of the Project Companies remain in compliance with the terms and conditions of its market-based rate authorization.

(b)           The Class B Member hereby further represents, warrants and covenants to the Class A Members as follows:

(i)            the Class B Member shall notify the Class A Members within five (5) Business Days of becoming aware of a material breach by the Class B Member or the Company or any of their respective Affiliates under the Contribution Agreement, this Agreement, or any Principal Project Document;

(ii)           prior to the Flip Point, the Class B Member will not develop, construct or own, and will not in any way participate in (including directly or indirectly through the Company or an Affiliate of the Class B Member or the Company) the development, construction or ownership of, any other wind farm within the Specified Vicinity of any Wind Farm (other than the Noble Chateaugay Wind Farm and the Noble Bellmont Wind Farm for so long as the Chauteaugay/Bellmont Array Loss Agreement is in effect and otherwise subject to the terms therein) if such other wind farm could reasonably be expected to result in a 0.5% or greater reduction in net annual energy output generated by the Wind Farms, as determined by the Independent Engineer, unless the affected Project Company (or its designated payee) is compensated for such reduction in accordance with the applicable Affiliate Array Loss Agreement; provided, if the reduction in net annual energy output could reasonably be expected to be 2% or greater, then the consent of the Majority of Class A Members shall be required prior to such development, construction or ownership; provided further, for the avoidance of doubt, (A) none of the Company, the Project Companies or the Members shall be entitled to any compensation under this Section 3.02(b)(ii) with respect to any reduction in net annual energy output attributable to the Noble Chateaugay Wind Farm and the Noble Bellmont Wind Farm to the extent the affected Project Companies (or their designated payees) were compensated for such reduction pursuant to the Chauteaugay/Bellmont Array Loss Agreement and (B) in determining whether an affected Project Company is entitled to compensation under this Section 3.02(b)(ii) in connection with any modification of the Noble Chateaugay Wind Farm or the Noble Bellmont Wind Farm after the termination of the Chauteaugay/Bellmont Array Loss Agreement, there shall be taken into account only the incremental reduction in net annual energy output (if any) resulting from such modification and the amount of such compensation shall be determined without reference to the immediately preceding 0.5% threshold set forth in this Section 3.02(b)(ii).

(iii)          the Class B Member is not and will not become a Tax Exempt Person.

(c)           Each Class A Member, other than EFS Noble Holdings, hereby covenants to the Company and each other Member, that prior to the termination or expiration of the PAYG Agreement, (i) it shall qualify as an Approved Investor (as modified in this Section 3.02(c)) and (ii) if it fails to qualify as an Approved Investor (as modified in this Section 3.02(c)) at any time during such period, it shall provide within 15 Days a guarantee or other security that satisfies the requirements set forth in the definition of Approved Investor; provided, for purposes of the use of the term “Approved Investor” in this Section 3.02(c), the credit ratings set forth in clause (a) of the definition of “Approved Investor” shall be “BBB” for Standard & Poor’s and “Baa2” for Moody’s.

(d)           EFS Noble Holdings and the Initial Member hereby further agree as follows:

(i)            From and after the Effective Date, the Company shall notify EFS Noble Holdings promptly after receiving Knowledge of (A) the occurrence of any event of default by the Company or any Project Company under any Real Property Document relating to any Wind Farm Site (other than those relating to Ancillary Border Parcels) or (B) any dispute between any Project Company and any counterparty to any such Real Property Document if the dispute could reasonably be expected to materially adversely affect the production or delivery of energy from any Wind Turbine (an “Estoppels Event”).  The Company shall promptly deliver to the Class B Member and EFS Noble Holdings copies of all notices given or received by the Company or any Project Company relating to any Estoppels Event and shall keep EFS Noble Holdings apprised of the status of the prosecution, defense, compromise or settlement of any Estoppels Event.

(ii)           If EFS Noble Holdings obtains Knowledge of an Estoppels Event prior to the Equity Capital Contribution Date relating to a Wind Turbine affected by the Estoppels Event and the Estoppels Event results in an impairment of the net annual energy output of the affected Wind Farm (whether in connection with a turbine, a substation, a transmission line, or otherwise), then the rights, remedies and obligations of the Company and the Members with respect to the Estoppels Event shall be governed solely by the terms of the Contribution Agreement and not this Agreement.

(iii)          If EFS Noble Holdings obtains Knowledge of an Estoppels Event after the Equity Capital Contribution Date relating to a Wind Turbine affected by the Estoppels Event and (A) the facts giving rise to such Estoppels Event occurred prior to such date and (B) the Estoppels Event results in an impairment of the net annual energy output of the affected Wind Farm (whether in connection with a turbine, a substation, a transmission line, or otherwise), then the Managing Member shall calculate the Relevant Damages, if any, sustained by EFS Noble Holdings as a result of such Estoppels Event.  The amount of such Relevant Damages shall be calculated by running the Base Case Model, and changing the assumptions solely to give effect to (X) the projected changes in cash, revenue and expense, and PTCs reasonably expected to be caused by the Estoppels Event, on a per turbine pro-rata basis for the amount of time a particular turbine or transmission line is, or is reasonably expected to be, shut down or negatively affected (as confirmed by the Independent Engineer), (Y) the projected timing of any distributions pursuant to Section 5.02(f), and (Z) any removal or relocation costs of the Company with respect to any Wind Turbine, while maintaining the Flip Date and the Class A Yield from the original Base Case Model. Notwithstanding the foregoing, to the extent a Wind Turbine can be relocated or an Estoppels Event otherwise can be resolved, the parties shall take such relocation or resolution and the timing thereof into account when calculating the Relevant Damages. Any Relevant Damages payable to EFS Noble Holdings pursuant to this Section 3.02(d)(iii) shall be paid by a distribution from the Company in priority to all other distributions pursuant to Section 5.02(f) until the amount of the Relevant Damages is paid in full.  If there is a Dispute with respect to an Estoppels Event, the provisions of Section 9.04 relating to the escrow of distributions shall apply.

(e)           EFS Noble Holdings and the Initial Member hereby further agree as follows:

(i)            From and after the Effective Date, the Company shall notify EFS Noble Holdings promptly after receiving Knowledge of any dispute between NYSEG and the Company or any Project Company if the dispute could reasonably be expected to materially adversely affect the production or delivery of energy from any Wind Turbine (a “NYSEG Event”).  The Company shall promptly deliver to the Class B Member and EFS Noble Holdings copies of all notices given or received by the Company or any Project Company relating to any NYSEG Event and shall keep EFS Noble Holdings apprised of the status of the prosecution, defense, compromise or settlement of any NYSEG Event.

(ii)           If EFS Noble Holdings obtains Knowledge of a NYSEG Event prior to the Equity Capital Contribution Date relating to a Wind Turbine affected by the NYSEG Event, and the NYSEG Event results in impairment of the net annual energy output of the affected Wind Farm (whether in connection with a turbine, a substation, a transmission line, or otherwise), then the rights, remedies and obligations of the Company and the Members with respect to the NYSEG Event shall be governed solely by the terms of the Contribution Agreement and not this Agreement.

(iii)          If EFS Noble Holdings obtains Knowledge of a NYSEG Event after the Equity Capital Contribution Date relating to a Wind Turbine affected by the NYSEG Event, and the NYSEG Event results in an impairment of the net annual energy output of the affected Wind Farm (whether in connection with a turbine, a substation, a transmission line or otherwise), then the Managing Member shall calculate the Relevant Damages, if any, sustained by EFS Noble Holdings as a result of such NYSEG Event.  The amount of such Relevant Damages shall be calculated by running the Base Case Model, and changing the assumptions solely to give effect to (X) the projected changes in cash, revenue and expense, and PTCs reasonably expected to be caused by the NYSEG Event, on a per turbine pro-rata basis for the amount of time a particular turbine or transmission line is, or is reasonably expected to be, shut down or negatively affected (as confirmed by the Independent Engineer), (Y) the projected timing of any distributions pursuant to Section 5.02(f) and (Z) any removal or relocation costs of the Company with respect to any Wind Turbine or transmission line, while maintaining the Flip Date and the Class A Yield from the original Base Case Model.  Notwithstanding the foregoing, to the extent a Wind Turbine or transmission line can be relocated or a NYSEG Event otherwise can be resolved, the parties shall take such relocation or resolution and the timing thereof into account when calculating the Relevant Damages.  Any Relevant Damages payable to EFS Noble Holdings pursuant to this Section 3.02(e)(iii) shall be paid by a distribution from the Company in priority to all other distributions pursuant to Section 5.02(f) until the amount of the Relevant Damages is paid in full.  If there is a Dispute with respect to a NYSEG Event, the provisions of Section 9.04 relating to the escrow of distributions shall apply.

(f)            It is expressly understood and agreed that all representations and warranties set forth in this Section 3.02 shall terminate ninety (90) Days after the liquidation or dissolution of the Company and shall inure to the benefit of the successors and assigns of each Member; provided, however, that any representations and warranties that relate to income taxes shall terminate ninety (90) Days after the expiration of the applicable statute of limitations (as may be extended).

3.03        Dispositions and Encumbrances of Membership Interests.

(a)           General Restriction.  A Member may not Dispose of or Encumber all or any portion of its Units or Membership Interest except in strict accordance with this Section 3.03.  (References in this Agreement to Dispositions or Encumbrances of a “Membership Interest” shall also refer to Dispositions or Encumbrances of the corresponding Units or a portion of a Membership Interest or the corresponding Units.  References in this Agreement to Dispositions or Encumbrances of “Units” shall also refer to Dispositions or Encumbrances of the corresponding Membership Interest represented by such Units.) Any attempted Disposition or Encumbrance of any Unit or Membership Interest, other than in strict accordance with this Section 3.03, shall be, and is hereby declared, null and void ab initio.  The Members agree that a breach of the provisions of this Section 3.03 may cause irreparable injury to the Company and to the other Members for which monetary damages (or other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provision and (ii) the uniqueness of the Company’s business and the relationship among the Members.  Accordingly, the Members agree that the provisions of this Section 3.03 may be enforced by specific performance.

(b)           Dispositions of Membership Interests.

(i)            General Provision.  A Member may not Dispose of all or any portion of its Units except by complying with all of the following requirements:

(A)          Prior to the Flip Point.  Prior to the occurrence of the Flip Point, the following rules apply:

(I)            Disposition of more than forty-nine percent (49%) of the Class B Units held by a Class B Member (in one Disposition or cumulatively in a series of Dispositions after the Effective Date) (a) may be effected only upon the consent of the Majority of Class A Members and (b) may not be made to any Disqualified Transferee;

(II)           Disposition of up to forty-nine (49%) or less of the Class B Units held by a Class B Member (in one Disposition or cumulatively in a series of Dispositions after the Effective Date) (a) shall not require the consent of the Class A Members and (b) may not be made to any Disqualified Transferee; and

(III)         Disposition of Class A Units (a) may not be made to a Disqualified Transferee, and (b) shall be made to an Approved Investor who has expressly assumed the duties and obligations of the Class A Members under the PAYG Agreement in proportion to the Class A Units Disposed to such Person.

(B)           After the Flip Point.  After the occurrence of the Flip Point, the following rules apply:

(I)            Disposition of Class B Units by a Class B Member shall not be subject to the consent of the Class A Members; and

(II)           Disposition of Class A Units by any Class A Member (a) may not be made to any Disqualified Transferee, and (b) shall be made to a Person who has expressly assumed the duties and obligations of such Class A Member, if any, under the PAYG Agreement in proportion to the Class A Units Disposed to such Person.

(C)           Compliance with Requirements.  Such Disposition must comply with the requirements of Section 3.03(b)(iii) and, if the Assignee is to be admitted as a Member, Section 3.03(b)(ii).

(D)          Permitted Disposition; Certain Other Dispositions.  Notwithstanding anything to the contrary in this Section 3.03, (1) the provisions of Sections 3.03(a), 3.03(b)(i) (other than with respect to this Section 3.03(b)(i)(D) and Section 3.03(b)(i)(C)), and 3.03(b)(iv) shall not apply to any Permitted Disposition, and (2) at any time following the PTC Period, where (a) the Flip Point shall not theretofore have occurred, and (b) the sum of all distributions under Section 5.02 to all Members is less than the sum of all cash contributions made to the Company by the Class A Members, Members holding Class A Units shall have the right to dispose of such Class A Units without restriction or application of the provisions of Sections 3.03(b)(i) (other than with respect to this Section 3.03(b)(i)(D) and Section 3.03(b)(i)(C)), 3.03(b)(iii)(F) or 3.03(b)(iv), and (3) the provisions of Sections 3.03(b)(i) (other than with respect to this Section 3.03(b)(i)(D) and Section 3.03(b)(i)(C)), 3.03(b)(iii)(C)(I), and 3.03(b)(iv) shall not apply to Dispositions pursuant to Section 3.03(b)(v); provided, nothing in this Section 3.03(b)(i)(D) shall permit the Disposition of a Member Interest to a Disqualified Transferee.

(ii)           Admission of Assignee as a Member.  An Assignee pursuant to a Permitted Disposition shall be admitted as a Member promptly upon its compliance with Section 3.03(b)(iii).  Any other Assignee has the right to be admitted to the Company as a Member, with the Membership Interest so transferred to such Assignee, only if (A) the Disposing Member making the Disposition has granted the Assignee the Disposing Member’s entire Membership Interest, or, in the case of Disposition of a part of such Member’s Membership Interest, the express right to be so admitted; and (B) such Disposition is effected in strict compliance with this Section 3.03.  Any Assignee that has acquired

Class B Units from the Initial Member in connection with the Disposition of all (but not less than all) Class B Units then held by the Initial Member and which has the right to be admitted to the Company shall become the replacement Managing Member; provided, such an Assignee may only become the replacement Managing Member if approved by the Required Voting Percentage acting in their reasonable discretion.  For the avoidance of doubt, the Disposition of any of its Class B Units by the Managing Member as permitted by Section 3.03(b)(i)(A)(I), Section 3.03(b)(i)(A)(II) or Section 3.03(b)(i)(B)(I) shall not result in the replacement of the Managing Member other than as set forth in the immediately preceding sentence.

(iii)          Requirements Applicable to All Dispositions and Admissions.  In addition to the requirements set forth in Sections 3.03(b)(i) and 3.03(b)(ii), any Disposition of a Membership Interest and any admission of an Assignee as a Member shall also be subject to the following requirements, and such Disposition (and admission, if applicable) shall not be effective unless such requirements are complied with:

(A)          Disposition Documents.  The following documents must be delivered to the Managing Member, and in the case of Section 3.03(b)(iii)(A)(I), each other Member, and must be satisfactory, in form and substance, to the Managing Member:

(I)            Notice.  Written notice not less than fifteen (15) Business Days prior to the effective date of such Disposition.

(II)           Disposition Instrument.  An instrument implementing the Disposition in substantially the form of Exhibit E hereto or such other form reasonably acceptable to the Managing Member.

(III)         Ratification of this Agreement.  An instrument, executed by the Disposing Member and its Assignee, containing the following information and agreements, to the extent they are not contained in the instrument described in Section 3.03(b)(iii)(A)(II):  (1) the notice address of the Assignee; (2) if applicable, the Parent(s) of the Assignee and the guarantor of the Assignee’s obligations; (3) the percentage ownership of each class of Membership Interest of the Disposing Member after the Disposition by such Disposing Member (based on the number of Class A Units and Class B Units held by the Disposing Member after the Disposition as compared to all Class A Units and Class B Units held by all Members after the Disposition), and its Assignee (based on the number of Class A Units and Class B Units held by the Assignee after the Disposition, but excluding any Membership Interest already held by Assignee prior to the Disposition, as compared to all Class A Units and Class B Units held by all Members after the Disposition) (which percentage ownership of each class of Membership Interest of the Disposing Member and Assignee after the Disposition must total the percentage ownership of each class of Membership Interest of Disposing Member prior to the Disposition); (4) the Assignee’s ratification of and agreement to be bound by this Agreement and its confirmation that the representations and warranties in Section 3.02 hereof are true and correct with respect to it; (5) the Assignee’s ratification of the Company’s execution of the Principal Project Documents or other applicable documents; and (6) representations and warranties by the Disposing Member and its Assignee that (x) the Disposition and admission is being made in accordance with all Applicable Laws, and (y) the conditions set forth in Sections 3.03(b)(iii)(B) through (I) are true and correct.

(B)           Securities Laws.  Such Disposition does not violate any provision of Applicable Laws governing securities.

(C)           Tax Consequences.

(I)            Termination.  If such Disposition would occur prior to the later of (1) the occurrence of the Flip Point and (2) the end of the PTC Period, such Disposition will not result in a termination of the Company within the meaning of Code Section 708, or if such Disposition may result in such a termination, the Disposing Member shall agree to indemnify the Company and the other Members against any and all losses (including the cost, determined using a 9.26% discount rate, of any resulting deferral of a tax deductions or other tax benefit (e.g., depreciation)) in the event such Disposition results in the Company’s termination within the meaning of Code Section 708 pursuant to a written indemnification agreement in form and substance (including with respect to the creditworthiness of the indemnifying Person) satisfactory to the adversely affected Members.

(II)           Entity Classification.  Such Disposition will not cause the Company to be classified as an entity other than a partnership (or cause the Company to be treated as a publicly traded partnership taxable as a corporation) for purposes of the Code.

(III)         PTCs.  If such Disposition would occur prior to the end of the PTC Period, such Disposition will not result in the disallowance of the PTCs otherwise accruing to the Company; provided, if the Minority of Class A Members delivers to the Company not later than five (5) Business Days prior to the effective date of the Disposition (which effective date is prior to the occurrence of the end of the PTC Period), a written opinion of a nationally recognized law firm that there is substantial authority that such Disposition would result in the disallowance of the PTCs otherwise accruing to the Company, such Disposition shall nevertheless not be effective.

(D)          Payment of Expenses.  The Disposing Member and its Assignee shall pay, or reimburse the Company and each Member for, all reasonable costs and expenses incurred by the Company and the Members in connection with the Disposition and admission, on or before the tenth (10th) Day after the receipt by that Person of the Company’s or such Member’s invoice for the amount due.

(E)           No Release.  No Disposition of a Membership Interest shall effect a release of the Disposing Member from any liabilities to the Company or the other Members arising from events occurring prior to or in connection with the Disposition.

(F)           Institutional Investor.  The transferee of any Class A Units pursuant to such Disposition shall be (x) an Institutional Investor or a Person whose obligations under this Agreement are guaranteed by an Institutional Investor and (y) prior to the expiration of the Forbearance Term (as defined in the Forbearance Agreement), an Approved Investor.

(G)           No Adverse Energy Regulatory Impact.  No Disposition of a Membership Interest shall result in: (a) the Company or any Project Company being in violation of Section 203 of the FPA or Section 70 of the New York Public Service Law; (b) any Project Company ceasing to be authorized by FERC to make sales of energy, capacity and ancillary services at market-based rates, being in violation of the terms and conditions of its market-based rate authorization, ceasing to hold any regulatory waiver or blanket authorization granted to it as part of its market-based rate authorization or otherwise being in violation of Section 205 of the FPA; or (c) a Project Company ceasing to be an “exempt wholesale generator” as defined in the Public Utility Holding Company Act of 2005 and FERC’s implementing regulations.

(H)          Investment Company Act.  Such Disposition does not require the Company to register as an “investment company” under the Investment Company Act of 1940, as amended.

(I)            Permits.  All permits, consents and licenses, including all necessary Governmental Approvals, with respect to such Disposition shall have been obtained.

(iv)          Change of Member Control.  Prior to the Flip Point, a Change of Member Control must also comply with the requirements of this Section 3.03.  Upon any Change of Member Control of the Class B Member, the Class B Member shall cause to be delivered to the Class A Members a valid and enforceable replacement or substitute of the Sponsor Guaranty (or other credit support from a Person that meets the requirements set forth in clauses (x) and (y) of Section 3.03(b)(iii)(F)), in substantially the same form as the original Sponsor Guaranty and from an entity reasonably satisfactory to the Majority of Class A Members.  Upon any Change of Member Control of a Class A Member, the Class A Member shall cause to be delivered to the Class B Member a valid and enforceable replacement or substitute of any guaranty in favor of the Company of such Class A Member’s obligations then required to be in effect, in substantially the same form as the then existing guaranty and from an entity reasonably satisfactory to the Class B Member, or other credit support from a Person that meets the requirements set forth in clauses (x) and (y) of Section 3.03(b)(iii)(F).

(v)           Regulatory Compliance.

(A)          Regulatory Compliance Cooperation.  In the event that any Member or the Managing Member reasonably determines that such Member or the Company has or may in the future have a Regulatory Problem, the Company and the Managing Member agree at the sole cost and expense (including costs and expenses incurred by the Company and the Managing Member in relation to the resolution of the Regulatory Problem, to include the fees of attorneys or other advisors retained by the Company and the Managing Member, as well as a reasonable time and materials fee to cover the efforts of the staff of the Company and Managing Member) of the Member with or causing such Regulatory Problem to take all such actions as are reasonably requested by such Member or Managing Member in order (I) to effectuate and facilitate any transfer of any Securities of the Company then held by such Member to any Person designated by such Member; provided, Section 3.03(b)(iii) shall be complied with (other than Section 3.03(b)(iii)(C)(I)), (II) to permit such Member (or any of its Affiliates) to exchange all or any portion of the voting Securities then held by such Person on a share-for-share basis for shares of a Class of non-voting Securities of the Company, which non-voting Securities shall be identical in all respects to such voting Securities, except that such new Securities shall be non-voting and shall be convertible into voting Securities on such terms as are requested by such Member and reasonably acceptable to the Managing Member in light of regulatory considerations then prevailing, and (III) to continue and preserve the respective allocation of the voting interests with respect to the Company arising out of such Member’s ownership of voting Securities before the transfers and amendments referred to above (including entering into such additional agreements as are reasonably requested by such Member to permit any Person(s) designated by such Member to exercise any voting power which is relinquished by such Member upon any exchange of voting Securities for nonvoting Securities of the Company); and at the sole cost and expense of such Member, the Company shall enter into such additional agreements, adopt such amendments to this Agreement and other relevant agreements and take such additional actions, in each case as are reasonably requested by such Member in order to effectuate the intent of the foregoing; provided, any such additional agreements, amendments to this Agreement or other relevant agreements, or other actions shall not have an adverse impact on the Company or any other Member.  If any Member is, or elects to transfer Securities of the Company in order to avoid a Regulatory Problem to, a Regulated Holder, the Company and each of the Members agree at the request of such Member that the provisions of this Section 3.03(b)(v) shall be applicable to such Regulated Holder in order to assist such Regulated Holder in complying with Applicable Laws and regulations to which it is subject.  To the extent necessary to comply with such laws and regulations, such agreements may include restrictions on the redemption, repurchase or retirement of Securities of the Company that would result or be reasonably expected to result in such Regulated Holder holding more voting securities or total securities (equity and debt) than it is permitted to hold under such laws and regulations.  In the event any Member has the right to acquire any of the Company’s Securities from the Company or any other Person (as the result of a preemptive offer, pro rata offer or otherwise), and such Member reasonably determines that it has a Regulatory Problem, at such Member’s request the Company at the sole cost and expense of such Member will offer to sell to such Member non-voting Securities (or, if the Company is not the proposed seller, will arrange for the exchange of any voting securities for non-voting securities immediately prior to or simultaneous with such sale) on the same terms as would have existed had such Member acquired the Securities so offered and immediately requested their exchange for non-voting Securities pursuant to this Section 3.03(b)(v)(A).

(B)           Related Covenants.

(I)            The Company shall provide at least fifteen (15) Days prior written notice to each Member of a proposal to distribute voting or equity securities to any Member or to repurchase voting or equity securities from any Member.

(II)           If, in connection with a Regulatory Problem, at any time as a result of any repurchase, redemption or conversion of Company Securities or otherwise, a Member shall hold in excess of 4.99% of any class of voting Securities of the Company, the portion of such Member’s Securities of each such class of Securities entitling such Member to in excess of 4.99% of the voting power of such class shall, without further action on the part of the Member or the Company, be deemed to be non-voting Securities.

(c)           Encumbrances of Membership Interest.  A Member may Encumber its Membership Interest if the instrument creating such Encumbrance provides that any Disposition upon foreclosure of such Encumbrance (or Disposition in lieu of such foreclosure) must comply with the requirements of Section 3.03(b)(iii).  Any such Encumbrance, and any Disposition upon foreclosure of such Encumbrance (or Disposition in lieu of such foreclosure) that complies with such requirements shall be a Permitted Disposition, subject to the proviso in the definition thereof.

(d)           Changes in Parent Ownership.

(i)            Subject to Section 3.03(d)(ii), in the case of a Member that is a partnership or disregarded entity for federal tax purposes, if any direct or indirect Disposition of interests in such Member’s Parent (a “Parent Ownership Change”) occurs prior to the later of (A) the occurrence of the Flip Point and (B) the end of the PTC Period, and such Parent Ownership Change results in the Company’s termination within the meaning of Code Section 708(b)(1)(B), such Member shall indemnify the Company and the other Members against any and all tax losses resulting from such termination (including the cost, determined using a

***% discount rate, of any resulting deferral of a tax deductions or other tax benefit (e.g., depreciation)).

(ii)           The Initial Member or Sponsor may notify the Company and the Class A Members if the Sponsor reasonably contemplates any Parent Ownership Change that will result in a “sale or exchange” (within the meaning of Code Section 708(b)(1)(B)) of any Units or Membership Interests or any portion thereof during the following twelve (12) month period (an “NEP Disposition”).  If notice of an NEP Disposition is given pursuant to this Section 3.03(d)(ii) (an “NEP Disposition Notice”), the Class A Members and their Affiliates shall cooperate with the Initial Member, Sponsor and their Affiliates to avoid making any direct or indirect Disposition of their respective Units or Membership Interests or any portion thereof prior to the NEP Disposition that, taking into account the NEP Disposition, would result in a termination of the Company within the meaning of Code Section 708(b)(1)(B); provided, such obligation to cooperate shall not require any Class A Member and its Affiliates to refrain from making any direct or indirect Disposition of its Units or Membership Interests or any portion thereof.  If subsequent to and within months (12) months of an NEP Disposition Notice, (A) any Class A Members Dispose of any Units or Membership Interest or any portion thereof prior to the NEP Disposition or there is a Parent Ownership Change with respect to any Class A Member that results in a “sale or exchange” of any Units or Membership Interests or any portion thereof, (B) the NEP Disposition occurs within the six (6) month period following such Disposition(s) by the Class A Member(s), (C) the NEP Disposition occurs within twelve (12) months of the NEP Disposition Notice, (D) the NEP Disposition results in a termination of the Company within the meaning of Code Section 708(b)(1)(B), and (E) but for the Disposition by the Class A Members, the NEP Disposition would not have resulted in a termination of the Company within the meaning of Code Section 708(b)(1)(B), then notwithstanding anything in this Agreement to the contrary, the Initial Member and such Class A Member(s) shall indemnify the Company and the other Members, severally and in proportion to the respective transferred Membership Interests, against any and all losses resulting from such termination  (including the cost, determined using a ***% discount rate, of any resulting deferral of a tax deductions or other tax benefit (e.g., depreciation)); provided, notwithstanding the foregoing, any Dispositions made by EFS Noble Hoildings within the one month period following the Effective Date shall not be taken into account for purposes of applying this Section 3.03(d)(ii) to any NEP Disposition.  If an NEP Disposition Notice is given, but such NEP Disposition does not occur during the subsequent twelve (12) month period, no additional notice of an NEP Disposition may be given pursuant to this Section 3.03(d)(ii) until the date six (6) months following the end of such twelve (12) month period.

(e)           Drag-Along and Tag-Along Rights.

(i)            Notwithstanding anything to the contrary in this Agreement, after the Flip Point, if (A) the Class B Member has received a Bona Fide Offer from a Bona Fide Purchaser, (B) the Class B Member proposes to make a Disposition of all, but not less than all, of its Class B Units to such Bona Fide Purchaser pursuant to the terms of the Bona Fide Offer, and (C) the purchase price offered for the Class A Units is at least the lowest Fair Market Value within the range of Fair Market Values as determined pursuant to Section 3.03(e)(iii), the Class B Member may elect to require that all other Members Dispose of their respective Units to such Bona Fide Purchaser for such Fair Market Value pursuant to the terms of such Bona Fide Offer.  If the Class B Member elects to require the other Members to Dispose of their respective Units pursuant to this Section 3.03(e)(i), the Class B Member shall provide written notice of such proposed Disposition (the “Drag-Along Notice”) to all other Members not less than sixty (60) Days in advance of the proposed closing of such Disposition.  The Drag-Along Notice shall (i) set forth in reasonable detail the material terms and conditions of the proposed Disposition, including, without limitation, the proposed purchase price of the Class A Units and closing date, (ii) include a copy of the Bona Fide Offer, and (iii) include a certification that the Bona Fide Purchaser is not an Affiliate of the Class B Member or a Disqualified Transferee.  The other Members shall take any actions reasonable requested in writing by the Class B Member in connection with the consummation of the Disposition to the Bona Fide Purchaser pursuant to the Bona Fide Offer.

(ii)           Notwithstanding anything to the contrary in this Agreement, after the Flip Point, if (A) the Class B Member has received a Bona Fide Offer from a Bona Fide Purchaser, (B) the Class B Member proposes to make a Disposition of all, but not less than all, of its Class B Units to such Bona Fide Purchaser pursuant to the terms of the Bona Fide Offer, and (C) the purchase price offered for the Class A Units is at least the lowest Fair Market Value within a range of Fair Market Values as determined pursuant to Section 3.03(e)(iii), the Class A Members may elect (by vote of the Majority of Class A Members) to require that the Class B Member purchase, or cause the Bona Fide Purchaser to purchase, all other Members’ respective Units pursuant to the terms of such Bona Fide Offer or, at the election of the Class B Member, at such Fair Market Value if such Fair Market Value is determined by the Qualified Appraiser under Section 3.03(e)(iii) to be higher than the Bona Fide Offer.   If the Class A Members make such election pursuant to this Section 3.03(e)(ii), the Class A Members shall provide written notice of such proposed Disposition (the “Tag-Along Notice”) to all other Members not less than thirty (30) Days in advance of the proposed closing of such Disposition.  Upon receipt of the Tag-Along Notice, the Class B Member shall provide to all Members a reply notice which shall (i) set forth in reasonable detail the material terms and conditions of the proposed Disposition, including, without limitation, the proposed purchase price of the Class A Units and closing date, (ii) include a copy of the Bona Fide Offer, and (iii) include a certification that the Bona Fide Purchaser is not an Affiliate of the Class B Member or a Disqualified Transferee.  The other Members shall take any actions reasonable requested in writing by the Class B Member in connection with the consummation of the Disposition to the Bona Fide Purchaser pursuant to the Bona Fide Offer.

(iii)          The Fair Market Value of the Units of the other Members subject to the drag-along and tag-along rights set forth in this Section 3.03(e) shall be as determined by the Bona Fide Purchaser except as otherwise provided in this Section 3.03(e)(iii).  Following the receipt of a Drag-Along Notice or the Class B Member’s reply notice required by Section 3.03(e)(ii), the other Members shall have the right, exercisable within thirty (30) Days of receipt of the applicable notice, to request an appraisal of the Fair Market Value of their Units by a Qualified Appraiser to be mutually agreed upon by the Class B Member and the other Members. Within fifteen (15) Days following the appointment of the Qualified Appraiser, such appraiser shall determine initially whether the purchase price offered by the Bona Fide Purchaser is within the range of the Fair Market Values of the Units utilizing valuation methods and practices commonly used in the independent electric generating industry, and taking into account all of the facts and circumstances relating to the Company, including any cash reserves that may be held by the Company; and if the purchase price offered by the Bona Fide Purchaser is not within such range, the Qualified Appraiser shall determine the range of Fair Market Values of the Units.  The decision of the Qualified Appraiser shall be binding and conclusive on the Parties absent manifest error.  If the lowest Fair Market Value of the range determined by the Qualified Appraiser is greater than the purchase price offered by the Bona Fide Purchaser, the other Members shall not be required to Dispose of their Units for less than such lowest Fair Market Value.  The Class B Member, on the one hand, and the other Members, on the other hand, shall each pay fifty percent (50%) of the fees and expenses of the Qualified Appraiser.

3.04        Creation of Additional Membership Interest.  Membership Interests additional to those in effect on the Effective Date may be created only with the prior written consent of the Required Voting Percentage so long as the creation of such additional Membership Interests does not disproportionately adversely impact the Class A Members.  If such creation and issuance has been so approved, such Membership Interest shall be issued to existing Members or to other Persons in each case as specified in such consent, and such other Persons may be admitted to the Company as Members at the time, and on such terms and conditions as may be specified in such consent.  The terms of admission or issuance pursuant to such written consent must specify the allocation of items of income, gain, loss, deduction or credit applicable thereto and may provide for the creation of different classes or groups of Members having different rights, powers, and duties.  The Managing Member shall reflect the creation of any such new class or group in an amendment to this Agreement indicating the different rights, powers, and duties.  Any such admission is effective only after the new Member has executed and delivered to the Members an instrument containing the notice address of the new Member, the Assignee’s ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 3.02 hereof are true and correct with respect to it.  The provisions of this Section 3.04 shall not apply to Dispositions of Membership Interests or admissions of Assignees in connection therewith, such matters being governed by Section 3.03.

3.05        Access to Information.  Each Member shall be entitled to receive any information that it may reasonably request concerning the Company; provided, this Section 3.05 shall not obligate the Company or the Managing Member to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database).  Each Member shall also have the right, upon reasonable notice, and at all reasonable times during usual business hours to inspect the properties of the Company and to audit, examine and make copies of the books of account and other records of the Company.  Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated.  The Member making the request shall bear all costs and expenses incurred in any inspection, examination or audit made on such Member’s behalf.  All information obtained pursuant to this Section 3.05 shall be subject to the provisions of Section 3.06.

3.06        Confidential Information.

(a)           With respect to each of the Company, the Project Companies, the Members and their respective Affiliates, except to the extent necessary for the exercise of its rights and remedies, and the performance of its obligations, under this Agreement, no Member shall itself use or disclose (and will not permit the use or disclosure by any of its Affiliates or its advisors, counsel and public accountants (collectively, “Advisors”)), directly or indirectly, any of the Principal Project Documents or information furnished thereunder (as to the Class Members and their Affiliates only), or the Contribution Agreement or this Agreement or any information furnished under such agreements, or any notes, analyses or studies prepared by the Company, the Project Companies or any Member, its Affiliates or its Advisors, and shall keep such information confidential and not use it in any way other than in connection with the transactions contemplated hereby; provided, (i) any Member may disclose such information to its Affiliates, (ii) any Member, its Affiliates and its Advisors may use, retain and disclose any such information to its special counsel and public accountants or any Governmental Authority; (iii) any Member, its Affiliates and its Advisors may use, retain and disclose any such information that (A) is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement, (B) was within its possession prior to the commencement of the transaction contemplated hereby (including any discussions, meetings or exchanges prior to the Effective Date), or (C) becomes available from a source other than the Company, a Project Company or another Member or a Person acting on behalf of any of the foregoing Persons; (iv) to the extent that any Member, its Affiliates or its Advisors may have received a subpoena or other written demand under color of legal right for such information, such Member or such Affiliate or Advisor may disclose such information, but such Person shall (A) as soon as practicable upon receipt of such demand, furnish a copy thereof to the Company and the other Members and, if practicable and so long as such Person shall not be in violation of such subpoena or demand or likely to become liable to any penalty or sanctions thereunder, afford the Company and the other Members reasonable opportunity, at their own cost and expense, to obtain a protective order or other reasonably satisfactory assurance of confidential treatment for the information required to be disclosed, (B) cooperate with the Company and other Members to obtain an appropriate protective order or other reasonably satisfactory assurance of confidential treatment, and (C) disclose only that portion of such information that its counsel advises is legally required to be disclosed; (v) any Member, its Affiliates and its Advisors may disclose such information to lenders, potential lenders or other Persons providing financing to the Company, or to any other Member or its Affiliates, or to potential purchasers of equity interests in the Company, in each case, if such Persons have agreed to abide by the terms of this Section 3.06; (vi) any Member, its Affiliates and its Advisors may disclose any such information, and make such filings, as may be required by this Agreement or the Principal Project Documents; (vii) any Member, its Affiliates and its Advisors may disclose information relating to the Wind Farms (but not information relating to a Member’s equity investment in the Company) to lenders, potential lenders or other Persons providing financing to any Person developing or proposing to develop the remaining phases of the Wind Farms and potential purchasers of equity interests in such Person, if such Persons have agreed to abide by the terms of this Section 3.06; (viii) any Advisor that is an insurance company or an Affiliate thereof may disclose such information to the National Association of Insurance Commissioners and any rating agency requiring access to its investment portfolio; and (ix) any Member may disclose any such information to the IRS or such other taxing authority in connection with an audit or examination by the IRS or such taxing authority related to or involving the Project, the Company, any Membership Interest or Unit, or any income, gain, deduction, loss, credits or other items allocated to a Member by the Company and any subsequent administrative or judicial proceeding; provided, such Member must inform the Managing Member of such disclosure and provide the Managing Member with any written correspondence related to such disclosure.  Notwithstanding anything herein to the contrary, any Member may disclose information to its Affiliates and other advisors in accordance with this Agreement if such Persons have agreed to abide by the terms of this Section 3.06.

(b)           Intentionally omitted.

(c)           The Members agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Section 3.06, the continuation of which unremedied will cause the Company and the other Members to suffer irreparable harm.  Accordingly, the Members agree that the Company and the other Members shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach of any of the provisions of this Section 3.06 and to specific performance of their rights hereunder, as well as to any other remedies available at law or in equity.

(d)           The obligations of the Members under this Section 3.06 shall terminate on the third anniversary of the end of the Term, except to the extent such obligations relate to a breach of this Section 3.06 on or prior to such date.

(e)           Each Member shall be responsible for any breach of this Section 3.06 by its Advisors or Affiliates.

(f)            Notwithstanding anything to the contrary, the foregoing obligations shall not apply to the tax treatment or tax structure of any transaction contemplated by the Contribution Agreement or this Agreement (the “Transaction”) and each party hereto (and any employee, representative, or agent of any party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all other materials of any kind (including opinions or other tax analyses) that are provided to any party hereto to the extent relating to such tax treatment and tax structure.  This Section 3.06(f) is intended to prevent the Transaction, including an investment in the Company, from being treated as a “reportable transaction” as a result of it being a transaction offered to a taxpayer under conditions of confidentiality within the meaning of Code Sections 6011, 6111 and 6112 (or any successor provision) and the Treasury Regulations thereunder (as clarified by Notice 2004-80 and Notice 2005-22) and shall be construed in a manner consistent with such purpose.

3.07        Liability to Third Parties.  No Member shall be personally liable for the debts, obligations or liabilities of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member.

3.08        Withdrawal.  A Member may not withdraw or resign from the Company except as permitted by this Agreement.

ARTICLE 4.
CAPITAL CONTRIBUTIONS

4.01        Capital Contributions.

(a)           The Initial Member made Capital Contributions prior to the Effective Date. On the Effective Date, the Initial Member made an additional Capital Contribution in the amount indicated on Exhibit B hereto.  The Capital Account balance of the Initial Member as of the Effective Date after giving effect to the foregoing Capital Contributions shall be as indicated on Exhibit B hereto.

(b)           On the Effective Date, each Class A Equity Investor shall make, by wire transfer of immediately available funds to the account of the Company, the Capital Contribution described for that Member in Exhibit B hereto.  Each Class A Equity Investor’s Capital Account balance as of the Effective Date shall be equal to such Class A Equity Investor’s Capital Contribution on the Effective Date, as indicated on Exhibit B hereto.  From and after the Effective Date, the Class A Members shall make additional Capital Contributions on subsequent Equity Capital Contribution Dates as provided in the Contribution Agreement and as required from time to time pursuant to the PAYG Agreement, and Exhibit B hereto shall be revised to reflect such additional Capital Contributions.

(c)           Concurrently upon receipt of the Capital Contributions to be made on the Effective Date as provided in
Sections 4.01(a) and (b),

(i)            the Company shall apply the proceeds as required under Section 2.2 of the Contribution Agreement and the Flow of Funds Memorandum (as defined therein);

(ii)           the Membership Interest of the Initial Member shall automatically be exchanged for a Class B Membership Interest, and the Initial Member shall hold that number of Class B Units, with an initial Capital Account balance, set forth opposite its name on Exhibit B; and

(iii)          the Membership Interest issued to the Class A Equity Investors shall be a Class A Membership Interest, and each Class A Equity Investor shall hold that number of Class A Units, with initial Capital Account balance, set forth opposite its name on Exhibit B.

4.02        Additional Capital Contributions.  Except as otherwise provided in Sections 4.01 and 12.03 hereof and as provided under the PAYG Agreement, no Member shall be required to make any Capital Contributions to the Company.  If the Managing Member determines that additional funds are required to enable the Company to cause its assets or any Project Company’s assets to be properly operated and maintained and to pay and perform its costs, expenses, obligations and liabilities, the Class B Members shall have the right to make such additional Capital Contributions to the Company as they shall deem necessary, the proceeds of which contributions shall be contributed by the Company to any Project Company.

4.03        Loans by Members or Affiliates.  No Member shall be required to make any loans or otherwise lend any funds to the Company.  With the approval of a Majority of all Members in their reasonable discretion, any Member or its Affiliate may (but shall not be obligated to) at any time, loan money or guarantee a loan to the Company to finance Company operations or maintenance, to finance or refinance any assets of the Company, to pay the debts and obligations of the Company, or for any other Company purpose; provided, however, (a) if prior to the Flip Point the Company does not have sufficient cash to finance its current operations or pay its current liabilities, any Member may loan money to the Company for such purpose upon the affirmative vote of the Required Voting Percentage or (b) if during the PTC Period any Class A Member fails to make a Capital Contribution required under the PAYG Agreement, any other Class A Member may loan money to the Company for such purpose without the approval of any other Member, and (c) if any other Class A Member does not make such a loan described in preceding clause (b) when such Capital Contribution becomes due, any Class B Member may loan money to the Company for such purpose without the approval of any other Member.  If any Member or its Affiliate lends funds or guarantees a loan of funds to the Company, (x) such Member or Affiliate shall be entitled to receive interest on such loan, or a fee for guaranteeing any such loan, at an interest rate or fee to be agreed upon by such Member and a Majority of all Members; provided, however, that any loan from the Class B Member that does not require approval of the Members pursuant to this Section 4.03 shall bear interest at a rate of prime plus four percent (4%), (y) any such loan shall be for a fixed term and (z) any such loan shall be unsecured and subordinated to the Company’s obligations under the Debt Financing Documents.

4.04        Return of Contributions.  Except as expressly provided herein, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions.  An unrepaid Capital Contribution is not a liability of the Company or of any Member.

4.05        Capital Accounts.

(a)           A Capital Account shall be established and maintained for each Member in accordance with the following provisions and the initial Capital Account balance for each Member on the Effective Date (after giving effect to the Capital Contributions on the Effective Date) shall be as set forth on Exhibit B:

(i)            To each Member’s Capital Account there shall be credited (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 5.01(b), Section 5.01(c), Section 5.01(d) or

Section 12.02(a), and (C) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member.  The principal amount of a promissory note that is not readily traded on an established securities market and that is contributed to the Company by the maker of the note (or a Member related to the maker of the note within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(d)(2);

(ii)           To each Member’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement (including pursuant to Section 5.02 or Section 12.02(a)), (B) such Member’s distributive share of Losses and any items in the nature of deductions or losses that are specially allocated pursuant to Section 5.01(b), Section 5.01(c), Section 5.01(d) or Section 12.02(a), and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company;

(iii)          In the event Units are Disposed of in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Units so Disposed of; and

(iv)          In determining the amount of any liability for purposes of Sections 4.05(a)(i) and (ii) there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulation.

(b)           This Section 4.05 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulation.  In the event the Managing Member shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or any Members), the Managing Member may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Article 12 upon the dissolution of the Company.  The Managing Member also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulation Section 1.704-1(b).

(c)           As a book keeping matter only, in the case of a Member that holds a Class A Membership Interest and a Class B Membership Interest, the Capital Account of such Member shall be maintained separately for its Class A Membership Interest and its Class B Membership Interest, and all contributions, allocations and distributions to such Member with respect to its

Class A Membership Interest and Class B Membership Interest shall be reflected only in the Capital Account maintained with respect to its Class A Membership Interest or Class B Membership Interest, as applicable.

ARTICLE 5.
DISTRIBUTIONS AND ALLOCATIONS

5.01        Allocations.

(a)           General.  After giving effect to the special allocations set forth in Section 5.01(b) and the Regulatory Allocations set forth in Section 5.01(c), and subject to Section 5.01(d), Profits and Losses, any other items of income, gain, loss or deduction and credits (including PTCs) for any Allocation Year shall be allocated to the Members in the following order and priority:

(i)            First, prior to and until the Flip Point shall occur, 100% to the Class A Members in accordance with their Pro Rata Shares; and

(ii)           Second, subject to Section 5.03, after the Flip Point shall occur, (A) 5.00% to the Class A Members in accordance with their Pro Rata Shares and (B) 95.00% to the Class B Members in accordance with their Pro Rata Shares, subject to adjustment of such percentages to the extent required pursuant to Section 5.06(b)(vi)(C) or Section 5.06(b)(vii)(B).

(b)           Special Allocations.  The following special allocations shall be made in the following order:

(i)            Company Minimum Gain Chargeback.  Notwithstanding the other provisions of this Section 5.01, except as provided in Treasury Regulation Section 1.704-2(f), if there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2).  This Section 5.01(b)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)           Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt.  Notwithstanding the other provisions of this Section 5.01, except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member

Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(4).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2).  This Section 5.01(b)(ii) is intended to comply with the partner nonrecourse minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)          Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by Treasury Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided, an allocation pursuant to this Section 5.01(b)(iii) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 5.01 have been tentatively made as if this Section 5.01(b)(iii) were not in this Agreement.

(iv)          Gross Income Allocation.  In the event any Member has an Adjusted Capital Account Deficit at the end of any Allocation Year, each such Member shall be specially allocated items of Company income and gain in the amount of such Adjusted Capital Account Deficit as quickly as possible; provided, an allocation pursuant to this Section 5.01(b)(iv) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 5.01 have been made as if Section 5.01(b)(iii) and this Section 5.01(b)(iv) were not in this Agreement.

(v)           Nonrecourse Deductions.  Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Members in accordance with either Section 5.01(a)(i) or Section 5.01(a)(ii), as in effect at the time the Nonrecourse Deduction arises.

(vi)          Member Nonrecourse Deductions.  Any Member Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i)(1).

(vii)         Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Section 743(b) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2)

or Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with either Section 5.01(a)(i) or Section 5.01(a)(ii), as in effect at the time of the adjustment, in the event Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

(viii)        Items in Connection with Liquidation.  Profits and Losses, any other items of income, gain, loss or deduction and credits (including PTCs) for the Allocation Year in which there is a disposition of all or substantially all of the assets of the Company pursuant to Section 12.02(a)(iii) shall be specially allocated pursuant to Sections 12.02(a)(iv) and 12.02(a)(v).

(ix)           Certain Supplemental Allocations.  If any distributions are made to a Class A Member pursuant to Section 5.02(d)(ii) or Section 5.02(e) for any Allocation Year, items of income and gain for such Allocation Year in an amount equal to the aggregate amount of such distributions that otherwise would have been allocated to the Class B Members shall be specially allocated to such Class A Member.

(c)           Curative Allocations.  The allocations set forth in Sections 5.01(b)(i) through (vii) and Section 5.01(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.01(c).  Therefore, notwithstanding any other provisions of this Section 5.01, the Regulatory Allocations shall be taken into account in allocating items of income, gain, loss, deduction and credit among the Members such that, to the extent possible, the net amount of allocations of such items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each Member if the Regulatory Allocations had not occurred and all Company items were allocated pursuant to Sections 5.01(a), 5.01(b)(viii), 12.02(a)(iv) and 12.02(a)(v).

(d)           Loss Limitations.  Losses allocated pursuant to Section 5.01(a) and any items of loss or deduction allocated pursuant to Section 5.01(b)(viii) and Sections 12.02(a)(iv) and (v) shall not exceed the maximum amount of Losses and other items of loss or deduction that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year.  In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 5.01(a) or any items of loss or deduction allocated pursuant to Section 5.01(b)(viii) or Section 12.02(a)(iv) and (v), the limitation set forth in this Section 5.01(d) shall be applied on a Member by Member basis and Losses and items of loss or deduction not allocable to any Member as a result of such limitation shall be allocated to the other Members pursuant to Sections 5.01 and 12.02 to the extent such other Member’s have positive balances in their Capital Accounts so as to allocate the maximum permissible Losses to each Member under Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

(e)           Other Allocation Rules.

(i)            For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Managing Member using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

(ii)           The Members are aware of the income tax consequences of the allocations made by this Section 5.01 and Section 12.02(a) and hereby agree to be bound by the provisions of this Section 5.01 and Section 12.02(a) in reporting their shares of Company income and loss for income tax purposes.

(iii)          Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulation Section 1.752-3(a)(3), the Members’ interests in Company profits are in accordance with their proportionate allocations under Section 5.01(a)(i) or Section 5.01(a)(ii), as in effect at the time of the adjustment.

To the extent permitted by Treasury Regulation Section 1.704-2(h)(3), the Managing Member shall endeavor to treat distributions of Distributable Cash as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

(f)            Income Tax Allocations:  Code Section 704(c).  Except as otherwise provided in this Section 5.01(f), each item of income, gain, loss, and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such items are allocated for book purposes pursuant to this Section 5.01.  In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using the remedial allocation method permitted by Treasury Regulation Section 1.704-3(d).  In the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.  Any elections or other decisions relating to such allocations shall be made by the Managing Member in any manner that reasonably reflects the purpose and intention of this Agreement; provided, for the avoidance of doubt, any items of loss or deduction attributable to property contributed by a Member shall, to the extent of an amount equal to the excess of (A) the federal income tax basis of such property at the time of its contribution over (B) the Gross Asset Value of such property at such time, be allocated in its entirety to such contributing Member and the tax basis of such property for purposes of computing the amounts of all items allocated to any other Member (including a transferee of the contributing Member) shall be equal to its Gross Asset Value upon its contribution to the Company.  Allocations pursuant to this Section 5.01(f) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

5.02        Distributions.  Subject to Sections 9.03(b) and 12.02(a)(vi), Distributable Cash shall be distributed to the Members on each Distribution Date on which the Company has Distributable Cash, in the following order and priority:

(a)           First, subject to Section 5.02(f), 100% to the Class B Members in accordance with their Pro Rata Shares until the earlier of (i) the sum of the aggregate amount of Distributable Cash that has been distributed to such Class B Members equals the aggregate amount of Capital Contributions made by the Class B Members with respect to Class B Units and (ii) April 30, 2012;

(b)           Second, 100% to the Class A Members in accordance with their Pro Rata Shares until the Flip Point shall occur; provided, however, if the point as of which the Class A Units are determined under the procedures set forth in Section 5.06  to first have realized the Flip Rate has occurred without reaching the Flip Point, the Managing Member shall cause 95% of the Distributable Cash to be paid to the Lenders under the Debt Financing Agreement until the obligations have been fully satisfied but only to the extent that the Class A Members net after-tax cash flow with respect to such 95% of Distributable Cash (assuming full realization of Tax Benefits and Tax Costs under the Tax Assumptions) would not be less than zero in a fiscal year in which such 95% of the Distributable Cash is paid to the Lenders under the Debt Financing Agreement and the remaining 5% of Distributable Cash shall be paid to the Class A Members in accordance with their Pro Rata Shares; and

(c)           Third, subject to Sections 5.02(d) and 5.03, 5.00% to the Class A Members in accordance with their Pro Rata Shares and 95.00% to the Class B Members in accordance with their Pro Rata Shares, subject to adjustment of such percentages to the extent required pursuant to Section 5.06(b)(vi)(C) or Section 5.06(b)(vii)(B).

(d)           Notwithstanding Sections 5.02(c), if, after the Flip Point and after taking into account any Capital Contributions made or required to be made by the Class A Members pursuant to the PAYG Agreement and distributions made or required to be made as a result of a recalculation under Section 5.06(b)(vii) and changes in allocations described therein, the Class A Members’ Internal Rate of Return is at any time or from time to time less than the Flip Rate, then:

(i)            first, Distributable Cash that otherwise would be distributed to the Class B Members pursuant Section 5.02(c) shall instead be distributed to the Class A Members in accordance with their Pro Rata Shares until the Class A Members’ Internal Rate of Return equals the Flip Rate; provided, distributions to a Class A Member pursuant to this Section 5.02(d)(i) shall be made only to the extent that they do not cause that Class A Member to have an Adjusted Capital Account Deficit; and

(ii)           second, if the Class A Members’ Internal Rate of Return would still be less than the Flip Rate after giving effect to distributions pursuant to Section 5.02(d)(i), then (A) Distributable Cash that otherwise would be distributed to the Class B Members pursuant to Section 5.02(c) shall instead be distributed to the Class A Members in accordance with their Pro Rata Shares to the extent necessary and to the greatest extent possible to cause the Class A Members’ Internal Rate of Return to equal the Flip Rate; and (B) corresponding allocations of income and gain shall be made pursuant to Section 5.01(b)(ix); provided, however, any distribution to a Class A Member during an Allocation Year pursuant to this Section 5.02(d)(ii) shall not exceed the income and gain allocations to such Class A Member during such Allocation Year pursuant to Section 5.01(b)(x), such that the distribution pursuant to this Section 5.02(d)(ii) shall be matched on a dollar for dollar basis by income and gain allocation pursuant to Section 5.01(b)(x) within any Allocation Year.

(e)           Notwithstanding Sections 5.02(a)–(d), Distributable Cash in an amount equal to any payments received by the Company in connection with or as indemnification pursuant to the terms of this Agreement or compensation or reimbursement to the extent that the Company is compensated or reimbursed (e.g., business interruption insurance proceeds) for the loss of the PTCs shall be distributed as follows: (x) to the extent relating to the period prior to the Flip Point, 100% to the Class A Members in accordance with their Pro Rata Shares and (y) to the extent relating to the period after the Flip Point, in accordance with the sharing ratios set forth in Section 5.02(c).

(f)            Notwithstanding Section 5.02(a), Distributable Cash in an amount equal to the Relevant Damages calculated under Section 3.02(d)(iii) or 3.02(e)(iii) shall be distributed to EFS Noble Holdings or any successor to the Class A Units held by EFS Noble Holdings on the Effective Date.  For the avoidance of doubt, any distribution pursuant to this Section 5.02(f) shall have priority over, and shall be senior to, any distributions pursuant to Section 5.02(a).

5.03        Adjustment of Post-Flip Allocations and Distributions.  Notwithstanding anything to the contrary set forth in this Agreement, in the event that the Appeal Proceeding has been perfected but (a) an order has not been issued by the New York State Appellate Division, Third Department, dismissing the Appeal Proceeding or otherwise resolving the Appeal Proceeding by maintaining the Governmental Approvals necessary for the construction and operation of either or both of the Affected Wind Farms or (b) an order has been issued by the New York State Appellate Division, Third Department, remanding one or more of the issues considered in the Appeal Proceeding or invalidating one or more of the Governmental Approvals necessary for the construction or operation of either or both of the Affected Wind Farms, and (1) the Company or the applicable Project Companies do not fully satisfy all conditions of such order and obtain modifications to the existing Governmental Approvals or new Governmental Approvals, as applicable, in each case that are not materially adverse to the construction or operation of either or both of the Affected Wind Farms, prior to the relevant dates set forth in clause (i) or (ii) below, and (2) in the case of clause (i) below, the Class A Members have funded their respective Equity Capital Contributions on the Initial Equity Capital Contribution Date notwithstanding that one or more conditions to such Equity Capital Contributions may not be satisfied in connection with such remand or invalidation, in either of case (a) or (b) above (i) on or prior to the Initial Equity Capital Contribution Date, the references in Sections 5.01(a)(ii), 5.02(c) and 12.02(a)(v)(D) to 5.00% and 95.00% shall be changed to 6.62% and 93.38%, respectively, or (ii) by the date that is six (6) months after the Initial Equity Capital Contribution Date, the references in Sections 5.01(a)(ii), 5.02(c) and 12.02(a)(v)(D) to 5.00% and 95.00% shall be changed to 8.23% and 91.77%, respectively; provided that the foregoing clauses (i) and (ii) shall not apply if (x) an order has been issued by the New York State Appellate Division, Third Department, remanding one or more of the issues considered in the Appeal Proceeding or invalidating one or more of the Governmental Approvals necessary for the construction or operation of either or both of the Affected Wind Farms, and (y) the Company or the applicable Project Companies fully satisfy all conditions of such order and obtain modifications to the existing Governmental Approvals or new Governmental Approvals, as applicable, in each case that are not materially adverse to the construction or operation of either or both of the Affected Wind Farms, prior to the relevant date referenced in the foregoing clause (i); and provided further, that the foregoing clause (ii) shall not apply if (x) an order has been issued by the New York State Appellate Division, Third Department, remanding one or more of the issues considered in the Appeal Proceeding or invalidating one or more of the Governmental Approvals necessary for the construction or operation of either or both of the Affected Wind Farms and the foregoing clause (i) applies in connection with such order and (y) the Company or the applicable Project Companies fully satisfy all conditions of such order and obtain modifications to the existing Governmental Approvals or new Governmental Approvals, as applicable, in each case that are not materially adverse to the construction or operation of either or both of the Affected Wind Farms, after the date referenced in the foregoing clause (i) but prior to the date referenced in the foregoing clause (ii), in which case the references in Sections 5.01(a)(ii), 5.02(c) and 12.02(a)(v)(D) to 5.00% and 95.00% shall be changed to 6.62% and 93.38%, respectively.

5.04        Intentionally Omitted.

5.05        Intentionally Omitted.

5.06        Calculation of Flip Point.

(a)           Monthly Calculation; Liquidation Calculation.

(i)            After the end of each calendar month and prior to the Distribution Date for such month, the Managing Member shall determine in good faith whether a calculation as of such Distribution Date is necessary in order for the Managing Member to conclude whether the Flip Point has occurred during the preceding calendar month.  If the Managing Member (i) determines that no calculation is necessary, or (ii) determines after calculation in the manner described in this Section 5.06(a) that the Flip Point has not occurred during such month, then on the Distribution Date the Managing Member shall so notify the Members.

(ii)           If the Managing Member calculates, in the manner provided in this Section 5.06, that the Flip Point has occurred during a calendar month, then no less than thirty (30) Days prior to the Distribution Date, the Managing Member shall provide such calculation to the Class A Members in the form of the Tracking Model attached hereto as Exhibit F (the “Tracking Model”) and prepared in accordance with the calculation rules and conventions of this Section 5.06, specifying the Flip Point, the portion of the Distributable Cash which is to be distributed in accordance with Sections 5.02(a) and 5.02(b), the portion of the Distributable Cash which is to be distributed in accordance with Section 5.02(c), the portion of the tax attributes of the Company which are to be allocated under Section 5.01(a)(i), and the portion to be allocated under Section 5.01(a)(ii), as applicable

(iii)          Prior to making any liquidating distribution pursuant to Section 12.02(a)(vi), the Managing Member shall make a calculation, in the manner described in this Section 5.06, as to whether the Flip Point will occur in connection with the liquidation of the Company. No less than thirty (30) Days prior to making such distribution, the Managing Member shall provide such calculation to the Class A Members in the form of the Tracking Model attached hereto as Exhibit F and prepared in accordance with the calculation rules and conventions of this Section 5.06, specifying the Flip Point (or stating that the Managing Member has concluded that it will not occur), the portion of the Liquidation Proceeds which is to be distributed to each Member in accordance with Section 12.02(a)(vi), and the proportions in which the tax attributes of the Company for the Allocation Year in which the liquidation occurs are to be allocated in accordance with Sections 12.02(a)(iv) and 12.02(a)(v).

(iv)          In the event that no objection to a calculation provided to the Class A Members under Section 5.06(a)(ii) or Section 5.06(a)(iii) is received by the Managing Member from the Majority of Class A Members at least five (5) Days prior to the Distribution Date or the Liquidation Date, as the case may be, then the Flip Point shall be deemed to have occurred as specified in such calculation (subject to adjustment for the Curative Flip Allocation under Section 5.06(b)(vii)) and the distribution of Distributable Cash or Liquidation Proceeds, and the allocation of tax attributes for the applicable taxable period, shall be made in the manner specified in such calculation.  In the event that such an objection is received by the Managing Member, then the determination of the Flip Point and the making of the distribution (and all subsequent distributions of Distributable Cash or Liquidation Proceeds) shall be suspended until the Flip Point and the allocation of distributions and allocation of tax attributes is finally determined under the dispute resolution procedures set forth in Section 11.03.

(b)           Calculation Rules and Conventions.  The Managing Member shall employ the following calculation rules and conventions in determining the Flip Point:

(i)            Per Unit Basis. The calculation shall be made on the basis of a Class A Unit.

(ii)           Continuity of Ownership. The Managing Member shall treat ownership of the Class A Units as being continuous from the Effective Date to the Distribution Date as of which the calculation is being made without regard to any change in ownership of any Class A Units during such period.

(iii)          Cash Flows.  For purposes of determining the Internal Rate of Return, the cash flows to be taken into account with respect to each Class A Unit (the “Cash Flows”) shall consist solely of, without duplication, (i) the Capital Contributions with respect to such Class A Unit, (ii) pro rata distributions made with respect to such Class A Units pursuant to Section 5.02(b) on any Distribution Date or Liquidation Date, distributions made pursuant to Section 5.02(d) and 5.02(f), any tax distributions made to Class A Members that are separately identified as tax distributions, and distributions to be made with respect to such Class A Unit pursuant to Section 12.02(a)(vi) on the Liquidation Date to the extent such Liquidation Date distributions are attributable to pro rata allocations pursuant to Section 12.02(a)(v)(C) (or to be made on the Distribution Date or Liquidation Date as of which the Internal Rate of Return is being determined), and (iii) the net Tax Costs or Tax Benefits determined in accordance with Section 5.06(b)(iv) to be paid or received with respect to such Class A Unit on any Tax Payment Date.  Any amount received by holders of Class A Units, which is in the nature of a recovery or replacement of, or indemnity or compensation for, and is the substantial economic equivalent of, an item which would otherwise be taken into account in the preceding clauses (i)–(iii) of this Section 5.06(b)(iii) (including, without limitation, the deemed recognition of PTCs pursuant to Section 6.06(d), amounts paid or distributed to the Class A Members pursuant to Section 9.03, the Sponsor Guaranty or Article 12) shall be taken into account for purposes of the calculation of the Internal Rate of Return on the date so received by such holders.

(iv)          Tax Costs and Tax Benefits.  Tax Costs and Tax Benefits shall be determined as follows:

(A)          Tax Costs and Tax Benefits shall be calculated on the basis of the following tax assumptions (consistent with the Base Case Model):  (i) the applicable federal income tax rate is 35% (and any state, local, foreign or other income taxes are inapplicable), (ii) with respect to the Wind Turbines that are treated (pursuant to Section 7.03(c)(ii)) as having been placed in service on or before the Effective Date, the applicable depreciation periods, methods and conventions are set forth in the Base Case Model, and with respect to any Wind Turbines that are treated (pursuant to Section 7.03(c)(ii)) as having been placed in service after the Effective Date, the applicable depreciation periods set forth in the Base Case Model; provided, the assumptions regarding such depreciation periods, methods and conventions, as applicable, shall not include the following: (w) the amounts used for such depreciation periods, methods and conventions, (x) the amounts allocated to particular assets, (y) the date on which any Wind Turbines that are treated (pursuant to Section 7.03(c)(ii)) as having been placed in service after the Effective Date are placed in service, and (z) the methods and conventions to the extent determined as a result of the date on which such Wind Turbines that are treated (pursuant to Section 7.03(c)(ii)) as having been placed in service after the Effective Date are placed in service (it being understood that the Tracking Model shall be adjusted to reflect the actual recognition by the Company of the deduction for such depreciation amounts), and (iii) the allocation of items of income, gain, loss, deduction and credit among the Class A Members shall be respected for federal income tax purposes; provided, the assumption in this clause (iii) shall only pertain to whether the allocations will be respected under subchapter K of the Code and not the actual amounts and times that items of income, gain, loss, deduction and credit arise or occur; provided, further, the assumption in this clause (iii) shall not apply to the extent that (x) prior to the Initial Equity Capital Contribution Date, there is any administrative pronouncement, ruling or guidance from the IRS or the U.S. Department of Treasury intended for taxpayers generally on or relating to the allocation of items of income, gain, loss, deduction or credit, (y) such pronouncement, ruling or guidance does not constitute a “Change of Law” (as defined in the Contribution Agreement) and was not taken into account in making adjustments to the Base Case Model pursuant to Section 2.01(b) of the Contribution Agreement, and (z) subsequent to the Initial Equity Capital Contribution Date, either the rules or interpretations of law contained in such pronouncement, ruling or guidance become a “Change of Law” (as defined in the Contribution Agreement) or the IRS successfully asserts an adjustment to the Tax Return that differs from the assumption in this clause (iii) and such adjustment is clearly based on (whether or not explicitly cited as authority) the rules or interpretations of law contained in such pronouncement, ruling or guidance, in either case that negatively impacts the allocation of items of income, gain, loss, deduction and credit to the Class A Members (the items referred to in preceding clauses (i), (ii), and (iii) are referred to herein as the “Fixed Tax Assumptions”).  Except as otherwise provided in this Section 5.06(b)(iv), the Fixed Tax Assumptions shall apply without regard to any changes in law and irrespective of any determination as to whether such assumptions were correct when made or whether any assumed or resulting tax treatment is allowable on or at any time after the Effective Date.  In all other respects Tax Costs and Tax Benefits for any taxable period shall be calculated based on the amounts actually realized or deemed to be realized under this Section 5.06(b)(iv) in accordance with the federal income tax accounting methods and tax elections actually used with respect to such period by the Company in the preparation of its federal income tax reports and returns, or as adjusted as a result of any amended return or federal income tax audit or subsequent administrative or judicial proceeding; provided, the tax cost attributable to any minimum gain chargeback shall be deemed to be realized no later than immediately prior to the Flip Point (and thus shall be taken into account in determining the Flip Point).  Notwithstanding anything herein to the contrary, the calculation of Tax Costs and Tax Benefits shall not take into account any detriment, deduction, credit, or other benefit that a Class A Member may realize or that results from Code Section 199.

(B)           Any Company loss, deduction or credit (including PTCs and any adjustments to such items from a period after the Effective Date)

allocable to a Class A Unit shall be deemed to produce Tax Benefits on the Tax Payment Dates for the period in which such loss, deduction or credit arises (or is deemed to arise) without regard to (i) any provision of law limiting, restricting, deferring or disallowing such loss, deduction or credit that (A) is applicable to a holder of a Class A Unit as opposed to the Company (other than any limitation on the allowance of a loss or deduction to a Member under Code Section 704(d), in which case any loss or deduction that is deferred as a result of the application of Code Section 704(d) shall be deemed to produce Tax Benefits when such loss or deduction actually produces Tax Benefits to such Member), (B) is applicable to the Company in circumstances where such a Company-level limitation, restriction, deferral or disallowance of such loss, deduction or credit results from any action of the Class A Member that is a holder of such Class A Unit that is not required by this Agreement, the Contribution Agreement or the PAYG Agreement, or (C) for the avoidance of doubt, is contrary to the Fixed Tax Assumptions, and (ii) whether the holder of a Class A Unit has any income, gains, or tax liability against which it is permitted to offset such loss, deduction or credit.  Any Company income or gain allocable to a Class A Unit shall be deemed to produce Tax Costs on the Tax Payment Date for the period in which such income or gain arises or is deemed to arise (including any adjustment to Company items of income or gain from a period after the Effective Date, for the avoidance of doubt, to the extent consistent with the Fixed Tax Assumptions) without regard to both (i) any provision of law that is applicable to a holder of a Class A Unit, as opposed to the Company, and (ii) whether the holder of a Class A Unit has any losses, deductions or credits (for the avoidance of doubt, to the extent consistent with the Fixed Tax Assumptions), which would reduce, defer, or permit the holder of a Class A Unit to obtain credit for, such Tax Cost.

(C)           With respect to any calendar year which has ended prior to the Distribution Date or Liquidation Date as of which the calculation is being made, the net Tax Costs or Tax Benefits, as the case may be, with respect to the tax items allocable to a Class A Unit for such year shall be allocated ratably to the estimated tax payment dates (the “Tax Payment Dates”) which apply to a calendar year corporate taxpayer with respect to tax liability arising in such year (under current law, April 15, June 15, September 15 and December 15) and treated as having been paid or received, as the case may be, on such Tax Payment Dates.

(D)          With respect to any Company taxable year which has not ended prior to the Distribution Date or Liquidation Date as of which the calculation is being made, the net Tax Costs or Tax Benefits, as the case may be, with respect to the tax items allocable to a Class A Unit for the portion of such year as has been completed (as of the end of the month immediately preceding such Distribution Date or Liquidation Date) shall be allocated ratably and treated as having been paid or received, as the case may be, on the Tax Payment Dates for such Company taxable year, including Tax Payment Dates which fall subsequent to the Distribution Date or Liquidation Date.  In any case in which Tax Costs or Tax Benefits are deemed to be received after the Distribution Date or Liquidation Date, in calculating the present value of such items, the Flip Rate shall be applied for the period between the Distribution Date or Liquidation Date, as the case may be, and the Tax Payment Date.

(v)           Method of Determining Flip Point; Pro Ration of Distributions.

(A)          If, as of any Distribution Date, the Managing Member calculates that the Flip Point has occurred during the calendar month preceding such Distribution Date (taking account of the distribution of the Distributable Cash on such Distribution Date), the Managing Member will calculate the lowest percentage (the “Trigger Percentage”) which, when applied to the Tax Costs and Tax Benefits allocable to such calendar month, on the one hand, and to such Distributable Cash, on the other hand, will result in a Class A Unit receiving an amount of Tax Costs and Tax Benefits allocable to such calendar month (such amount of such Tax Costs and Tax Benefits calculated using such Trigger Percentage, the “Tax Cost/Benefit Trigger Amount”) and an amount of cash under Section 5.02(b) (such amount of cash calculated using such Trigger Percentage, the “Cash Trigger Amount”) which collectively will cause the Flip Point to occur.  (For avoidance of doubt, if the Distributable Cash is zero, then the Trigger Percentage shall be calculated solely with respect to the Tax Costs and Tax Benefits.)  The Tax Cost/Benefit Trigger Amount shall be deemed to precede the Flip Point and shall be allocated in accordance with Section 5.01(a)(i) and the remainder of the tax attributes shall be deemed to succeed the Flip Point and shall be allocated in accordance with Section 5.01(a)(ii).  Distributable Cash in an amount equal to the Cash Trigger Amount, if any, shall be distributed to the holders of the Class A Units under Section 5.02(a) or Section 5.02(b), as applicable, and the remainder of such Distributable Cash shall be distributed to the holders of Class A Units and Class B Units under Sections 5.02(c) and 5.02(d), as applicable.  In any case in which the provisions of this Article 5 require a special or curative allocation of tax attributes of the Company which causes such allocation to be disproportionate to the sharing of cash under Section 5.02, the calculations under this Section 5.06(b)(v)(A) shall be done on an iterative basis taking account of such special or curative allocation in such manner as to achieve as nearly as practicable the purposes of such allocation.

(B)           If, prior to a distribution of Liquidation Proceeds, the Managing Member calculates that the Flip Point will occur (taking into account the expected distribution of Liquidation Proceeds), the Managing Member will calculate, using an iterative process, the percentage of the Liquidation Proceeds which, if distributed in accordance with Section 12.02(a)(vi), will cause the sum of (i) the cash distributions to be made pursuant to Section 12.02(a)(vi) on the Liquidation Date to the extent such Liquidation Date distributions are attributable to pro rata allocations pursuant to Section 12.02(a)(v)(C) and (ii) the Tax Benefits or Tax Costs arising from the allocation of tax attributes of the Company for the taxable period in which the Liquidation Date occurs as a result of such cash distribution, to cause the Flip Point to occur.  Such calculation shall be taken into account in making the allocations under Section 12.02(a)(v) in such manner as to ensure that, to the greatest extent feasible, the balances in the Capital Accounts of the Members are expected to result in distributions pursuant to Section 12.02(a)(vi) in accordance with the target liquidation distributions contemplated in Sections 12.02(a)(v)(A), 12.02(a)(v)(B), 12.02(a)(v)(C) and 12.02(a)(v)(D).

(vi)          End of Year True Up.

(A)          Prior to filing the Company’s Tax Return for the taxable year which includes the Flip Point, the Managing Member shall compare the Tax Benefits and Tax Costs for the portion of the taxable year through the month in which the Flip Point was determined to have occurred, as taken into account in the calculation of the Flip Point, with the Tax Benefits and Tax Costs for such period as determined using the amounts reflected in the Tax Return as proposed to be filed; provided, any difference in such calculation of the Flip Point and such amounts reflected in the Tax Returns is not the result of the inaccuracy of, or challenge to, the Fixed Tax Assumptions.  In the event of any difference (disregarding de minimis amounts), the Managing Member shall re-calculate the Trigger Percentage based upon the amounts reflected in such return, and shall (i) adjust the Flip Point accordingly (including by advancing or retarding the Flip Point to a prior or subsequent month), and (ii) determine the difference (the “Cash Difference”) between the actual cash distribution to the Class A Members on the Distribution Date immediately following the month in which the Flip Point was originally determined to have occurred (and any subsequent Distribution Dates, if relevant) and the cash distribution that would have been made on such Distribution Date(s) based on the recalculated Trigger Percentage (it being acknowledged that any difference between the tax attributes assumed to be allocable to the Class A Units at the time the Flip Point was first determined and the amounts of such tax attributes reflected in the allocations pursuant to the Tax Return actually filed will have been reflected in the final determination of the Flip Point under this Section 5.06(b)(vi)).  For the avoidance of doubt, any distribution pursuant to Section 5.02(d) shall not be excluded from the amount of the actual cash distribution and the amount of the cash distribution that would have been made based on the recalculated Trigger Percentage.

(B)           Provisions similar to those provided in Section 5.06(a)(ii) and (iv) shall apply for purposes of (x) advance notification of the Class A Members of the adjusted Flip Point and Cash Difference calculations referred to in Section 5.06(b)(vi)(A), and (y) rights of the Majority of Class A Members to challenge.

(C)           Upon becoming final pursuant to Section 5.06(b)(vi)(B), the Managing Member shall apply the adjusted Flip Point for all purposes of this Agreement. On the Distribution Date immediately following the calculation becoming final, the sharing percentages set forth in Sections 5.01(a)(ii) and 5.02(c) shall be adjusted to the maximum extent necessary (subject to the limit that the aggregate sharing percentages for the Class A Members shall not be less than five percent (5.00%)) so as to correct, on a present value basis calculated at the Flip Rate, the Cash Difference.  Such change in sharing percentages shall remain in effect until, and to the extent necessary, so that the Cash Difference shall have been eliminated.  The change in sharing percentages is intended to, and is limited in amount and duration to the change necessary to, eliminate the Cash Difference.

(vii)         Curative Flip Allocations.

(A)          The Managing Member’s determination that the Flip Point has occurred, subject to the rights of the Class A Members to dispute such determination in advance under the procedures set forth in Section 11.03 and subject to any adjustment provided for in Section 5.06(b)(vi), shall become final on the Distribution Date or Liquidation Date as of which such determination is made, in the absence of fraud or manifest mathematical error.  Except as provided for in Section 5.06(b)(vi), the occurrence of the Flip Point shall not be affected by any Tax Costs or Tax Benefits, distribution or other event or circumstance arising at any time after the Distribution Date or Liquidation Date as of which such determination is made.  If, subsequent to the filing of the Company’s Tax Return for the taxable year in which the Flip Point is deemed to have occurred, there occurs an adjustment to the Tax Costs or Tax Benefits taken into account in calculating the Flip Point as a result of a change in the amount of any item of income, gain, deduction, loss or credit realized in any period through the end of the calendar month immediately preceding the Distribution Date for which such determination is made, such change shall give rise to a Curative Flip Allocation under this Section 5.06(b)(vii)(A).  Except with respect to the Fixed Tax Assumptions and other assumptions made under Section 5.06(b)(iv), the adjustments taken into account under this Section 5.06(b)(vii)(A) shall include a difference in the calculation of taxable income, gain, loss or credit in the Tax Return as filed by the Company, and any amended return or as a result of a federal income tax audit or subsequent administrative or judicial proceeding.  No adjustment shall be taken into account as a result of a change, subsequent to the Liquidation Date, in the amount of any item of income, gain, deduction, loss or credit.

(B)           In the event a change described in Section 5.06(b)(vii)(A) gives rise to a Curative Flip Allocation, the sharing percentages set forth in Sections 5.01(a)(ii) and 5.02(c) shall be adjusted to the maximum extent necessary (subject to the limit that the aggregate sharing percentages for the Class A Members shall not be less than five percent (5.00%)) so as to immediately correct, on a present value basis calculated at the Flip Rate, the difference between the Flip Rate assumed to have been realized by a holder of Class A Units on the Distribution Date as of which the Flip Point was determined, and the Internal Rate of Return actually realized by such a holder after accounting for the adjustment referred to in Section 5.06(b)(vii)(A).  Such change in sharing percentages shall remain in effect until, and to the extent necessary so that, the difference between the Flip Rate and actual Internal Rates of Return shall have been eliminated.  The change in sharing percentages as a result of the Curative Flip Allocation is intended to, and is limited in amount and duration to the change necessary to, cure the adjustment to the Tax Costs or Tax Benefits taken into account in calculating the Flip Point as a result in a change in the amount of any item of income, gain, deduction, loss or credit realized in any period prior to the end of the calendar month immediately preceding the Distribution Date for which such determination is made.

(C)           Subsequent to a purchase or redemption of either (1) any Class A Unit or (2) any Class B Unit pursuant to Article 10 hereof, if events that, in the absence of such purchase or redemption, would have given rise to a Curative Flip Allocation under this subparagraph occur and the economic equivalent of such Curative Flip Allocation was not taken into account in establishing the Fair Market Value (in the case of Section 10.01), Purchase Price (in the case of Section 10.03) or redemption amount (in the case of Section 10.02), as applicable, with respect to a Class A Unit under Section 10.02, or a Class A Unit or a Class B Unit under Section 10.03(a), then, pursuant to the purchase or redemption documentation for such purchase or redemption of such Class A Unit or Class B Unit, respectively, the party that would have benefited from such Curative Flip Allocation shall be paid by the party that would have suffered the detriment of such Curative Flip Allocation (determined as provided under this subparagraph as if the sale of such Class A Units or Class B Units, respectively, had not occurred) a cash payment that is the economic equivalent of such Curative Flip Allocation to such selling Class A Members or Class B Members, as applicable.

(viii)        Annual Status Reports.  Within one-hundred twenty (120) Days after the end of each Fiscal Year, the Managing Member shall prepare and distribute to each holder of Class A Units a status report consisting of a calculation of the Internal Rate of Return as of the end of the Fiscal Year in the form of the Tracking Model and prepared in accordance with the calculation rules and conventions of this Section 5.06, and together with such exhibits or supplemental information as is reasonably required to demonstrate the basis of such calculation. The Managing Member shall make itself available at the request of any Class A Member to discuss the basis for such calculation, including the interpretation and application of the rules and procedures of this Section 5.06(b)(viii).  The Majority of Class A Members may initiate the dispute resolution procedures of Section 11.03 to resolve any item or procedure which is in dispute, and the conclusion of such dispute resolution procedures shall apply for all subsequent periods to any substantially similar item or procedure.

5.07        Withholding.  Notwithstanding any other provision of this Agreement, the Company shall comply with any withholding requirements under any law and shall remit amounts withheld to, and file required forms with, applicable taxing authorities.  To the extent that the Company is required to withhold and pay over any amounts to any taxing authority with respect to distributions or allocations to any Member, the amount withheld shall be treated as a distribution of cash to such Member in the amount of such withholding.  It shall be the duty of the Tax Matters Member to cause the Company to comply with such requirements and to take such actions.  In the event of any claimed over-withholding, Members shall be limited to an action against the applicable taxing authority.  If an amount required to be withheld was not withheld from an actual distribution, the Company may reduce subsequent distributions by the amount of such required withholding and any penalties or interest thereon.  Each Member agrees to furnish to the Company such forms or other documentation as is necessary to assist the Company in determining the extent of, and in fulfilling, its withholding obligations.

5.08        Intentionally Omitted.

5.09        Certain Other Revenues.  The Company and the Members hereby acknowledge and agree that the Class B Member has not contributed any receivable, right to receive, or other entitlement to any payment (a) in connection with the sale of power generated from the Wind Farms during any pre-Effective Date testing of a Wind Turbine, (b) of other pre-Effective Date revenue, (c) from a Transmission Service Provider for repayment with respect to network upgrades under the Interconnection Agreement, or (d) of collateral or security deposited in connection with the REC Contract Security or the Wind Farm Municipal Bonds (collectively, the “Specified Revenues”), and such receivables, rights to receive or other entitlements are not for federal tax purposes part of the assets contributed to the Company.  Accordingly, if the Company receives any payment for any Specified Revenues, the Managing Member shall promptly remit associated available cash from such payments to the Initial Member; any such cash shall not be considered “Distributable Cash” distributed to the Initial Member pursuant to Section 5.02; and such payment shall be deemed received by the Company as a nominee and shall not be reported as income of the Company for federal income tax purposes to the extent permitted under Applicable Law.  Notwithstanding the forgoing, the Members acknowledge and agree that this Section 5.09 is subject to Section 5.6 of the Depositary Agreement and shall be governed by the terms therof to the extent applicable.

5.10        Maintenance Reserve.  If at any time prior to the Flip Point, the Debt Obligations are no longer outstanding, the Members agree that the Managing Member shall cause the Company to establish a maintenance reserve (the “Maintenance Reserve”) to be maintained until the Flip Point, in an amount determined by a Majority of all Members.  Until a Majority of all Members agree on the amount of the Maintenance Reserve, the Maintenance Reserve shall be maintained by the Company in an amount equal to the balance in the maintenance reserve required to be maintained by the Company under the Debt Financing Documents immediately prior to the repayment of the Debt Obligations.  If, prior to the Flip Point, the balance in the Maintenance Reserve is less than the amount required to be maintained under this Section 5.10, the Company shall make deposits to the Maintenance Reserve to establish or replenish the Maintenance Reserve prior to making any distributions to the Members.  The Managing Member may distribute the funds in the Maintenance Reserve to the Class A Members at any time if such distribution would cause the Flip Point to occur.

ARTICLE 6.
MANAGEMENT

6.01        Management by Managing Member.  Except as otherwise expressly provided in this Agreement, including the provisions of Sections 6.02 and 6.04, the management of the

Company is fully vested in the Managing Member, acting exclusively in its membership capacity, who shall manage the Company in accordance with the business purposes set forth in Section 2.04.  Subject to the provisions of this Agreement, each Member agrees that it will not exercise its authority under the Act to bind or commit the Company or any Project Company to agreements, transactions or other arrangements, or to hold itself out as an agent of the Company or any Project Company.  Decisions or actions taken in accordance with the provisions of this Agreement shall constitute decisions or actions by the Company and shall be binding on each Member, representative and employee of the Company.

6.02        Delegation to Administrator.  The Company has caused each Project Company to enter into the applicable Management Services Agreement with the Administrator for the administration of such Project Company, upon the terms and conditions set forth in the applicable Management Services Agreement.  The Management Services Agreements may only be terminated pursuant to the provisions thereof (as modified by any related consent to assignment as executed by the respective Project Company); and until the occurrence of the Flip Point, and unless terminated pursuant to the provisions thereof, the Administrator shall be Noble Asset Management, LLC for so long as the Initial Member shall own Class B Units hereunder.  In the event any Management Services Agreement is terminated in accordance with its terms, any replacement administrator shall be approved by the Required Voting Percentage.  Subject to Section 6.04, with respect to duties discharged hereunder by the Managing Member, the Managing Member may discharge such duties through the personnel of an Affiliate of the Managing Member.  Except as specified in the Management Services Agreements or in any other agreement with the Company, neither the Managing Member nor its Affiliates shall be entitled to compensation for services rendered pursuant to Section 6.01 or Section 6.02 other than the reimbursement of third-party expenses.

6.03        Affiliate Agreements; Conflicts of Interest.

(a)           Subject to Section 3.06 of this Agreement or any other agreement among the Members (and their respective Affiliates, as applicable), a Member, or an Affiliate of a Member, may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company and any Project Company, with no obligation to offer to the Company, any Project Company, any other Member, or any Affiliate of another Member, the right to participate therein.  The Company and each Project Company may transact business with any Member or Affiliate thereof, provided the terms and conditions of those transactions are (i) approved by the Managing Member (or in the case of any transaction with an Affiliate of the Managing Member involving payments in excess of $1,000,000 for any single Project Company or in excess of $1,800,000 for all Project Companies per year, approved by a Majority of all Members), or expressly contemplated in this Agreement or the Affiliate agreements listed on Schedule 3, and (ii) no less favorable to the Company or any Project Company than those that could be obtained from an unrelated third party; provided, notwithstanding anything to the contrary in this Agreement, the Majority of Class A Members shall be required for any Project Company or the Company to enter into, modify, amend, waive any rights under, or terminate any Affiliate Array Loss Agreement.

(b)           Subject to the generality of Section 6.03(a), the Members recognize and agree that they and their respective Affiliates currently engage in certain activities involving the generation, transmission, distribution, marketing and trading of electricity and other energy products (including futures, options, swaps, exchanges of future positions for physical deliveries and commodity trading), and the gathering, processing, storage and transportation of such products, as well as other commercial and manufacturing activities related to such products, and that these and other activities by Members and their Affiliates (herein referred to as “Outside Activities”) may be made possible or more profitable by reason of the Company’s or any Project Company’s activities.  The Members agree that (A) no Member or Affiliate of a Member shall be restricted in its right to conduct, individually or jointly with others, for its own account any Outside Activities, except, prior to the expiration of the PTC Period, any activity which would cause a Member to become a Related Party, and (B) no Member or its Affiliates shall have any duty or obligation, express or implied, to account to, or to share the results or profits of such Outside Activities with, the Company, any Project Company, any other Member or any Affiliate of any other Member, by reason of such Outside Activities.

(c)           The Company may, and may cause any Project Company to, initiate, manage or settle any claim, suit, proceeding or action between (I) the Company or any Project Company and (II) any Member or Affiliate of any Member (other than the Company or Project Company) without the consent of such Member (the “Interested Member”), but only with the consent of a Majority of all Members excluding Units held by the Interested Member.

6.04        Consent Required for Certain Material Action.  Notwithstanding any other provision of this Agreement to the contrary, without the prior written consent of the Required Voting Percentage, the Managing Member shall not cause or permit, or take any action which causes or permits the Company to cause or permit, any of the actions set forth below (each, a “Material Action”).  The Managing Member shall notify the Members in writing of any proposed Material Action, and each Member shall have ten (10) Days from the date of such notice to provide its written consent or written objection to the proposed action, provided if a Member fails to inform the Managing Member of its decision to consent or object to such action within the prescribed time, such Member shall be deemed to consent to such action:

(a)           any Project Company to incur or assume any indebtedness, except for

(i)            indebtedness secured by Permitted Encumbrances;

(ii)           indebtedness consisting of obligations other than for borrowed money unless otherwise permitted under this Section 6.04, arising in the ordinary course of the business of any Project Company, and obligations arising under this Agreement or the Principal Project Documents;

(iii)          indebtedness included in an Approved Budget; or

(iv)          other unsecured indebtedness of any Project Company so long as the aggregate principal amount of such indebtedness for any single Project Company does not exceed $1,000,000 at any time and for all of the Project Companies collectively does not exceed $1,800,000 at any time;

(b)           except as provided in Section 4.03 herein, the Company to incur or assume any indebtedness, except (i) indebtedness secured by Permitted Encumbrances and (ii) indebtedness incurred to refinance the balance in the Tracking Account if (A) such refinancing would not delay the date on which the Flip Point would be expected to occur if the Tracking Account balance is not refinanced or (B) the Managing Member authorizes the Company to distribute the proceeds from such refinancing to the Class A Members and such distribution will cause the Flip Point to occur;

(c)           the Company to Encumber the assets or rights of the Company, other than Permitted Encumbrances;

(d)           any Project Company to Encumber the assets or rights of any Project Company, other than Permitted Encumbrances;

(e)           to the extent not otherwise addressed in Section 6.04(i), the Company or any Project Company to sell, assign, lease or otherwise transfer any asset or related group of assets (other than sales of interests in any Project Company, which are subject to Section 6.04(o) or pursuant to a liquidation of the Company) other than, with respect to any Project Company, (i) sales of energy, capacity or ancillary services, (ii) the transfer of any related environmental credits and (iii) the transfer of an asset that is worn out, obsolete, or no longer necessary or useful for the operation of the Wind Farms;

(f)            the Company or any Project Company to hire any employees, enter into or adopt any bonus, profit sharing, thrift, compensation, option, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or employees of the Company or any Project Company, as the case may be;

(g)           the Company or any Project Company to (i) materially amend, modify, supplement, restate, cancel, suspend, renew or terminate any Principal Project Document, (ii) materially amend, modify, restate, cancel or terminate any environmental management policy or similar requirement set forth in any Principal Project Document, (iii) assign, release or relinquish the material rights or obligations of any party to, or materially amend, any Principal Project Document or (iv) enter into a replacement or additional Principal Project Document; provided, with respect to any replacement of any Hedge Security Documents, such consent shall not be required if the replacement letter of credit agreement or other related agreement (including any security agreement) is on terms that, taken as a whole, are not materially more burdensome to any Project Company or to the cure rights of the Members in the Hedge Security Documents (as replaced hereunder) being replaced; provided further, that any replacement Hedge Security Documents which would result in any Encumbrance on the assets of any Project Company which would secure an amount in excess of $25,000,000 shall in any event require such consent;

(h)           the Company or any Project Company to (i) materially change its methods of accounting as in effect on the Effective Date, except as required by GAAP, or take any action, other than reasonable and usual actions in the ordinary course of business or specifically contemplated under the Principal Project Documents to which it is a party, with respect to accounting policies or procedures, unless required by GAAP, or (ii) engage a Certified Public Accountant in replacement of Deloitte;

(i)            the Company or any Project Company to (i) enter into a joint venture with, merge into or consolidate with any Person or acquire all or substantially all of the assets or stock of any class of any Person, or (ii) change its legal form, recapitalize or liquidate (including any transaction or series of related transactions resulting in a liquidation), wind-up or dissolve (except as permitted under this Agreement);

(j)            the Company to change the purpose of the Company or engage in any business other than the development, construction, ownership, financing, maintenance, management and operation of the Wind Farms and the administration of their affairs and sales of electricity at wholesale and renewable energy credits as set forth in Section 2.04 or cause or permit any Project Company to change the purpose of any Project Company or engage in any business other than development, construction, ownership, financing, maintenance, management and operation of its Wind Farm and the administration of its affairs and sales of electricity and renewable energy credits;

(k)           (i) any Project Company to make any capital expenditures, other than (A) as contemplated by the Principal Project Documents, (B) as approved in the applicable Approved Budget (subject to permitted Immaterial Variances), (C) expenditures required by law or necessary to prevent or mitigate an emergency situation or to preserve the value of the Wind Farms, or (D) acquisition or capital lease of any asset or right with a value not in excess of $1,000,000 or (ii) the Company to make any capital expenditures;

(l)            the Company or any Project Company to approve, execute, deliver, amend, modify or terminate any material contract (other than Principal Project Document, which is subject to Section 6.04(g)), lease or agreement with an Affiliate of any Member, except as otherwise permitted under this Agreement; provided, approval of any such material contract, lease or agreement  or amendment, modification or termination thereof shall not be unreasonably withheld or delayed;

(m)          any Project Company to permit (i) possession of property of any Project Company by any Member (unless such action is taken pursuant to the express terms of any Principal Project Document), (ii) the assignment, transfer or pledge of rights of any Project Company in specific property of such Project Company for other than such Project Company’s purpose or other than for the benefit of such Project Company, except for assignments, transfers or pledges of rights under the IDA Documents (as defined in the Debt Financing Documents) or the Common Facilities Agreements, or (iii) any commingling of the funds of any Project Company with the funds of any other Person;

(n)           the Company to, except as otherwise provided in the Contribution Agreement, or any Project Company to (i) sell or issue any interest, or any option, warrant or similar right to acquire any interest, of any kind in the Company or any Project Company, including, with respect to the Company, any Membership Interest, or, with respect to any Project Company, any membership interest, except, with respect to the Company only, for issuances of additional Units pursuant to Section 3.04, or (ii) except as otherwise specified in this Agreement, (A) distribute any assets of the Company or any Project Company or (B) redeem, purchase or otherwise acquire any interest in the Company or any Project Company;

(o)           the Company to be treated as other than a partnership for U.S. federal income tax purposes (including by electing under Treasury Regulation Section 301.7701-3 to be classified as an association taxable as a corporation), or take any of the following listed actions:

(i)            cause any Project Company to be treated as other than a disregarded entity for U.S. federal income tax purposes (including by electing under Treasury Regulation Section 301.7701-3 to be classified as an association taxable as a corporation);

(ii)           cause the Company or any Project Company to receive (or permit to be received) any grants, tax-exempt bonds, or subsidized energy financing, each within the meaning of Code Section 45(b)(3), or to claim (or be entitled to claim) any federal income tax credits other than the PTC;

(iii)          cause the Company to sell or grant (or permit to be sold or granted) any ownership interest in the Wind Farms (for the avoidance of doubt, Dispositions of Membership Interests shall be governed by the provisions of Section 3.03 without regard to this Section 6.04(o)(iii)); or

(iv)          voluntarily and permanently remove any Wind Turbine from service (other than a removal from service caused by a force majeure event or casualty);

(p)           the Company or any Project Company to settle any claim or action of or against the Company or any Project Company, as applicable, or confess a judgment against the Company or any Project Company, as applicable, with respect to claims, in each case in excess of $1,500,000 or which includes consent to or award of an injunction, specific performance or other equitable relief or any admission of criminal liability;

(q)           any Project Company to amend, modify, terminate or permit the expiration of any Governmental Approval not otherwise in the ordinary course of business required for the operation, ownership, management or maintenance of any of the Wind Farms or the sale or transmission of power therefrom in a manner that would have a Material Adverse Effect;

(r)            Intentionally omitted.

(s)           except as otherwise provided in the Approved Budget, the Company or any Project Company to loan any funds of the Company or any Project Company to any Person except for advance payments made in the ordinary course of business to suppliers of goods and services or not in excess of $300,000 during the course of any Fiscal Year;

(t)            Intentionally omitted.

(u)           the Company or any Project Company to take any actions or decisions that are reserved to the Members under the terms of this Agreement (unless directed to do so by the Members pursuant to this Agreement);

(v)           the Company or any Project Company to guarantee, in the name or on behalf of the Company or any Project Company, the payment of money or the performance of any contract or other obligations of any Person except for guarantees of obligations (1) properly incurred by the Administrator for any Project Company pursuant to the applicable Management Services Agreement, (2) endorsements and other similar guarantees in the ordinary course for proper Company or Project Company purposes, or (3) as contemplated in the Principal Project Documents;

(w)          the Company or any Project Company to materially change, amend or substitute any of insurance described on the insurance exhibit attached to any Management Services Agreement as Exhibit A; and

(x)            the Company or any Project Company to file any action or institute, or consent to the institution of, any proceedings in Bankruptcy against the Company or a Project Company.

6.05        Limitations of Liability.

(a)           Anything in this Agreement to the contrary notwithstanding, the Managing Member does not guarantee the amount of PTCs or other Tax Benefits or any outcome or event (including the results set forth in Base Case Model and the actual level of wind resource available at the Wind Farms at any time) or that the Company or any Project Company will in fact comply with any applicable legal or contractual obligation, and the Managing Member shall only be required to perform its duties and obligations hereunder (i) at all times in good faith and in a manner reasonably believed to be in the best interest of the Company and the Project Companies and (ii) in instances involving the direct or indirect construction, operation and management of the Wind Farms and/or the Company and/or the Project Companies, in accordance with the Prudent Operator Standard.

(b)           In respect of any specific matter or circumstance requiring interpretation, application, or enforcement of any contract or agreement related to the business of the Company and Project Companies, the Managing Member may rely conclusively on the advice of legal counsel and/or qualified industry consultants or other advisors engaged to advise the Managing Member, the Company or any Project Company with respect to such matter or circumstance. The Managing Member shall have no liability to the Company, any Project Company or any Member in respect of any election made in good faith pursuant to Article 7.  The Managing Member, in its capacity as the Managing Member, shall have no liability to the Company or to the other Members for particular action taken, or decision not to act, taken with the written approval of the Members required by this Agreement for such action (including actions under the Approved Budget).

(c)           NO MEMBER (INCLUDING THE MANAGING MEMBER) SHALL BE LIABLE (WHETHER IN CONTRACT, TORT, STRICT LIABILITY EQUITY, OR OTHERWISE) FOR ANY SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, INCIDENTAL

OR CONSEQUENTIAL DAMAGES, WHETHER OR NOT FORESEEABLE, INCLUDING LOST PROFITS AND ANY OTHER DAMAGES WHICH CANNOT BE READILY ASCERTAINED AND QUANTIFIED, PROVIDED, TO THE EXTENT THERE IS A LOSS OR DISALLOWANCE OF OR INABILITY TO CLAIM PTCs AS A RESULT OF A BREACH OF A MEMBER’S DUTIES, REPRESENTATIONS OR COVENANTS SET FORTH IN THIS AGREEMENT, THE VALUE OF SUCH LOST PTCs SHALL NOT CONSTITUTE CONSEQUENTIAL DAMAGES, WHETHER OR NOT THE UNDERLYING LOSS OF PRODUCTION CONSTITUTES CONSEQUENTIAL DAMAGES FOR WHICH NO RECOVERY HEREUNDER IS PERMITTED.

(d)           THE OBLIGATIONS OF THE MEMBERS UNDER THIS AGREEMENT ARE OBLIGATIONS OF THE MEMBERS ONLY, AND NO RECOURSE FOR BREACH OF A MEMBER’S OBLIGATIONS UNDER THIS AGREEMENT SHALL BE AVAILABLE AGAINST ANY OFFICER, DIRECTOR, MANAGER, MEMBER, PARTNER, OR AFFILIATE OF THE MEMBER EXCEPT TO THE EXTENT SUCH PERSON HAS GUARANTEED THE MEMBER’S OBLIGATIONS HEREUNDER.

6.06        Notice of Related Party; Notice of Power Sales Agreement.  It is agreed during the PTC Period as follows:

(a)           Not less than thirty (30) Days prior to causing any Project Company to enter into any Power Sales Agreement, the Managing Member shall provide to the Members notice of the proposal to enter into such Power Sales Agreement in the form of Exhibit G which shall include the identity of the potential power purchaser.  If the Managing Member fails to comply with its obligations to give notice to the Members hereunder, the Managing Member and Company shall indemnify and hold harmless each Member from any Relevant Damages suffered or incurred by such Members resulting from the Managing Member’s failure to give such notice.

(b)           Within ten (10) Days following its receipt of the notice required pursuant to Section 6.06(a) containing the name of the proposed power purchaser, any Member that either would become a Related Party or is unable to determine after reasonable due diligence whether it would become a Related Party if the proposed Power Sales Agreement were entered into shall provide a notice to the Managing Member that, in the case of a Member that would become a Related Party, details the nature of the relationship that would cause such Member to become a Related Party or, in the case of a Member that is unable to determine whether it would become a Related Party, sets forth the inquiries or other information such Member reasonably requires to be able to make such determination.  In the case of any Member that is unable to determine whether it would become a Related Party, the Managing Member shall, upon receipt of the notice described in the immediately preceding sentence, follow up with the proposed power purchaser on behalf of such Member to make the inquiries and obtain the other information reasonably requested by such Member.  If any Member would become a Related Party or, after receiving responses to such inquiries and obtaining such other information described in the immediately preceding sentence, any Member is not reasonably satisfied that it would not become a Related Party, the Managing Member shall not thereafter cause or permit any Project Company to enter into such Power Sales Agreement without the prior written consent of the Required Voting Percentage. Unless such consent of the Required Voting Percentage has been obtained, any Member that fails to comply with its obligations pursuant to this Section 6.06(b)

shall indemnify and hold harmless the Company, each Project Company and the other Members from any Relevant Damages suffered or incurred by the Company, each Project Company and the other Members resulting therefrom.

(c)           Upon becoming or having knowledge that it or any of its Affiliates will become a Related Party, the affected Member shall immediately notify the other Members of the same.  To the extent the affected Member does not take all actions necessary to cause it or its Affiliate, as the case may be, to promptly cease to be a Related Party, or does not Dispose of its Membership Interest to an Assignee that is not a Related Party or Disqualified Transferee within thirty (30) Days following the date the Member or its Affiliate, as the case may be, becomes a Related Party for purposes of this Agreement, such Member shall immediately give notice to the other Members and shall indemnify and hold harmless the Company, each Project Company and the other Members from any Relevant Damages suffered or incurred by the Company, each Project Company and the other Members resulting from such Member or its Affiliate becoming a Related Party.

(d)           Notwithstanding anything to the contrary in this Agreement, the PAYG Agreement or the Contribution Agreement, and without limiting any other rights or remedies of the Company or the Members, (i) in the event a Class A Member fails to comply with its obligations under this Section 6.06 and the Managing Member has complied with it obligations under this Section 6.06, then the amount of Capital Contributions due under the PAYG Agreement by all of the Class A Members, and the Flip Point calculations, shall be determined as if the affected Class A Member or its Affiliate had not become a Related Party; and (ii) if a Class A Member becomes a Related Party as a result of the Managing Member failing to give the notice required by Section 6.06(a), then the amount of Capital Contributions otherwise due from the Class A Members (A) shall be automatically reduced on account of the failure to qualify for PTCs due to such Class A Member becoming a Related Party under the definition of Quarterly Contribution Amount in the PAYG Agreement and (B) shall be further reduced by Relevant Damages suffered, but not yet paid to the Class A Members or previously taken into account under this clause (B) for a prior period, by the Class A Members as a result of such failure in excess of the automatic reduction of Capital Contributions in clause (A); provided, the Class A Members shall be deemed to have made Capital Contributions in the amount of any reduction pursuant to clause (B).

6.07        Approved Budgets.

(a)           The initial operating budget of the Company and each Project Company for Fiscal Year 2008(1) is attached as Exhibit H hereto.  The annual operating budgets of the Company and the Project Companies for succeeding Fiscal Years shall be subject to the approval of the Required Voting Percentage as provided in this Section 6.07.  Notwithstanding anything to the contrary in this Section 6.07 or elsewhere in this Agreement, the Members acknowledge and agree that while the Company has Debt Obligations outstanding, the annual operating budgets of the Company and the Project Companies are subject to the approval of the Administrative Agent under the Debt Financing Documents.  In the event the Administrative Agent does not approve the operating budgets approved by the Members pursuant to this Section 6.07 for a Fiscal Year, then until the Administrative Agent approves the operating budgets for such Fiscal Year, the operating budgets of the Company and the Project Companies for such year shall be as set forth in the Debt Financing Documents and, pending such approval, such budgets shall be deemed to have been approved by the Required Voting Percentage for purposes of this Agreement.  Each annual operating budget attached hereto or approved or deemed approved pursuant to this Section 6.07 shall be an “Approved Budget.”

(b)           Commencing with the 2009 Fiscal Year, the Managing Member shall prepare (or cause to be prepared) an operating plan and budget for the Company and each Project Company for each Fiscal Year, which sets forth the anticipated revenues and expenses of such company and, so long as the Company has Debt Obligations outstanding, includes such other detail and information required by the Debt Financing Documents.  The Managing Member shall, not later than October 1 of the current Fiscal Year (commencing in the 2008 Fiscal Year), submit its proposed operating budgets for the succeeding Fiscal Year to the Members for their review and approval, and prior to the Flip Point, to the Independent Engineer for its initial review of, and initial comment on, the adequacy of such budgets.  The initial review of the Independent Engineer shall be at the Company’s and the relevant Project Company’s expense; provided, at the request of the Required Voting Percentage, the Independent Engineer may undertake further review at the requesting Members’ expense.  If the proposed operating budgets (or any revised operating budgets required to be prepared pursuant to this Section 6.07) are not approved by the Required Voting Percentage, the Managing Member shall prepare (or cause to be prepared) revised operating budgets, which shall be submitted to the Members for their review and approval in accordance with this Section 6.07.  If the annual operating budgets are not approved by the beginning of the applicable Fiscal Year (or, so long as the Debt Obligations are outstanding, November 1 of the current Fiscal Year), then the operating budgets for such Fiscal Year shall be the prior year’s budgets plus the percentage increase in the Consumer Price Index over the prior year plus 2% to each individual line item and, until operating budgets are approved in accordance with this Section 6.07, shall be deemed to have been approved by the Required Voting Percentage for purposes of this Agreement; provided, notwithstanding anything to the contrary in the Debt Financing Documents or Section 6.07(c), no line item may be further increased unless separately approved by the Members in accordance with this Section 6.07.  If the Approved Budgets for a Fiscal Year are not approved by the Administrative Agent as required by the Debt Financing Documents, the Members agree to cooperate to revise the Approved Budget to obtain such approval.

(c)           The Managing Member may from time to time during a Fiscal Year amend the Approved Budget to decrease expected expenditures, or to increase expected expenditures without the further vote or consent of the Members, and as so amended, any such budget shall be an Approved Budget for purposes of this Agreement; provided, subject to Section 6.07(b), no individual line item in an Approved Budget may be increased by more than 10% of the budgeted amount and the aggregate amount of all line items increased shall not exceed 10% of the total budgeted expenditures for such year (an “Immaterial Variance”).  Any variances from an Approved Budget in excess of an Immaterial Variance shall require notice to and the approval of the Required Voting Percentage, and if so approved, each such variance shall (subject to the approval of the Administrative Agent as provided in the Debt Financing Documents so long as the Company has any Debt Obligations) be added to the Approved Budget, which, as so amended, shall thereafter be the Approved Budget for such Fiscal Year.

6.08        Removal or Resignation of the Managing Member.  The Managing Member shall be removed from its capacity as Managing Member upon the affirmative vote of the Required Voting Percentage or upon a vote of the Majority of Class A Members pursuant to Section 9.02(b).  The Managing Member may resign from its capacity as Managing Member at any time upon written notice to the Members.  The appointment of a replacement Managing Member (due to removal or resignation) shall require (a) the consent of the Required Voting Percentage or (b) in the case of a removal of the Managing Member pursuant to Section 9.02(b), the Majority of Class A Members.  Any resigning Managing Member shall remain in its capacity as Managing Member for a reasonable period of time until a replacement Managing Member is appointed.

6.09        Consent for Certain Actions of the Managing Member.  Prior to the Flip Point, if the Managing Member fails to (i) enforce rights of the Company under any material contract, lease or agreement with any Affiliate of the Managing Member after a material breach or (ii) cause the Administrator to renew or cause to be renewed any insurance policies required to be maintained by the Company pursuant to the Principal Project Documents within the provisions of the Management Services Agreements, the Majority of Class A Members may, but shall not be required to, directly enforce such rights or obtain such insurance on behalf of the Company.

6.10        Environmental Health & Safety.  The Managing Member shall or shall cause the Operator and the Administrator to (without duplication) promptly notify the Members in writing of any notice of violations or noncompliance issued by Governmental Authorities, any pending administrative or judicial proceeding, any third party lawsuit, any known material release of hazardous substances as defined under Applicable Laws, or any claim or violation identified by the Managing Member, to the extent any such notice, proceeding, lawsuit, release, claim or violation relate to compliance by the Company or any Project Company with Applicable Laws and could reasonably be expected to result in a fine, penalty, loss or damage to the Company or any Project Company of $25,000 or more.  The Managing Member shall ensure that the Operator and the Administrator comply with the various reporting requirements set forth in the O&M Agreements and the Management Services Agreements, respectively, and shall provide a copy of such reports to the Members promptly upon receipt.

6.11        Pending Appeal Proceedings.  Notwithstanding anything to the contrary set forth in this Agreement, in the event there is a court order pursuant to (a) the Appeal Proceeding or any legal or arbitral proceeding relating thereto or (b) any legal or arbitral proceeding involving or relating to the permits issued on April 24, 2007 by the United States Army Corps of Engineers, New York District, to the Affected Wind Farms (a “Corps Permit Proceeding”) that EFS Noble Holdings reasonably determines is materially adverse to the interests of the Company and the applicable Project Companies and results in (x) the invalidation of one or more of the Governmental Approvals necessary for the construction or operation of the Affected Wind Farms or (y) the determination of the issues considered in the Appeal Proceeding or such related proceeding or any Corps Permit Proceeding being remanded for further consideration (a “Post-Contribution Order”), the Class B Member agrees that (A) the Company and the applicable

Project Companies shall not make or implement any major decision regarding the conduct of any further appeal of, or other action in connection with a Post-Contribution Order and/or the application for new Governmental Approvals and/or material modifications to existing Governmental Approvals, in any of such cases as a result of such Post-Contribution Order, without the prior written consent of EFS Noble Holdings and (B) EFS Noble Holdings shall have the right to direct and require the Company and the applicable Project Companies to take reasonable actions to address the concerns of the Administrative Agent on behalf of the lenders under the Debt Financing Documents, EFS Noble Holdings, and the relevant Governmental Authorities in connection with the Appeal Proceeding or such related proceeding or any Corps Permit Proceeding, as applicable, and the Post-Contribution Order and in order to obtain new Governmental Approvals or modify existing Governmental Approvals; provided, in each of clauses (A) and (B) above, such rights shall be solely for the purposes of obtaining or modifying the Governmental Approvals necessary to construct and operate the Affected Wind Farms and shall be effective only until such time that such new Governmental Approvals and/or such modifications to the existing Governmental Approvals have been obtained by the Company and/or the applicable Project Companies; and provided further, the rights of EFS Noble Holdings pursuant to clauses (A) and (B) above shall not apply in connection with a Post-Contribution Order if such Post-Contribution Order explicitly provides, or EFS Noble Holdings reasonably determines, that final resolution of the issues addressed in such Post-Contribution Order can be accomplished for less than $1,000,000 per Affected Wind Farm, and the Company or the applicable Project Companies use reasonable efforts to implement such resolution.  The foregoing rights of EFS Noble Holdings under this Section 6.11 with respect to any applicable proceeding shall terminate immediately upon the date that such new Governmental Approvals or such modifications to the existing Governmental Approvals with respect to such proceeding have been obtained by the Company and/or the applicable Project Companies and all the rights and obligations of EFS Noble Holdings, the Company and the Project Companies with respect to such proceeding shall thereafter be governed by the terms of this Agreement without reference to this Section 6.11.  For the avoidance of doubt, notwithstanding the fact that a proceeding and EFS Noble Holdings’ foregoing rights with respect thereto have been terminated in accordance with the immediately preceding sentence, this Section 6.11 shall remain in full force and effect and EFS Noble Holdings’ rights set forth herein shall be applicable but only with respect to any further proceeding referenced in clause (a) or (b) of this Section 6.11 that meets the criteria set forth in this Section 6.11, including any subsequent proceeding appealing the issuance of such new or modified Governmental Approvals.

ARTICLE 7.
TAXES

7.01        Tax Returns.  The Tax Matters Member shall prepare or cause to be prepared and timely file (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company.  Each Member shall furnish to the Tax Matters Member all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed.  The Tax Matters Member shall prepare or cause to be prepared the Company’s federal income tax return (including Schedules K-1) (the “Tax Return”) on a basis consistent with the tax assumptions contained in the Base Case Model, subject to Applicable Law (a “Consistent Return”).  The Tax Matters Member shall use commercially reasonable efforts to (a) furnish to the Members, by no later than March 15th of each year, preliminary drafts of the Schedules K-1 proposed to be delivered to the Members and filed by the Company with its Tax Return, and (b) furnish to the Members, by no later than June 15th of each year, the Tax Return proposed to be filed by the Company, which proposed Tax Return shall in any event be furnished to the Members by the Tax Matters Member no less than forty-five (45) Days prior to the date (as extended) on which the Tax Matters Member intends to file the Tax Return.  In the event that the Tax Matters Member anticipates furnishing to the Members a Tax Return that is not a Consistent Return, the Tax Matters Member shall notify the Members in writing no less than ten (10) Days prior to the date on which it intends to furnish such Tax Return that such Tax Return will not be a Consistent Return other than inconsistencies solely relating to variances in the productions of a Wind Farm; provided, with respect to an inconsistency in a Tax Return that is not a Consistent Return that is not objected to by a Minority of the Class A Members, the Managing Member shall not have to give notice of such inconsistency in advance of future Tax Returns.  If a Tax Return is a Consistent Return, the consent of the Members shall be deemed to have been given, subject to any objection by a Member on account of a manifest mathematical error.  If such Tax Return is not a Consistent Return, it will be deemed approved by the Members unless (x) if such Tax Return relates to the period prior to and including the year in which the Flip Point occurs, the Minority of Class A Members or the Class B Member, or (y) in all other cases, the Required Voting Percentage, notify the Tax Matters Member in writing of their disapproval within twenty (20) Days of their receipt of such Tax Return.  If a Tax Return is timely disapproved by the Members, the Tax Matters Member shall submit such Tax Return, together with copies of all relevant workpapers used in preparation thereof, to a nationally recognized firm (other than the Certified Public Accountant) of independent public accountants reasonably satisfactory to the Majority of all Members, as independent expert, for determination of any disputed matter raised by the Members disapproving such Tax Return, and the completion of the final Tax Return.  The determination of such independent expert, and the Tax Return as completed by such expert, shall be final and binding on the Members, and the Tax Matters Member shall cause such final Tax Return to be filed.  The Company shall bear the costs of the preparation and filing of its returns, including the fees of the independent expert.

7.02        Tax Elections.  The Company shall make the following elections on the appropriate tax returns:

(a)           to the extent permitted under Code Section 706, to adopt as the Company’s Fiscal Year the calendar year;

(b)           to adopt the accrual method of accounting;

(c)           if a valid election to adjust the basis of the Company’s properties under Code Section 754 is not in effect and a transfer of Membership Interest as described in Code Section 743 occurs, on request by notice from any Member, to elect, at such Member’s cost, pursuant to Code Section 754, to adjust the basis of the Company’s properties;

(d)           if a distribution of the Company’s property as described in Code Section 734 occurs, to elect pursuant to Code Section 754, to adjust the basis of the Company’s properties to the extent that it will benefit the Members;

(e)           if the Company is a small partnership that is not subject to the TEFRA unified audit rules contained in Code Sections 6221 through 6234 (either on the Effective Date or subsequently as a result of any Disposition of Units or Membership Interest), to elect under Code Section 6231(a)(1)(B)(ii) to not be treated as a small partnership and thereby have the TEFRA unified audit rules contained in Code Sections 6221 through 6234 apply to the Company, which election shall be made (on a protective basis, if the Company is a large partnership by default) on the Company’s tax return for the taxable year that includes the Effective Date and which election shall be made from time to time in the manner and at the time required by Treasury Regulation Section 301.6231(a)(1)-1 so that the Company is subject to the TEFRA unified audit rules contained in Code Sections 6221 through 6234 for all taxable years ending after the Effective Date;

(f)            to elect to amortize the organizational expenses of the Company ratably over a period of 180 months as permitted by Code Section 709(b); and

(g)           if approved in writing by the Required Voting Percentage, any other election the Managing Member may deem appropriate.

Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement (including Section 2.07) shall be construed to sanction or approve such an election.

7.03        Tax Matters Member.

(a)           The Managing Member shall be the “tax matters partner” of the Company pursuant to Code Section 6231(a)(7) (the “Tax Matters Member”).  At the request of any other Member, the Tax Matters Member shall take such action as may be necessary to cause, to the extent possible, such other Member to become a “notice partner” within the meaning of Code Sections 6223 and 6231(a)(8).  The Tax Matters Member shall provide the Members copies of all notices and other written communications received by the Tax Matters Member from the IRS and any written communications sent to the IRS by the Tax Matters Member, relating to the Company.  The Tax Matters Member shall provide the Members with an advance opportunity to review and comment on any written communications to be sent to the IRS.  The Tax Matters Member shall provide Members with prompt written notice of all meetings or conferences with the IRS and the Members shall have the right to attend all such meetings and conferences at their expense.  Prior to the Flip Point, the Tax Matters Member shall be subject to removal for Cause upon the written request of Members (other than the Tax Matters Member) holding the Required Voting Percentage, and the appointment of any replacement Tax Matters Member shall require the consent of the Required Voting Percentage.

(b)           For any issue or matter relating to the period prior to the Flip-Point, without the approval of the Majority of all Members, the Tax Matters Member shall not (i) commence a judicial action (including filing a petition as contemplated in Code Section 6226(a) or 6228) with respect to a federal income tax matter or appeal any adverse determination of a judicial tribunal; (ii) enter into a settlement agreement with the IRS; (iii) intervene in any action as contemplated by Code Section 6226(b); (iv) file any request contemplated in Code Section 6227; or (v) enter into an agreement extending the period of limitations as contemplated in Code Section 6229(b)(1)(B).  The Tax Matters Member shall have the right to defend against any proposed adjustment by all appropriate proceedings, which proceedings will be promptly settled or prosecuted to a final determination, and consistent with Code Sections 6221 through 6233, each Member will allow any proposed adjustment with respect to any “partnership item” (as defined in Code Section 6231(a)(3)) to be handled by the Tax Matters Member.  If any Member intends to file, pursuant to Code Section 6227, a request for an administrative adjustment of any partnership item of the Company, or to file a petition under Code Sections 6226, 6228 or other Sections of the Code with respect to any partnership item or any other tax matter involving the Company, such Member shall, at least thirty (30) Days prior to any such filing, notify the other Members of such intent, which notification must include a reasonable description of the contemplated action and the reasons for such action.  Any cost or expense incurred by the Tax Matters Member in connection with its duties, including, if relevant, the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

(c)           The Members acknowledge and agree that the Company will report on its federal and applicable state income tax returns, that (i) electrical production is tangible property produced by the Company for purposes of Treasury Regulation Section 1.263A-1(a)(3)(ii), (ii) each Wind Turbine is placed in service for purposes of Code Sections 45 and 168 upon the occurrence of Turbine Substantial Completion for, or with respect to, such Wind Turbine, and (iii) the sale of the electricity by a Project Company from a Wind Farm will be treated as a sale to an unrelated person only to the extent the amount of electricity sold by such Project Company exceeds the amount of electricity purchased by such Project Company for use at such Wind Farm (such that PTCs will be claimed only on the amount of electricity sales net of the amount of electricity purchased).  The Tax Matters Member shall at all times maintain, on behalf of the Company and the Project Companies, all “Mechanical Completion Certificates” as defined in the EPC Contracts.

(d)           The provisions of this Article 7 will survive the termination of the Company or the termination of any Member’s interest in the Company and will remain binding on the Member for the period of time necessary to resolve with the IRS or other federal tax agency any and all federal income tax matters relating to the Company that are subject to Code Sections 6221 through 6233.

7.04        Other Tax Matters.  If during the period prior to the Flip Point, any Governmental Authority makes any claim against the Company or any Project Company with respect to Taxes (other than federal income taxes) and such claim, if determined in a manner adverse to the Company or such Project Company, could have a Material Adverse Effect, the Managing Member shall (a) provide the Members with copies of all notices and other written communications received from the relevant Governmental Authority by the Managing Member, the Company, or such Project Company, as applicable, (b) provide the Members with an advance opportunity to review and comment on any written communications to be sent to the relevant Governmental Authority and provide the Members with copies of all written communications sent to the relevant Governmental Authority, (c) advise the Members of any other communications with the relevant Governmental Authority, and (d) seek the approval of the Majority of the Members before it decides to either contest or not contest such claim, or agrees to settle or compromise any liability for such Taxes.

ARTICLE 8.
BOOKS, RECORDS, REPORTS, BANK ACCOUNTS
AND COMPANY PROCEDURES

8.01        Maintenance of Books.

(a)           The Managing Member shall keep or cause to be kept at the principal office of the Company, at the office of the Administrator, or at such other location approved by the Managing Member, complete and accurate books and records of the Company in accordance with prudent business practices and minutes of the proceedings of its Members and the Managing Member, and any other books and records that are required to be maintained by Applicable Law.

(b)           The books of account of the Company shall be (i) maintained on the basis of a Fiscal Year, (ii) maintained on an accrual basis in accordance with GAAP, and (iii) audited by the Certified Public Accountants at the end of each calendar year.

8.02        Administrative Services; Other Services.  So long as the Initial Member is the Class B Member, all administrative services, including preparing specified annual, quarterly and monthly reports, and day-to-day management of the Company initially shall be provided by Noble Asset Management, LLC pursuant to the Management Services Agreements.

8.03        Company Procedures.  The Managing Member shall cause the Company to maintain its existence separate and distinct from any other Person, including, without the need to obtain approval of the Class A Members, by taking the following actions:

(a)           maintaining in full effect its existence, rights and franchises as a limited liability company under the laws of the State of Delaware and obtaining and preserving its qualification to do business in each jurisdiction in which such qualification is or will be necessary to protect the validity and enforceability of this Agreement and each other instrument or agreement necessary or appropriate to properly administer this Agreement and permit and effectuate the transactions contemplated in this Agreement;

(b)           conducting its affairs separately from those of the Managing Member and its Affiliates and maintaining accurate and separate books and records;

(c)           acting solely in its own limited liability company name and not that of any other Person, including the Managing Member or any of its Affiliates;

(d)           not holding itself out as having agreed to pay, or as being liable for, the obligations of the Managing Member or any of its Affiliates;

(e)           not commingling its assets with those of any other Person;

(f)            observing all limited liability company formalities required in this Agreement and by its Certificate of Formation;

(g)           not acquiring obligations of its Members, the Managing Member or any of their respective Affiliates (other than the Company or the Project Companies);

(h)           holding itself out as a separate entity; and

(i)            correcting any known misunderstanding regarding its separate identity.

ARTICLE 9.
SPECIAL EVENTS

9.01        Special Events.  This Article 9 shall apply to any of the following events occurring prior to the Flip Point to the extent not caused by the willful misconduct or bad faith of the Class A Member (each such event, a “Special Event”):

(a)           any Project Company or the Company becomes Bankrupt, except for an Involuntary Bankruptcy;

(b)           the Class B Member becomes Bankrupt and such Bankruptcy has a Material Adverse Effect;

(c)           the Company, any Project Company or any of their respective Affiliates has failed to comply with or is in default (after the expiration of any applicable cure rights or grace period) of any term, covenant or provision applicable to it contained in any Principal Project Document (other than a Debt Financing Document, which is subject to Section 9.01(d)) to which such Person is a party (except with respect to (i) renewal or replacement of insurance policies for the Project, which is subject to Section 6.09 above or (ii) such a default caused by the action or inaction of an unrelated third party not controllable by the Company or such Project Company, a force majeure event or forces of nature (e.g., less wind than expected) and such non-compliance or default has a Material Adverse Effect;

(d)           the Company, any Project Company or any of their respective Affiliates is declared to be in default (after the expiration of any applicable cure rights or grace periods in any Debt Financing Document) of any term, covenant or provision applicable to it contained in any Debt Financing Document resulting in the acceleration of the obligations thereunder (taking into account any waivers thereof) or a payment default (taking into account any waivers thereof)that is not cured within forty-five (45) Days thereof, except with respect to such a default caused by the action or inaction of an unrelated third party not controllable by the Company or such Project Company, a force majeure event or forces of nature (e.g., less wind than expected);

(e)           the Company shall fail to pay or make any distributions, to the extent permitted under the Debt Financing Documents, to any Class A Member required to be paid under this Agreement in the amounts so required to be paid following a required payment date and such failure is not cured within thirty (30) Days after written notice is provided by a Majority of Class A Members and there is not a bona fide dispute as to such required payment;

(f)            a Change of Member Control of the Class B Member or the Managing Member not otherwise permitted hereunder shall occur;

(g)           any violation of Applicable Laws caused by the action or inaction of the Class B Member or Managing Member acting in any capacity which (i) has a Material Adverse Effect or (ii) imposes any criminal liability on any of the Company or any Project Company; r

(h)           the Managing Member, the Class B Member or any of their respective Affiliates commits any act of fraud, bad faith, willful misconduct or gross negligence resulting in Relevant Damages to the Class A Members; or

(i)            the Company or Initial Member fails to comply with Section 5 of the Multi-Party Sideletter; provided, in the case of the Company, such failure is not caused by the actions or failure to act of the Class A Members.

9.02        Certain Rights Following Special Event.  From and after the occurrence of a Special Event, the Class A Members upon a decision of the Majority of Class A Members may give written notice of the Special Event to the Company and the Class B Member.  The Managing Member or the Class B Member, as applicable, shall have a thirty (30) Days thereafter to Cure the Special Event (or such other cure period as expressly set forth in Section 9.01 with respect to such Special Event) if such Special Event is amenable to Cure.  If the Special Event is not Cured to the Class A Members’ reasonable satisfaction within the applicable Cure period (as determined by a Majority of the Class A Members), then the following rights and remedies of the Class A Members shall immediately apply, but shall no longer apply upon reaching the Flip Point with respect to any Special Event other than those set forth in Sections 9.01(e), (g)(ii) and (h), in addition to any other right available to it hereunder, at law or in equity:

(a)           no redemption of the Class B Member’s Membership Interest or distributions from the Company to the Class B Member shall be made until each Class A Member has recovered all Relevant Damages suffered by it as a consequence of such Special Event;

(b)           the Class A Members shall have the right, upon decision of the Majority of Class A Members, to remove, appoint or become the substitute Managing Member in accordance with Section 6.08;

(c)           the Class A Members (or the substitute Managing Member appointed pursuant to Section 6.08) shall have the right to cause the Company to take any action which would otherwise require the consent or approval of the Class B Member, including any vote by the Class B Member in connection with the unanimous approval of all Members herein, other than other than the actions described in subsections (a)–(i) of the definition of Required Voting Percentage (substituting “Class B Member” for “Class A Member” where it appears therein); or

(d)           in the case of a Special Event described in Section 9.01(c), (g) or (e), the Class A Members shall be granted an irrevocable power of attorney for the purposes of handling all matters relating to the operation of the business of the Company, any Project Company or any Wind Farm.

9.03        Cure of Special Events.

(a)           For purposes of this Agreement, “Cure” of a Special Event shall be deemed to have occurred (and such Special Event to have been “Cured”) only if (a) all of the events and circumstances giving rise to the Special Event shall have been cured by the Company, the Managing Member or the Class B Member, as applicable, (b) the Company or the Class B Member shall have indemnified the Class A Members from and against all Relevant Damages incurred by the Class A Members caused by, arising from or in connection with the Special

Event or its Cure; provided, for purposes of this Section 9.03(a), the amount of such Relevant Damages shall be determined pursuant to Section 9.03(b) and shall be reduced by any and all amounts paid to the Class A Members under Section 6.02 of the Contribution Agreement in connection with the breach of a covenant or the inaccuracy of a representation or warranty thereunder that arose out of the same events and circumstances that gave rise to the Special Event hereunder, and (c) all such Relevant Damages incurred by the Class A Members as a result of the Special Event shall have been fully paid to the Class A Members.

(b)           The Class A Members shall provide the Company and the Class B Member written notice of the amount of Relevant Damages sustained by the Class A Members as a result a Special Event, the amount of which shall be determined in the reasonable discretion of the Certified Public Accountants.

9.04        Satisfaction of Obligations for Special Events.

(a)           If there is a Dispute with respect to a Special Event, any distributions of the Class B Member (not to exceed the amount determined by the Accountants under Section 9.03(b)) shall be paid into an escrow (the “Escrow”) beginning after the period set forth in Sections 11.02(a) and (b) and the Escrow shall be maintained at a commercial bank that is a member of the Federal Reserve System organized under the laws of the United States or any state thereof, that has a combined capital and surplus of at least $1,000,000,000 and a rating of its long-term senior unsecured indebtedness of at least “A-” from Standard & Poor’s or “A3” from Moody’s Investor Service, Inc., and that is otherwise reasonably acceptable to the Class B Member and the Class A Members (the “Escrow Agent”) pursuant to an escrow agreement in such Escrow Agent’s customary form and providing as follows:

(i)            funds paid into such Escrow shall be invested in Cash Equivalents (such escrowed funds together with the earnings thereon being referred to herein as the “Escrowed Funds”);

(ii)           Escrowed Funds shall be disbursed by the Escrow Agent as follows:

(A)          Upon the Escrow Agent’s receipt of a written notice from the Class B Member and the Class A Members, the Escrow Agent shall disburse Escrowed Funds to the Party or Parties, and in the amount or amounts, specified in such joint written notice; and

(B)           Upon receipt by the Escrow Agent of a judgment or order of a court of competent jurisdiction regarding all matters relating to the disputed Special Event and/or Relevant Damages, as applicable, and if there exists a right of appeal therefrom, the expiration of the time for appealing such judgment or order without appeal of such judgment or order by any party, the Escrow Agent shall disburse the Escrowed Funds as specified in or consistent with such judgment or order.

(iii)          the Class B Member shall pay the Escrow Agent’s fees and charges related to the Escrow unless the amount finally determined to be payable to the Class A Members pursuant to subsections (A) or (B) above is less than 75% of the amount of the disputed Relevant Damages, in which case, the Class A Members shall bear all of the Escrow Agent’s fees and charges.

(b)           Notwithstanding anything to the contrary in this Agreement, no Class A Member shall be considered to have sustained any Relevant Damages as a result of a Special Event until the amount of such losses (together with any losses incurred under Section 6.02 of the Contribution Agreement, any provision of this Agreement and Article 10 of each of the Management Services Agreements) exceeds $100,000.

(c)           Any undisputed portion of the Relevant Damages, as shall be reduced by any and all amounts paid to the Class A Members under Section 6.02 of the Contribution Agreement in connection with the breach of a covenant or the inaccuracy of a representation or warranty thereunder that arose out of the same events and circumstances that gave rise to the Special Event hereunder, shall be paid as and when due.

ARTICLE 10.
PURCHASE OPTION, ORGANIC TRANSACTIONS AND IMPASSES, AND BUYOUT EVENTS

10.01      Purchase Option Event.

(a)           Except as otherwise provided in Section 10.02, this Article 10 and the provisions of Article 3 shall apply upon the occurrence of the Purchase Option Event.  A “Purchase Option Event” shall be any of the following:

(i)            the later to occur of:

(A)          the Distribution Date first succeeding the Flip Point, or

(B)           the tenth anniversary of the Effective Date; or

(ii)           the fifth anniversary of the later of the dates specified in Section 10.01(a)(i).

The Managing Member shall notify the Members promptly, but not more than five (5) Days, following the occurrence of a Purchase Option Event described in clause (i) of this Section 10.01(a), specifying the Purchase Option Event that has occurred and the latest date on which the Class B Member may deliver the Intent Notice (as defined below) in accordance with Section 10.01(b).

(b)           Upon the occurrence of a Purchase Option Event, the Class B Member shall have the option to acquire all (but not less than all) of the Class A Units for Fair Market Value in accordance with procedures that are substantively equivalent to those set forth in Section 3.03(b)(iii).  Such option may be exercised in the following manner:

(i)            Upon the occurrence of a Purchase Option Event, the Class B Member shall have sixty (60) Days to give notice of its intent to exercise its option hereunder (the “Intent Notice”) to each Class A Member and the Company.  Once the Class B Member has received an Intent Notice, the Class A Members and the Class B Member shall attempt to agree upon the Fair Market Value of the Class A Units.

(ii)           If no agreement regarding the Fair Market Value of the Class A Units has been reached by the Class B Member and the Class A Members within thirty (30) Days following receipt by the Class A Members and the Company of the Intent Notice, the Class B Member shall, by notice given to the Class A Members within ten (10) Days after the expiration of such thirty (30) Day period, designate one Qualified Appraiser, and the Class A Members shall, by notice to the Class B Member within such ten (10) Day period, designate a Qualified Appraiser.  The two Qualified Appraisers shall thereupon promptly endeavor to agree upon the Fair Market Value of the Class A Units.  If within thirty (30) Days, the two Qualified Appraisers do not agree upon such Fair Market Value, they shall, within twenty (20) Days jointly designate a third Qualified Appraiser.  Within thirty (30) Days following the appointment of the third Qualified Appraiser, the three appraisers shall determine the Fair Market Value of the Class A Units by taking the average of the two appraisals having the least difference between them.  The Class B Member shall pay the fees and expenses of each Qualified Appraiser.

(iii)          Upon receipt of the Qualified Appraisers’ decision, if the Class B Member desires to exercise its option to purchase the Class A Units, the Class B Member shall, within thirty (30) Days following receipt of the Qualified Appraisers’ decision, notify the Class A Members of its election to purchase the Class A Units at the price specified in the decision of the Qualified Appraisers determined under Section 10.01(b)(ii).

(c)           If the Class B Member exercises the option to purchase the Class A Units in accordance with the provisions of Section 10.01(b) and subject to Section 5.06(b)(vii)(C), the closing of the purchase shall occur no later than sixty (60) Days after either (i) the Members agree on the Fair Market Value pursuant to Section 10.01(b)(i) or (ii) the receipt of the Class B Member’s notification of its election to purchase the Class A Units delivered pursuant to Section 10.01(b)(iii), as applicable; provided, however, in no event shall the closing occur earlier than the fifth (5th) Business Day after the receipt of all applicable Governmental Approvals to the purchase.

10.02      Organic Transaction and Impasses.

(a)           If (i) an Organic Transaction is expected to occur after the fifth (5th) anniversary of the Effective Date, or at any time (A) after the fifth (5th) anniversary of the Effective Date, any Class A Member objects to any proposed Material Action under Section 6.04 resulting in a deadlock that reasonably could be expected to have a Material Adverse Effect or (B) after the Flip Point any Class A Member objects to any action set forth in subsections (a)–(i) of the definition of Required Voting Percentage, and the Members in either case have not been able to resolve such objection pursuant to the negotiations mandated by Article 11 and any Class A

Member is then entitled to take such objection to litigation in accordance with Section 11.02(c) (an “Impasse”), and (ii) the Class B Member or the Company elects to proceed with the Organic Transaction or such proposed action, as applicable, without the prior written consent of the Class A Members as required hereunder, then the Class B Member shall give notice of such election to the Class A Members as required under Section 10.02(b) and thereafter shall have the right to make an additional Capital Contribution to the Company in an amount sufficient to enable the Company to redeem all outstanding Class A Units in the case of an Organic Transaction, or the objecting Class A Member’s Class A Units in the case of an Impasse, and the Company shall redeem such Class A Units, all in accordance with the provisions of this Section 10.02.

(b)           In the case of an Organic Transaction expected to occur after the fifth (5th) anniversary of the Effective Date, the Class B Member shall at any time within one-hundred eighty-five (185) Days of the anticipated closing date of the Organic Transaction give notice to each Class A Member of its election to cause the redemption of the outstanding Class A Units on the terms and conditions set forth in Section 10.02(c).  In the case of an Impasse, the Class B Member shall at any time within thirty (30) Days of the date that the objecting Class A Member is entitled to take its objection to litigation under Section 11.02(c), give notice to each Class A Member of its election to cause the redemption of the objecting Class A Member’s Class A Units on the terms and conditions set forth in Section 10.02(c).

(c)           If, prior to the Flip Point, the Class B Member proceeds with the redemption of the Class A Units under Sections 10.02(a) and (b) in the case of an Organic Transaction or the Class B Member elects to exercise the redemption right under Section 10.02(b) in the case of an Impasse, the Class B Member shall contribute cash to the Company in an amount no less than the amount necessary to enable the Company to (i) redeem the Class A Units of the Class A Member(s) for cash in an amount (the “redemption amount”) equal to, at the option of the Class A Member, either the Fair Market Value of the Class A Units or the amount that results in the redeemed Class A Member(s) to be deemed to have realized an Internal Rate of Return of ***% per annum from the Initial Equity Capital Contribution Date, taking into account all prior distributions, Tax Costs (including any minimum gain chargeback) and Tax Benefits, and (ii) pay in full any loans made or deemed made by the redeemed Class A Member(s).  If, after the Flip Point, the Class B Member proceeds with the redemption of the Class A Units under Sections 10.02(a) and (b) in the case of an Organic Transaction or the Class B Member elects to exercise the redemption right under Section 10.02(b) in the case of an Impasse, the Class B Member shall contribute cash to the Company in an amount no less than the amount necessary to enable the Company to redeem the Class A Units of the Class A Member(s) for cash in an amount (the “redemption amount”) equal to the Fair Market Value of the Class A Units.  The procedure for determining Fair Market Value for purposes of the foregoing shall be as set forth in Section 10.01(b)(ii) and (iii).  Unless otherwise agreed among the Company, the Class B Member and the redeemed Class A Member(s), the redemption payment shall be paid by or on behalf of the Company by wire transfer of immediately available funds on the closing date to an account(s) designated by the Class A Member(s).  The closing of such redemption shall occur (i) in the case of an Organic Transaction, on the closing date of the Organic Transaction; and (ii) in the case of an Impasse, on the date thirty (30) Days from the date on which the Class B Member gives notice of its election to cause the redemption of the objecting Class A Member’s

Class A Units (or, in either case, if later, the fifth (5th) Business Day after the receipt of all applicable Governmental Approvals of such purchase).

10.03      Buyout Events.

(a)           This Section 10.03 shall apply to any of the following events (each a “Buyout Event”):

(i)            a Member becomes Bankrupt;

(ii)           prior to the earlier to occur of the end of the PTC Period or the Flip Point, (A) a Class A Member fails to qualify as an Approved Investor; provided, for purposes of the use of the term “Approved Investor” in this clause, the credit ratings set forth in clause (a) of the definition of “Approved Investor” shall be “BBB” for Standard & Poor’s and “Baa2” for Moody’s, (B) the Managing Member shall have notified such Class A Member of such failure to qualify, and (C) such failure continues for ninety (90) days after delivery of such notice to such Class A Member; or

(iii)          there occurs an event that makes it unlawful for the Member to continue to be a Member.

In each case, the Member with respect to whom a Buyout Event has occurred is referred to herein as the “Buyout Member.”

(b)           If (i) a Buyout Event occurs and the Buyout Member is a Class A Member, then the other Class A Members shall first have the option to acquire the Membership Interest of the Buyout Member (or to cause it to be acquired by a third party designated by the such other  Members) and, if such other Class A Members within fifteen (15) Days do not elect such option, then any other Member may elect such option, or (ii) a Buyout Event occurs and the Buyout Member is a Class B Member, then each of the other Members shall have the option to acquire the Membership Interest of the Buyout Member (or to cause it to be acquired by a third party designated by the such other  Members), in each case in accordance with procedures and requirements that are substantively equivalent to those set forth in Section 3.03(b)(iii) (and with the Members exercising such preferential right also being referred to herein as “Purchasing Members”).

(c)           The purchase price (the “Purchase Price”) for a Membership Interest being purchased pursuant to this Section 10.03 shall be the Fair Market Value of such Membership Interest determined in the following manner:

(i)            Within thirty (30) Days following the occurrence of the Buyout Event, the Buyout Members and the Purchasing Members shall appoint a Qualified Appraiser. Within thirty (30) Days following the appointment of the Qualified Appraiser, such appraiser shall determine the Fair Market Value of the applicable Membership Interest utilizing valuation methods and practices commonly used in the independent electric generating industry, and taking into account all of the facts and circumstances relating to the Company, including any cash reserves that may be held by the Company, but excluding cash withheld from distribution to the Buyout Member pursuant to Section 10.03(b).  The decision of the Qualified Appraiser shall be binding and conclusive on the Parties absent manifest error.  The Buyout Member on the one hand, and the Purchasing Members, on the other hand, shall each pay fifty percent (50%) of the fees and expenses of the Qualified Appraiser (other than a Buyout Event specified in Section 10.03(a)(ii) not caused by the action or inaction of the Buyout Member).

(ii)           The Parties acknowledge and agree that the provisions of this Section 10.03(c) are fair and reasonable and are a material inducement to their entering into this Agreement.

(d)           If an option to purchase is exercised in accordance with the provisions of this Section 10.03, the closing of such purchase shall occur on the thirtieth (30th) Day after the determination of the Fair Market Value pursuant to Section 10.03(c) (or, if later, the fifth (5th) Business Day after the receipt of all applicable Governmental Approvals of such purchase), and shall comply in all material respects with the requirements set forth in Section 3.03(b)(iii).  Unless otherwise agreed among the Buyout Member and the Purchasing Members, the Purchase Price shall be paid in cash at such closing.

(e)           Upon the occurrence of a closing under Section 10.03(d), the following provisions shall apply to the Buyout Member (now a “Terminated Member”):

(i)            The Terminated Member shall cease to be a Member immediately upon the occurrence of the closing.

(ii)           The Terminated Member shall no longer be entitled to receive any distributions (including liquidating distributions) or allocations from the Company, and it shall not be entitled to exercise any voting or consent rights or to receive any further information (or access to information) from the Company (other than any required tax information).

(iii)          The Terminated Member must pay to the Company all amounts owed to the Company by such Terminated Member.

(iv)          The Terminated Member shall remain obligated for all liabilities it may have under this Agreement or otherwise with respect to the Company that accrue prior to the closing.

(v)           The Membership Interest, including the Capital Account balance attributable thereto, of the Terminated Member shall be allocated among the Purchasing Members in the proportion of the total Purchase Price paid by each Purchasing Member.

ARTICLE 11.
DISPUTE RESOLUTION

11.01      Disputes.  This Article 11 shall apply to any dispute arising under or related to this Agreement (whether arising in contract, tort or otherwise, and whether arising at law or in equity), including (a) any dispute regarding the construction, interpretation, performance, validity or enforceability of any provision of this Agreement or whether any Person is in compliance with, or breach of, any provisions of this Agreement, and (b) the applicability of this Article 11 to a particular dispute.  Notwithstanding the foregoing, this Article 11 shall not apply to any matters that, pursuant to the provisions of this Agreement, are to be resolved by a vote of the Members (including through the Managing Member).  Any dispute to which this Article 11 applies is referred to herein as a “Dispute.”  With respect to a particular Dispute, each Member that is a party to such Dispute is referred to herein as a “Disputing Member.”

11.02      Negotiation to Resolve Disputes.  If a Dispute arises, the Disputing Members shall attempt to resolve such Dispute through the following procedure:

(a)           first, the representatives of each of the Disputing Members shall promptly meet (whether by phone or in person) in a good faith attempt to resolve the Dispute;

(b)           second, if the Dispute is still unresolved after twenty (20) Days following the commencement of the negotiations described in Section 11.02(a), then a designated executive officer of each Disputing Member shall meet (whether by phone or in person) in a good faith attempt to resolve the Dispute; and

(c)           third, if the Dispute is still unresolved after ten (10) Days following the commencement of the negotiations described in Section 11.02(b), then any Disputing Party may take such Dispute to litigation.

11.03      Flip Point Dispute Resolution.  If Class A Members constituting a Majority of Class A Members shall dispute any item or procedure or calculation of, or which affects, the Flip Point contained in any notice or report delivered to such Class A Member, such disputing Class A Members shall notify the Managing Member within ten (10) Days following receipt of the notice or report disputed, setting forth in reasonable detail such disputing Class A Members’ objections to such calculation, and the Parties shall attempt in good faith to promptly resolve any differences as to the calculation so disputed.  If the Parties are unable to resolve any such differences within ten (10) Days after the date of the disputing Class A Members’ notice, then the actual calculation shall be finally referred to a partner of the Certified Public Accountant acting as an independent expert (the “Independent Expert”), designated by such firm upon the request of either the disputing Class A Members or the Managing Member. The disputing Class A Members and the Managing Member shall submit the Tracking Model and all other data necessary for the Independent Expert to make his determination, including any additional data requested by the Independent Expert. The Independent Expert shall keep confidential all information submitted to him in connection with his resolution of the dispute(s) hereunder.  The Independent Expert shall be requested to render his determination as promptly as possible after he receives all necessary data.  The determination of the Independent Expert resolving a dispute pursuant to this Section 11.03 shall be final and binding upon the disputing Parties absent manifest error, and such determination shall apply for all subsequent periods to any item or procedure substantially similar to that determined hereunder.  The Company shall pay the fees of the Independent Expert incurred for such determination.

ARTICLE 12.
DISSOLUTION, WINDING-UP AND TERMINATION

12.01      Dissolution.  The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):

(a)           the expiration of the term specified in Section 2.06 of this Agreement;

(b)           the unanimous consent of the Members to dissolve the Company;

(c)           the disposition of all or substantially all of the Company’s business and assets; or

(d)           an event that makes it unlawful for the business of the Company to be carried on.

12.02      Winding-Up and Termination.

(a)           On the occurrence of a Dissolution Event, the Managing Member shall act as liquidator.  The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act.  The costs of winding up shall be borne as a Company expense.  Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members.  The steps to be accomplished by the liquidator are as follows:

(i)            as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by the Certified Public Accountants of the Company’s assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

(ii)           the liquidator shall discharge from Company funds all of the indebtedness and other debts, liabilities and obligations of the Company or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(iii)          with respect to the remaining assets of the Company:

(A)          the liquidator shall use all commercially reasonable efforts to obtain the best possible price and may sell any or all Company property, including to Members at such price, but in no event lower than the fair market value thereof; and

(B)           with respect to all Company property that has not been sold, the Gross Asset Values of such property shall be determined pursuant to subsection (b) of the definition of Gross Asset Value; and

(iv)          items of income and gain (including any income and gain attributable to the disposition of Property pursuant to Section 12.02(a)(iii)) for the

Allocation Year during which the Dissolution Event occurs and thereafter shall first be allocated to each Member having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Members, until each Member has been allocated items of gross income and gain equal to any such deficit balance in its Capital Account and such deficit balance has thereby been eliminated; provided, during the PTC Period any allocations required to be made under this Section 12.02(a)(iv) shall be made by giving the Class A Members a priority allocation of gross income from the production and sale of electricity that generates PTCs (and thus the Class A Members shall be allocated the PTCs);

(v)           any remaining items of income, gain, loss and deduction (including any items attributable to the disposition of Property pursuant to Section 12.02(a)(iii)) for the Allocation Year during which the Liquidation Date occurs shall be allocated among the Members in such manner as to ensure that, to the greatest extent feasible, following these allocations, the balances in the Capital Accounts of the Members are expected to result in distributions pursuant to Section 12.02(a)(vi) in accordance with the following target liquidation distributions:

(A)          First, 100% to EFS Noble Holdings or any successor to the Class A Units held by EFS Noble Holdings on the Effective Date in an amount equal to the excess, if any, of (1) the Relevant Damages calculated under Section 3.02(d)(iii) or 3.02(e)(iii) over (2) the aggregate distributions made pursuant to Section 5.02(f).

(B)           Second, 100% to the Class B Member in accordance with its Pro Rata Share until the sum of the aggregate amount of Distributable Cash and Liquidation Proceeds distributed and distributable to the Class B Member equals the aggregate amount of Capital Contributions made by the Class B Member with respect to Class B Units; provided, no allocation under this Section 12.02(a)(v)(B) to achieve the target liquidation distribution to the Class B Member shall create or increase a deficit balance in the Capital Account of any Class A Member;

(C)           Third, 100% to the Class A Members in accordance with their Pro Rata Shares until the Flip Point shall occur (for the avoidance of doubt, using the calculation rules and conventions of Section 5.06(b)(i) through (iv)); and

(D)          Fourth, subject to Section 5.03, 5.00% to the Class A Members in accordance with their Pro Rata Shares and 95.00% to the Class B Member in accordance with its Pro Rata Share; and

(vi)          After giving effect to all allocations (including those under Section 5.01 and Sections 12.02(a)(iv) and (v)), all distributions (including those under Section 5.02) and all contributions (including those under Sections 4.01 and

4.02 and pursuant to the PAYG Agreement) for all periods, all remaining cash and property (including any Distributable Cash and Liquidation Proceeds) shall be distributed to the Members in accordance with the positive balances in their Capital Accounts.

(vii)         Any distribution to the Members in respect of their Capital Accounts pursuant to this Section 12.02 shall be made by the end of the Company taxable year in which the Dissolution Event occurs (or if later, within ninety (90) Days after the date of such Dissolution Event).

(b)           The distribution of cash or property to a Member in accordance with the provisions of this Section 12.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member on account of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section
18-502(b) of the Act.

12.03      Deficit Capital Accounts.  In the event the Company is “liquidated” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article 12 to the Members who have positive Capital Accounts in compliance with Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2).  After giving effect to all allocations (including those under Section 5.01 and Sections 12.02(a)(iv) and (v)), all distributions (including those under Section 5.02) and all contributions (including those under Sections 4.01 and 4.02 and pursuant to the PAYG Agreement) for all periods, if any Member has a deficit Capital Account balance, such Member shall be obligated to contribute cash to the Company in an amount equal to such deficit balance by the end of the taxable year of the Company during which the liquidation of the Company occurs, or if later, within ninety (90) Days after the date of such liquidation; provided, however, the restoration obligation of all Class A Members in the aggregate shall not be more than $0 and any deficit in excess of such amount shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever; provided further, that each Class A Member shall be required to contribute its Pro Rata Share of such restoration obligation.  The Class A Members shall have the right at their option to increase the amount of the restoration obligation in this Section 12.03.

12.04      Certificate of Cancellation.  On completion of the distribution of Company assets as provided herein, the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.05, and take such other actions as may be necessary to terminate the existence of the Company.  Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the Term shall end), except as may be otherwise provided by the Act or other Applicable Law.  All costs and expenses in fulfilling the obligations under this Section 12.04 shall be borne by the Company.

ARTICLE 13.
GENERAL PROVISIONS

13.01      Offset.  Whenever the Company (or any Person on behalf of the Company) is to pay any sum to any Member, any uncontested amounts then owed by that Member to the Company may be deducted from such sum before payment.

13.02      Indemnification.

(a)           Except as otherwise provided in this Agreement, the Company shall indemnify and hold harmless each of the Managing Member, the Members, officers, employees, agents, representatives and Affiliates of the Company and the Project Companies (the “Indemnitees”) to the full extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts (collectively, “Liabilities”) arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, relating to the performance or nonperformance of any act by the Company or by the Indemnitee in the course of its service or duties to the Company and in which the Indemnitee is involved or named as a party, or threatened to be involved or named as a party by reason of its relationship to the Company; provided, no Indemnitee shall be entitled to any indemnification hereunder for such Liabilities to the extent arising from or caused by the gross negligence, fraud, willful misconduct or bad faith of such Indemnitee.

(b)           Liabilities incurred in defending or responding to any pending or threatened civil, criminal or administrative action, proceeding, suit or investigation described herein shall be reimbursed by the Company to the Indemnitee who is the subject thereof in advance of the final disposition of such claim, action, proceeding or investigation, upon receipt of (i) substantiation of such Liabilities and (ii) an undertaking by the Indemnitee seeking such reimbursement to repay such amount if it shall ultimately be determined that it is not entitled to be indemnified pursuant to this Article 13.

(c)           Any indemnification pursuant to Section 13.02 shall be satisfied solely out of the assets of the Company, as an expense of the Company.  No Member shall be subject to personal liability by reason of these indemnification provisions.  The provisions of this Section 13.02(c) are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Person.

13.03      Cumulative Remedies; Specific Performance.

(a)           The exercise of any remedy provided for in this Agreement, including without limitation any remedy afforded in Section 9.02 or in Section 13.02, shall not be construed as a waiver or release by any Member or Indemnitee of any rights or remedies available to it under any Applicable Laws.  The rights of indemnification provided for in Section 13.02 or in Section 9.02 are not exclusive but shall be cumulative with any other right that any Member or an Indemnitee may have or may hereafter acquire under any Applicable Law, any provision of this Agreement, any provision of any other agreement or otherwise and shall continue as to any Member or an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assignees and administrators of such Member or Indemnitee.  In no event shall the exercise of remedies by a Member or Indemnitee under any Applicable Law, hereunder or under any provision of any other agreement or otherwise result in such Member or

Indemnitee recovering duplicative damages in respect of the same breach or injury.  No assertion of any right to indemnity hereunder shall be construed or interpreted as an election of remedies by any Member or an Indemnitee.

(b)           Each Member agrees that irreparable damages will result if this Agreement is not performed in accordance with its terms, and each Member agrees that any damages available at law for a breach of this Agreement would not be an adequate remedy.  Therefore, to the full extent permitted by Applicable Law, the provisions hereof and the obligations of the Members and the Managing Member hereunder shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith.

(c)           Any recovery of Relevant Damages shall be subject to the floor set forth in Section 9.04(b).

13.04      Notices.  Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or certified mail, return receipt requested, or by facsimile or other electronic transmission.  A notice, request or consent given under this Agreement is effective on receipt by the Member to receive it; provided, a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next Business Day.  All notices, requests and consents to be sent to a Member must be sent to or made at the addresses given for that Member on Exhibit B, as amended from time to time.  A copy of any notice, request or consent to the Company must be given to all of the Members.  Whenever any notice is required to be given by Applicable Law, the Delaware Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

13.05      Entire Agreement; Superseding Effect.  This Agreement, the Contribution Agreement and the PAYG Agreement constitutes the entire agreement of the Members and their Affiliates relating to the Company and the transactions contemplated hereby and supersedes all provisions and concepts contained in all prior contracts or agreements between the Members or any of their Affiliates with respect to the Company and the transactions contemplated hereby, whether oral or written; provided, the Members acknowledge and agree that certain provisions of this Agreement are the subject of the Dexia/GE Sideletter and shall be applied or given effect to the extent provided therein.

13.06      Press Releases.  Subject to Section 3.06, each Member agrees that it shall not (and shall cause its Affiliates not to), without the consent of the Required Voting Percentage, issue a press release or have any contact with or respond to the news media about the Wind Farm, except as required by securities or similar laws or stock exchange regulations applicable to a Member and its Affiliates, and except for press releases by the Class B Member or its Affiliates relating to the Wind Farms (but not containing information identifying any Member or such Members’ equity investment in the Company).  Any such press release by a Member or its Affiliates shall be subject to review by the Members, and, if approval is required, the approval of the Members as provided in the preceding sentence.

13.07      Effect of Waiver or Consent.  Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company.  Except as otherwise provided in this Agreement, failure on the part of a Member to complain of any act of any Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute-of-limitations period has run.

13.08      Amendment or Restatement.  This Agreement or the Delaware Certificate may be amended or restated only by a written instrument executed (or, in the case of the Delaware Certificate, approved) by all of the Members.

13.09      Binding Effect.  Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.

13.10      Governing Law; Construction.  This Agreement is governed by and shall be construed in accordance with the law of the State of Delaware, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Agreement to the law of another jurisdiction.  In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control.

13.11      Jurisdiction; Service of Process.  Each of the Parties hereto hereby irrevocably consents to the non-exclusive jurisdiction of the courts of the State of Delaware, and of any federal court located therein in connection with any suit, action or other proceeding arising out of or relating to this Agreement or the transactions contemplated hereby; agrees to waive any objection to venue in the State of Delaware; and agrees that, to the extent permitted by law, service of process in connection with any such proceeding may be effected by mailing same in the manner provided in Section 13.03.  Each of the Parties hereto waives any right it may have to a jury trial in any action related to this Agreement or the transactions contemplated hereby.

13.12      Third Parties.  The provisions of this Agreement are intended solely to benefit the Members and, to the fullest extent permitted by applicable law, should not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement) and no Member shall have any duty or obligation to any creditor of the Company to make any additional contributions to the Company.

13.13      Severability.  If one or more of the provisions of this Agreement are held by a proper court to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary and permitted by law, shall be severed herefrom, and the balance of this Agreement shall be enforceable in accordance with its terms.

13.14      Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver, at the Company’s cost and expense, any additional documents and instruments and perform, at the Company’s cost and expense, any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated herein.

13.15      Execution in Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but each of which, when taken together, shall constitute but one and the same instrument.  Facsimile signatures shall be accepted as original signatures for purposes of this Agreement.

[The rest of this page intentionally left blank.]

EXECUTED as of the date first written above.

NOBLE ENVIRONMENTAL POWER HOLD CO. PRIME, LLC, a Delaware limited liability company

By:	/s/ Charles C. Hinckley
Name: Charles C. Hinckley
Title: Vice President

EFS NOBLE HOLDINGS, LLC, a Delaware limited liability company

By: Aircraft Services Corporation, a Delaware corporation, its managing member

By:	/s/ Jerry G. Polacek
Name: Jerry G. Polacek
Title: Vice President

SCHEDULE 1

NOBLE AFFILIATES

1.                                       Noble Environmental Power, LLC

2.                                       Noble Altona Windpark, LLC

3.                                       Noble Chateaugay Windpark, LLC

4.                                       Noble Bliss Windpark II, LLC

5.                                       Noble Bellmont Windpark, LLC

6.                                       Noble Wethersfield Windpark, LLC

7.                                       Noble Environmental Power 2007 Hold Co., LLC

8.                                       Noble Environmental Power Hold Co. Prime, LLC

9.                                       Noble Environmental Power Hold Co, LLC

10.                                 Noble Wind Operations, LLC

11.                                 Noble Equipment Resources, LLC

12.                                 Noble Management Services, LLC

13.                                 Noble Constructors, LLC

14.                                 Noble Services, Inc.

15.                                 Noble Environmental Power 2006 Equipment Co., LLC

16.                                 Noble Environmental Power 2007 Equipment Co., LLC

17.                                 Noble Environmental Power 2008 Equipment Hold Co., LLC

18.                                 Noble Transmission, LLC

19.                                 Noble Thumb Windpark Transmission, LLC

20.                                 Noble Farmersville Windpark, LLC

21.                                 Coos County Transmission, LLC

22.                                 Allegany Flight Center, LLC

23.                                 Blue Hill Windpark, LLC

24.                                 Granite Reliable Power, LLC

25.                                 Noble Thumb Windpark III, LLC

26.                                 Noble Thumb Windpark IV, LLC

27.                                 Noble Thumb Windpark I, LLC

28.                                 Noble Thumb Windpark, LLC

29.                                 Noble Thumb Windpark II, LLC

30.                                 Grandpa’s Knob Windpark, LLC

31.                                 Paris Generation, LLC

32.                                 Noble Malone Windpark, LLC

33.                                 Noble Allegany Windpark, LLC

34.                                 Noble Development, LLC

35.                                 Noble Ball Hill Windpark, LLC

36.                                 Noble Arkwright Windpark, LLC

37.                                 Noble Thumb Huron Windpark, LLC

38.                                 Noble Thumb Sanilac Windpark, LLC

39.                                 Polo Ranch Windpark, LLC

40.                                 Noble Environmental Power 2008 Hold Co., LLC

41.                                 Noble Great Plains Acquisition, LLC

42.                                 Noble Environmental Power 2009 Equipment Co., LLC

43.                                 NEP Equipment Finance Hold Co., LLC

44.                                 NEP Equipment Finance Co., LLC

45.                                 Noble Superior Windpark, LLC

46.                                 Noble Chateaugay Windpark II, LLC

47.                                 Noble Burke Windpark, LLC

48.                                 Noble Passadumkeag Windpark, LLC

49.                                 Noble Mitchell County Windpark, LLC

50.                                 North Texas Wind Center, LLC

51.                                 Noble Credit Funding, LLC

52.                                 Noble Flat Hill Windpark I, LLC

53.                                 Noble Flat Hill Windpark II, LLC

54.                                 Noble Granite Reliable Hold Co., LLC

55.                                 Noble Great Plains Windpark, LLC

56.                                 Noble Environmental Power 2008 Hold Co. Prime, LLC

57.                                 Noble Red Bank Windpark, LLC

58.                                 Noble Laredo Windpark, LLC

59.                                 Noble Environmental Power 2008 Texas Hold Co., LLC

60.                                 Noble Great Plains Windpark II, LLC

SCHEDULE 2

DISQUALIFIED TRANSFEREES

1.             ***

2.             ***

3.             ***

4.             ***

5.             ***

6.             ***

SCHEDULE 3

AFFILIATE AGREEMENTS

1.             Common Facilities Agreements

2.             O&M Agreements

3.             EPC Contracts

4.             Management Services Agreements

5.                                       Contractual Parts Supply Agreement, dated as of June 22, 2007, between Noble Equipment Resources, LLC and Noble Bliss

6.                                       Contractual Parts Supply Agreement, dated as of June 22, 2007, between Noble Equipment Resources, LLC and Noble Clinton

7.                                       Contractual Parts Supply Agreement, dated as of June 22, 2007, between Noble Equipment Resources, LLC and Noble Ellenburg

8.                                       Chateaugay/Bellmont Array Loss Agreement

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